As filed with the Securities and Exchange Commission on November 8, 1996

                                                      Registration No. 333-13247


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            FIRST LEHIGH CORPORATION
                 ----------------------------------------------
                 (Name of small business issuer in its charter)

           Pennsylvania                              6022                            23-2218479
 ------------------------------          ----------------------------         ----------------------
(State or other jurisdiction of          (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)           Classification Code Number)         Identification Number)


          1620 Pond Road, Allentown, Pennsylvania 18104; (610) 398-6660
          -------------------------------------------------------------
          (Address and telephone number of principal executive offices)

               1620 Pond Road, Allentown, Pennsylvania 18104-2255
               --------------------------------------------------
                   (Address of principal place of business or
                     intended principal place of business)

                            James L. Leuthe, Chairman
                            First Lehigh Corporation
                                 1620 Pond Road
                          Allentown, Pennsylvania 18104
                                 (610) 398-6660
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                    Copy to:
                            John W. Kauffman, Esquire
                            Duane, Morris & Heckscher
                             4200 One Liberty Place
                      Philadelphia, Pennsylvania 19103-7396

                                ----------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                                ----------------

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act of 1933 (the "Securities Act"), please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   |_|

                                ----------------

                                          CALCULATION OF REGISTRATION FEE
==================================================================================================================
                                                                  Proposed
                                                Share             maximum           Proposed
               Title of each class              amount            offering          maximum           Amount of
                  of securities                 to be             price per         aggregate        registration
                 to be registered             registered           share          offering price         fee
------------------------------------------------------------------------------------------------------------------
Senior Preferred Stock, par value $.01       57,000 shares         $5.00**           $285,000            $100

Common Stock, par value $.01                      *                   --                   --              --
------------------------------------------------------------------------------------------------------------------

* Such presently indeterminable number of shares as shall be issuable from time to time upon conversion of the Senior Preferred Stock.

** The per share offering price is based upon the determination by the Board of Directors of the Company to offer each current holder the right to purchase shares of Senior Preferred Stock in exchange for such holder's agreement to waive such holder's right to receive cash dividends accumulated though December 31, 1995, when, as and if declared by the Company's Board of Directors, at the rate of $5.00 of accumulated dividend per share.

--------------------------------------------------------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                   PROSPECTUS

                                  57,000 Shares

                            FIRST LEHIGH CORPORATION
                             Senior Preferred Stock

                                ----------------

     This Prospectus relates to the offer and issuance by First Lehigh Corporation (the "Company") of up to 57,000 shares (the "Shares") of the Company's Senior Preferred Stock, par value $.01 per share (the "Senior Preferred Stock"). The Company is the holding company of First Lehigh Bank, a Pennsylvania banking institution (the "Bank"). There is no minimum number of Shares that must be issued in this offering in order to consummate this offering.


     The Shares are being offered solely to each holder (a "Holder" or the "Holders") of currently outstanding shares of Senior Preferred Stock in exchange for such Holder's agreement to waive such Holder's right to receive and be paid dividends that have accumulated on shares of Senior Preferred Stock from the date of their issuance through December 31, 1995 pursuant to the terms of the Company's Articles of Incorporation ("Accumulated Dividends"), but which the Company is not currently permitted to declare and pay because of restrictions contained in certain regulatory orders to which the Company and the Bank are subject and restrictions contained in the Company's Articles of Incorporation. A Holder who accepts the offer being made pursuant to this Prospectus will receive Shares of Preferred Stock at the rate of one Share for each $5.00 of Accumulated Dividends that are waived by such Holder. No Holder may purchase more than such Holder's pro rata portion of such Shares determined by dividing the total amount of the Accumulated Dividends on the shares of Senior Preferred Stock held by such Holder through December 31, 1995 by $5.00. Any Holder who accepts the offer for the Shares offered hereby, however, must accept the offer with respect to all Accumulated Dividends on all of such Holder's shares of Senior Preferred Stock through December 31, 1995. No fractional shares of Senior Preferred Stock will be issued to any Holder accepting the offer made pursuant to this Prospectus, and any remaining amount of any Accumulated Dividend of less than $5.00 will be paid to such Holder in cash. The total amount of Accumulated Dividends on the outstanding shares of Senior Preferred Stock as of December 31, 1995 was $282,770.


     Holders who do not accept the offer being made hereby will retain their rights to be paid their respective Accumulated Dividends in cash if and when they are declared and paid by the Company.


     This offering will terminate at 5 p.m., Philadelphia time, on December 20, 1996, subject to the Company's right to terminate the offering at any time and to extend the offering for up to 90 days.


     The Bank and the Company are currently subject to certain regulatory orders and agreements. Failure to comply with such orders could result in additional enforcement actions, restrictions on the operations of the Company and the Bank, civil monetary penalties and, if wilful noncompliance were to continue, actions to take possession of the business and property of the Bank by the regulatory authority. See "Risk Factors -- Regulatory Enforcement Actions to Which the Company and the Bank Are Subject."

          THE SHARES OFFERED HEREBY DO NOT REPRESENT SAVINGS OR DEPOSIT
               ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
              INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

     The Shares offered hereby involve a high degree of risk. See "Risk
Factors."

                                ----------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------------------
                                                   Price to            Selling/Underwriting           Proceeds to
                                                   Public(1)                Commissions             the Company(1)(2)
----------------------------------------------------------------------------------------------------------------------
Per Share.................................          $5.00                  $   --                   See note (2) below
----------------------------------------------------------------------------------------------------------------------
Total(3) .................................        $ 285,000                    --                   See note (2) below
----------------------------------------------------------------------------------------------------------------------

(1) Based upon a Holder's agreement to waive Accumulated Dividends at the rate of $5.00 of Accumulated Dividend for one Share of Senior Preferred Stock.

(2) No cash will be received by the Company in this offering. The Company will reduce the amount of Accumulated Dividends of the Senior Preferred Stock by the amount waived by the Holders accepting the offer hereunder. The expenses of this offering will be paid by the Company.

(3) There is no minimum number of Shares that must be issued in this offering in order to consummate this offering.

                                ----------------


                The date of this Prospectus is November 7, 1996.


                                ----------------



     The Senior Preferred Stock is non-voting, except as otherwise provided by law. The Senior Preferred Stock ranks senior to the Common Stock in liquidation and in payment of dividends and senior to the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), in payment of dividends. Each share of Senior Preferred Stock has a $5.00 liquidation preference per share and will rank on parity with respect to rights in liquidation with the Series A Preferred Stock. Dividends on the Senior Preferred Stock are cumulative from the date of issuance and, when, as and if declared by the Company's Board of Directors, are payable quarterly at the annual rate of $.25 per share. The amount of dividends paid in any calendar year may not exceed the Company's net income for the preceding calendar year. No dividends will be paid on the Company's other classes of outstanding capital stock until all dividends that have accumulated on the Senior Preferred Stock have been declared and paid or a sum sufficient for the payment thereof is set apart for such payments. See "Description of the Company's Securities." Under a written agreement with the Federal Reserve Bank of Philadelphia (the "Federal Reserve Bank"), the Company is not permitted to declare or pay any dividends without the prior written approval of the Federal Reserve Bank and the Pennsylvania Department of Banking (the "Department"). The Federal Reserve Bank has refused permission for the Company to pay cash dividends that have cumulated thereon through December 31, 1995. There is no assurance that such permission will be granted to the Company for the payment of cash dividends in 1996 or 1997. Persons who accept the offer to purchase Shares of Senior Preferred Stock in this offering will have waived Accumulated Dividends on the shares of Senior Preferred Stock currently held by them through December 31, 1995, and dividends on those shares will be cumulative from January 1, 1996. Dividends on Shares of Senior Preferred Stock issued in this offering will be cumulative from the date of issuance. See "Risk Factors -- Regulatory Enforcement Actions to which the Company and the Bank are Subject."


     Prior to this offering, there has been no established public trading market in the Company's Senior Preferred Stock or the Company's Common Stock, although there have been limited quotations and sporadic sales of the Common Stock. There can be no assurance that an active market for the Senior Preferred Stock or the Common Stock will ever develop or that the Senior Preferred Stock or the Common Stock will be traded on a recognized exchange or in any other organized market.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the detailed information, including the Consolidated Financial Statements and related Notes, appearing elsewhere in this Prospectus.

The Company

     First Lehigh Corporation (the "Company") is a Pennsylvania corporation organized in 1982 for the purpose of becoming the bank holding company that owns all of the outstanding capital stock of First Lehigh Bank (the "Bank"). The Bank, which was organized in 1923, provides a full range of loan, deposit and other commercial banking services, principally to consumers and small- to medium-size businesses, from its five branch offices located in the Lehigh Valley area of Pennsylvania. The Company had consolidated total assets of approximately $110.6 million, deposits of approximately $96.0 million and shareholders' equity of approximately $11.8 million at June 30, 1996. The executive offices of the Company and the Bank are located at 1620 Pond Road, Allentown, Pennsylvania 18104, and their telephone number is (610) 398-6660.

     In past years, the financial condition, results of operations and business of the Company and the Bank were affected by an adverse market for real estate and economic conditions in its market areas. As a result, the Company and the Bank have become subject to or have consented to certain regulatory orders and agreements that have established certain requirements, including an increased regulatory capital requirement for the Bank, generally intended to enhance the financial condition and operations of the Company and the Bank. See "Risk Factors -- Regulatory Enforcement Actions to Which the Company and the Bank Are Subject."

The Offering


     The Offering             The Shares are being offered solely to each Holder
                              of currently outstanding shares of Senior
                              Preferred Stock in exchange for such Holder's agreement to waive such Holder's right to receive and be paid Accumulated Dividends through December 31, 1995, but which the Company is not currently permitted to declare and pay because of restrictions contained in certain regulatory orders to which the Company and the Bank are subject and restrictions contained in the Company's Articles of Incorporation.


                              A Holder who accepts the offer being made pursuant to this Prospectus will receive Shares of Preferred Stock at the rate of one Share for each $5.00 of Accumulated Dividends that are waived by such Holder. No Holder may subscribe for more than his pro rata portion of such Shares determined by dividing the total amount of the Accumulated Dividends on the shares of Senior Preferred Stock held by such Holder through December 31, 1995 by $5.00. Any Holder who accepts the offer for the Shares offered hereby, however, must accept the offer with respect to all Accumulated Dividends on all of such Holder's shares of Senior Preferred Stock through December 31, 1995. No fractional shares of Senior Preferred Stock will be issued to any Holder accepting the offer made pursuant to this Prospectus, and any remaining amount of any

                              Accumulated Dividend of less than $5.00 will be paid to such Holder in cash.

                              Holders who do not accept the offer being made hereby will retain their rights to be paid their respective Accumulated Dividends in cash if and when they are declared and paid by the Company.

     Senior Preferred Stock   The following is a summary of the terms of the
                              Senior Preferred Stock. For further information, see "Description of Securities of the Company --
                              Senior Preferred Stock."

                              Dividends. Dividends on the Senior Preferred Stock are cumulative from the date of issuance of such shares at the annual rate of $.25 per share. When, as and if declared by the Company's Board of Directors out of funds legally available for such purpose, dividends are payable quarterly, provided that the aggregate amount of dividends paid in any calendar year on the Senior Preferred Stock and the Series A Preferred Stock may not exceed the Company's net income for the preceding calendar year. No dividends will be paid on the Company's other classes of outstanding capital stock until all dividends that have accumulated on the Senior Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. Furthermore, under a written agreement with the Federal Reserve Bank, the Company is not permitted to declare or pay any dividends without the prior written approval of the Federal Reserve Bank and the Department. The Federal Reserve Bank has refused permission for the Company to pay cash dividends that have accumulated thereon through December 31, 1995. There is no assurance that such permission will be granted to the Company in 1996 or 1997. Persons who accept the offer to purchase Shares of Senior Preferred Stock in this offering will have waived accumulated dividends on the shares of Senior Preferred Stock currently held by them through December 31, 1995, and dividends on those shares will be cumulative from January 1, 1996. Dividends on Shares of Senior Preferred Stock issued in this offering will be cumulative from the date of issuance.

                              Conversion Rights. Each share of Senior Preferred Stock is convertible at any time at the option of the holder into one share of Common Stock (the "Conversion Rate"), subject to adjustment in certain events. The Conversion Rate of the Senior Preferred Stock will be adjusted if the greater of book value or market value of the Company's Common Stock is not equal to $5.00 (the "Base Value") or more per share at the close of business on the last trading day of the New York Stock Exchange in October 1998 (the "Adjustment Date"), so that beginning November 1, 1998, one share of Senior Preferred Stock will be convertible into that number of shares of Common Stock equal to the then existing Conversion Rate multiplied by a fraction, the numerator of which is the Base Value, and the denominator of which is the greater of the book value or market value per share at the close of business on the Adjustment Date, assuming that there have been no other adjustments to the Conversion Rate or the Base Value due to other events such as stock dividends, split-ups or combinations. No adjustment of this type will be made if the greater of market value or book value is equal to or greater than the Base Value per share at such time.

                              Redemption. The Senior Preferred Stock is not redeemable.

                              Liquidation Preference. $5.00 per share plus accrued but unpaid dividends. The Senior Preferred Stock ranks on parity with the Series A Preferred Stock with respect to rights upon liquidation.

                              Voting. The Senior Preferred Stock is non-voting, except as otherwise provided by law.


     Offering Termination     This offering will terminate at 5 p.m.,
                              Philadelphia time, on December 20, 1996, subject to the Company's right to terminate the offering at any time and to extend the offering for up to 90 days.


     Use of Proceeds          The proceeds of all Shares issued pursuant to the
                              offering made hereby will be applied to the cancellation of the Accumulated Dividends on the shares of Senior Preferred Stock held by the Holders who subscribe hereunder. No cash will be received by the Company as a result of this offering.

     Risks of Offering        Failure to comply with the respective regulatory
                              orders, or any other regulatory agreement or order, as well as future regulatory determina-tions, could result in additional enforcement actions, restrictions on the operations of the Company and the Bank and civil monetary penalties.
                              For example, if the Company or the Bank does not comply with any of the terms of any order or agreement, the respective regulatory authority may petition the appropriate court for an order to enforce the terms thereof. If wilful noncompliance were to continue, the Department could seek to take possession of the business and property of the Bank, subject to providing notice and the holding of a hearing with the concurrence of the Pennsylvania Attorney General, or the FDIC could seek to terminate the deposit insurance of the Bank.

     Risk Factors             Prospective investors should carefully consider
                              the factors discussed under the heading "Risk
                              Factors," including the following: (i) Regu-latory Enforcement Actions to Which the Company and the Bank Are Subject; (ii) Financial Condition and Operations; (iii) Regulatory Capital
                              Requirements; (iv) Regulation; (v) Economic
                              Conditions; (vi) Dividends; (vii) Rights in
                              Liquidation of Senior Preferred Stock; (viii)
                              Litigation; (ix) Lack of Public Trading Market for the Company's Common Stock; (x) Competition;
                              (xi) Anti-Takeover Provisions; (xii) Possible
                              Limitation of Tax Benefits; (xiii) Control by
                              Existing Shareholders, Management and
                              (xiv) Federal Income Tax Consequences. See "Risk
                              Factors."

     Federal Income Tax       The issuance of the Shares to the Holders of
     Consequences             currently outstanding shares of Senior Preferred
                              Stock who accept the offering being made by this Prospectus will be treated for federal income tax purposes as a distribution of property by the Company to such Holders with respect to their shares of Senior Preferred Stock.
                              Accordingly, the distributed Shares will be treated as a taxable dividend in the amount of $5.00 per Share for federal income tax purposes.

     Address for Receipt      First Lehigh Corporation
     of Subscriptions         1620 Pond Road
                              Allentown, PA 18104
                              Attention:  James L. Leuthe, Chairman



     Waiver and
     Subscription Agreement   To accept the offer made hereunder, a Holder
                              must complete and execute the accompanying
                              Waiver and Subscription Agreement, which shall contain (i) an agreement to subscribe for the Holder's pro rata portion of the Shares, (ii) a waiver and release with respect to the Accumulated
                              Dividends, (iii) an agreement to the placement of a legend on the old stock certificates to the effect that all dividends that have accumulated thereon through December 31, 1995 have been waived and satisfied in full, and (iv) representations and warranties of the Holder with respect to the shares of Senior Preferred Stock held by the Holder and his receipt of this Prospectus. The
                              Subscription and Waiver Agreement and the stock certificates representing all of the shares of Senior Preferred Stock currently held by the Holder must be submitted to the Company by the termination date.

                                                 Selected Ratios
=================================================================================================================
                                                                         For the Years Ended         For the Six
                                                                            December 31,             Months Ended
                                                                         -------------------           June 30,
                                                                         1995            1994            1996
                                                                         ----            ----            ----
SELECTED OPERATING RATIOS:
Return on average assets:
    With securities gains (losses) ........................              0.08           (0.48)           4.31
    Without securities gains (losses) .....................             (1.50)          (0.98)           3.80
Return on average shareholders' equity:
        With securities gains (losses) ....................              0.87           (6.07)          43.23
        Without securities gains (losses) .................            (16.04)         (12.36)          38.18
Net interest margin .......................................              4.06            4.51            4.29


ASSET QUALITY RATIOS:
Allowance for loan losses to period end loans, net of
    unearned income .......................................              2.76            2.86            2.98

Allowance for loan losses to period end nonperforming
    loans..................................................             29.50           18.08           48.50
Net charge-offs to average loans, net of unearned income ..              0.55            0.81           (1.59)
Average total loans as a percentage of average deposits and
    borrowed funds ........................................             64.36           57.48           67.30
Nonperforming loans to loans(1) ...........................              9.35           15.80            6.14
Nonperforming assets to total assets(1) ...................              9.98           13.94            8.38


Average shareholders' equity to average total assets ......              9.37            7.91            9.96
Tier I leverage capital ...................................              8.82            7.02           10.54
Tier II capital ...........................................             13.75           10.80           15.72

=================================================================================================================

(1) Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans consist of non-accrual loans that are 90 days or more past due and accruing loans past due 90 days or more ("Nonperforming Loans"). Foreclosed assets consist of real estate acquired through foreclosure and real estate acquired by acceptance of a deed in lieu of foreclosure ("Foreclosed Assets"). These ratios do not include consideration of the provision for the allowance for loan and lease losses. The Company's Nonperforming Loans and Foreclosed Assets, in each case net of related reserves, was 7.90% of total assets at June 30, 1996.

==================================================================================================
                                Summary Consolidated Financial Data
                               (in thousands, except per share data)

                                            For the Years Ended           For the Six Months Ended
                                               December 31,                       June 30,
                                               ------------                       --------
                                            1995          1994                1996         1995
                                         ----------    ----------          ----------    ---------
Income Statement Data:                                                            (unaudited)
  Net interest income ................   $    3,484    $    3,569          $    1,921    $   1,685
  Provision (credit) for loan losses .          250            25                (667)           0
                                         ----------    ----------          ----------    ---------
  Net interest income after
    provision (credit) for loan
    losses............................        3,234         3,544               2,588        1,685
                                         ----------    ----------          ----------    ---------
  Noninterest income:
    Operating ........................          620           962                 319          285
  Unrealized gains on trading
     securities ......................          728           398                 177          527
  Realized gains on investment
     securities ......................          901            95                  89          154
  Litigation Settlement ..............           --            --               1,539           --
                                         ----------    ----------          ----------    ---------
    Total ............................        2,249         1,455               2,124          966
  Noninterest expenses and
    taxes ............................        5,399         5,475               2,436        2,377
                                         ----------    ----------          ----------    ---------
       Net income (loss) .............           84          (476)              2,276          274
  Dividend on Preferred Stock ........           --            --                  --           --
       Net income (loss) applicable
       to Common Stock ...............           84          (476)              2,276          274

Per Common Share:
  Net income (loss)-primary ..........   $    (0.12)   $    (0.34)         $      .72    $     .02
  Net income (loss)-fully diluted ....        (0.12)        (0.34)                .60          .02
  Book value at end of period(1) .....         2.64          2.27                3.03         2.63
  Liquidating book value at the
    end of period(2) .................         1.30          0.67                1.96         1.29

  Tangible book value at end
    of period(1) .....................         2.62          2.22                3.02         2.60

 Liquidating tangible book
    value at end of period(2) ........         1.26          0.59                1.95         1.23

  Weighted average shares of
    Common Stock
    outstanding-primary ..............    2,848,902     2,283,552           2,848,902    2,848,902
  Weighted average shares
    of Common Stock
    outstanding-fully diluted ........    2,848,902     2,283,552           3,414,502    3,396,927



                                              As of December 31,               As of June 30,
                                              ------------------               --------------
Balance Sheet Data:                           1995          1994                    1996
                                              ----          ----                    ----
  Net loans ..........................     $ 57,249      $ 57,917                $ 63,070
  Total assets .......................      103,398       102,373                 110,592
  Deposits ...........................       92,312        89,113                  96,030
  Shareholders' investment ...........       10,233         8,537                  11,775

==================================================================================================

(1) Both the book value and tangible book value assume the Series A Preferred Stock is converted into Common Stock at the rate of .8 shares of Common Stock for each share of Series A Preferred Stock and the Senior Preferred Stock is converted into Common Stock at the rate of one share of Common Stock for each share of Senior Preferred Stock.

(2) Both the liquidating book value and liquidating tangible book value assume that the Series A Preferred Stock is redeemed at a per share redemption price of $3.10 per share and any accrued and unpaid dividends.

                                  RISK FACTORS

     The Company has experienced significant financial and operating problems in recent years and for these and other reasons a purchase of the Shares involves significant risks. In determining whether or not to acquire the Shares offered hereby in exchange for an agreement to waive such Holder's respective Accumulated Dividends, each Holder should carefully consider the following factors in addition to the other information set forth herein.

Regulatory Enforcement Actions to Which the Company and the Bank Are Subject

     The Company and the Bank are subject to and have consented to the following regulatory orders and agreements: (i) effective February 28, 1996, the Company and the Bank entered into an Administrative Order (the "Pennsylvania Order") with the Pennsylvania Department of Banking (the "Department"), which replaced an earlier order entered into in 1993; (ii) on April 29, 1996, the Bank entered into a Memorandum of Understanding (the "Memorandum of Understanding") with the FDIC, which has replaced two cease and desist orders dating from October 1987 and June 1992; and (iii) in January 1991, the Company consented to a written agreement (the "Federal Reserve Agreement") with the Federal Reserve Bank and the Department.

     The following is a discussion of the material terms and provisions of the Pennsylvania Order, the Memorandum of Understanding and the Federal Reserve Agreement.

     The Pennsylvania Order

     Capital Requirements and Dividend Restrictions

     Under the terms of the Pennsylvania Order, the Bank is required to maintain, at all times, a minimum Tier I capital equal to or greater than 6.5% of the Bank's adjusted total assets, plus a fully-funded loan loss reserve. The Bank must provide the Pennsylvania Department of Banking with a quarterly report detailing the maintenance of a 6.5% Tier I capital ratio and a fully-funded loan loss reserve. As of June 30, 1996, the Bank's Tier I capital ratio was 10.54%. The Bank is required to maintain a formal program to review the adequacy of the Bank's allowance for loan and lease losses. The Bank may not declare or pay any cash dividend without the prior written approval of the Department and the Regional Director of the FDIC.

     Credit Limitations and Restrictions

     The following credit limitations and restrictions were imposed under the Pennsylvania Order: (i) the Bank may not grant, extend, renew, alter or restructure any loan or other extension of credit without first obtaining and analyzing all relevant credit information, as well as taking all necessary steps to properly value and perfect its interests in collateral, where applicable;
(ii) the Bank may not extend, directly or indirectly, any new or additional credit (which for the purposes of the Pennsylvania Order, includes the granting of renewals or extensions, or the capitalizing of accrued interest) to, or for the benefit of, any borrower who is obligated in any manner to the Bank on any extension of credit, or portion thereof, which has been charged off the books of the Bank, in whole or in part, or to any affiliate or related interest of, or other person or entity associated with, any such borrower, as long as any portion of such extension of credit, whether or not the portion was charged off, remains uncollected. The provisions of clause (ii) above do not apply to the advancement of funds by the Bank for the sole purpose of maintaining or protecting the Bank's real estate collateral if the failure to extend such credit would otherwise be substantially detrimental to the best interests of the Bank; (iii) the Bank may not extend, directly or indirectly, any new or additional credit to, or for the benefit of, any borrower who is obligated in any manner to the Bank on any loan or other extension of credit that has been adversely classified, in whole or in part, by the Department in the report of examination dated as of June 30, 1995, or as a result of any subsequent examination of the Bank by the Department or the FDIC, or to any affiliate or related interest of, or other person or entity associated with any such borrower ("classified borrower"), as long as such loan or other extension of credit remains classified or uncollected. This clause (iii) does not prohibit the Bank from renewing all or any part of an extension of credit to a classified borrower who is not subject to the prohibitions of clause (ii), after collection in cash of interest due on the entire extension of credit. The prohibitions of clause (iii) do not apply to any extension of credit to a classified borrower who is not subject to the prohibitions of clause (ii) above, if the Bank's failure to extend further credit to a classified borrower would be substantially detrimental to the best interests of the Bank, which determination must be evidenced in writing in the applicable loan files; and (iv) the Bank must comply fully and at all times with the provisions of section 1415 of the Banking Code of 1965, as amended, relating to loans to executive officers and directors.

     Performance Objectives

     The following performance objectives were also stated in the Pennsylvania
Order: (i) the Bank must reduce the level of nonaccrual loans to total gross loans noted in the Report of Examination as of June 30, 1995, to no more than 7% by August 26, 1996, and further reduce such ratio to no more than 4% by November 24, 1996 and 2% by February 22, 1997; and (ii) the Bank must reduce the level of classified assets as of June 30, 1995, to no more than 100% of Tier I capital and reserve for loan and lease losses by August 26, 1996, and further reduce such ratio to 75% by November 24, 1996 and 50% by February 22, 1997. As of June 30, 1996, the Bank's level of non-accrual loans to gross loans was 5.66%, and the Bank's level of classified assets to Tier I capital and reserve for loan and lease losses was 75.24%.

     Reporting and Other Requirements

     Other affirmative measures required to be taken by the Bank under the Pennsylvania Order are as follows: (i) the Bank is required to submit quarterly progress reports, no later than 30 days following the last day of each calendar quarter; (ii) the Bank must comply with all state and federal laws that relate to the operation of the Bank; (iii) the Bank must have and retain qualified management, must notify the Secretary of Banking in writing of any resignations and/or terminations of any members of its Board of Directors and/or any of its senior executive officers and must obtain prior written approval from the Department for any new Directors or senior executive officers; (iv) and the Bank must maintain a written investment policy in a form and manner acceptable to the Secretary of Banking, as determined at subsequent examinations or visitations.

     Status of Compliance with the Pennsylvania Order

     The Company believes that it and the Bank are currently in compliance with the Pennsylvania Order. The Pennsylvania Order requires the Bank to reduce the level of nonaccrual loans to total gross loans noted in the report of examination as of June 30, 1995, to no more than 7% by August 26, 1996. As of June 30, 1996, this ratio was 5.66%. Additionally, the Order requires the Bank to reduce the level of classified assets as of June 30, 1995, to no more than 100% of Tier I capital and the reserve for loan and lease losses by August 26, 1996, with further reductions thereafter. As of June 30, 1996, this ratio was 75.24%. The Pennsylvania Order also contains a provision requiring the Bank to maintain, at all times, a minimum Tier

I capital equal to or greater than 6.5% of the Bank's adjusted total assets, plus a fully-funded loan loss reserve. As of June 30, 1996 this ratio was 10.54% and the Bank's loan loss reserve was fully funded.

     The Memorandum of Understanding

     Capital Requirements and Dividend Restrictions

     The Memorandum of Understanding requires the Bank to maintain its Tier I capital at an amount equal to or greater than 6.0% of the Bank's adjusted total assets. During the term of the Memorandum of Understanding, the Bank may not declare or pay dividends without the prior written approval of the FDIC, which declarations and payments must be made in accordance with applicable laws and regulations, and may be made only if after such payments the ratio of Tier I capital to adjusted total assets will be not less than 6.0%.

     Credit Limitations and Restrictions

     Under the terms of the Memorandum of Understanding, the Bank is prohibited from extending credit, either directly or indirectly to, or for the benefit of any borrower who is obligated in any manner to the Bank on any extension of credit, or portion thereof, which has been charged off the books of the Bank. The Bank is also prohibited from extending credit to, or for the benefit of, any borrower who is obligated in any manner to the Bank on any extension of credit that has been classified, in whole or in part, as a result of the examination of the Bank as of June 30, 1995. These prohibitions will not apply if the Bank determines that failure to extend further credit would be substantially detrimental to the institution.

     Reporting and Other Requirements

     The Bank was required to charge-off assets classified as "Loss" or "Doubtful" as of June 30, 1995 by May 9, 1996, and, within 30 days of receipt of future FDIC Reports of Examination, charge-off assets classified "Loss" or "Doubtful." The Bank was required to submit a Classified Asset Reduction Plan to the FDIC by May 29, 1996. Also, the Bank was required (i) to adopt a method of computing the balance of its allowance for loan and lease losses that gives consideration to the volume and composition of the loan portfolio; (ii) to adopt and implement a written earnings plan and (iii) to revise, adopt and implement written lending and investment policies in a form and manner acceptable to the FDIC as determined at subsequent examinations. The Bank is required to review the adequacy of the loan loss allowance quarterly and submit progress reports to the Regional Director of the FDIC detailing the form, content, and manner of any actions taken to secure compliance with the Memorandum of Understanding on a quarterly basis. The Bank is in compliance with these requirements of the Memorandum of Understanding.

     Status of Compliance with the Memorandum of Understanding

     The Bank is currently in compliance with the requirements of the Memorandum of Understanding. As of June 30, 1996 the Bank's Tier I capital ratio was 10.54%, which is greater than the 6.0% ratio required by the Memorandum of Understanding. The Bank has made necessary charge-offs and revised and adopted its credit and investment policies. The earnings improvement plan required has been prepared and submitted.

     The Federal Reserve Agreement

     Requirements and Dividend Restrictions

     Under the Federal Reserve Agreement, the Company is subject to the following requirements: (i) the Board of Directors of the Company was required to establish a compliance committee consisting of three directors who were not officers or principal shareholders of the Company, which would be responsible for monitoring and coordinating the Company's adherence to the Federal Reserve Agreement and submit quarterly progress reports to the Company's Board of Directors; (ii) the Company is not permitted to declare or pay any dividends without the prior written approval of the Federal Reserve Bank and the Department; (iii) the Board of Directors of the Company was required to conduct a review of the functions and performance of the officers of the Company and the Bank and forward its written findings and conclusions along with a written description of proposed management or operational changes; (iv) the Company was required to submit a capital plan; (v) the Company is not permitted to redeem or repurchase its outstanding preferred and common stock without 30 days prior written notice to the Federal Reserve Bank and the Department; (vi) the Company may not incur any additional debt without the written approval of the Federal Reserve Bank and the Department; (vii) the Company was required to develop written procedures to strengthen and maintain in a satisfactory manner its records and audit functions; and (viii) the Company and the Bank are required to submit quarterly reports to the Federal Reserve Bank and the Department.

     Status of Compliance with the Federal Reserve Agreement

     According to information received from the Federal Reserve Bank, the Company believes that it is currently in substantial compliance with the Federal Reserve Agreement. The Company has received permission from the Federal Reserve Bank to issue the Shares in lieu of Accumulated Dividends for the periods ending December 31, 1994 and December 31, 1995.

Consequences of Failure to Comply with the Regulatory Orders

     Failure to comply with the Pennsylvania Order, the Memorandum of Understanding, the Federal Reserve Agreement or any other regulatory agreement or order, as well as future regulatory determinations, could result in additional enforcement actions, restrictions on the operations of the Company and the Bank and civil monetary penalties, among other things. For example, if the Company or the Bank does not comply with any of the terms of any order or agreement, the respective regulatory authority may petition the appropriate court for an order to enforce the terms thereof. If wilful noncompliance were to continue, the Department could seek to take possession of the business and property of the Bank, subject to providing notice and the holding of a hearing with the concurrence of the Pennsylvania Attorney General, or the FDIC could seek to terminate the deposit insurance of the Bank.

Financial Condition and Operations

     The Company has experienced significant financial and operational problems in recent years, which are reflected in part by the following:

     o The Company reported net income of $84,000 and a net loss of $476,000 during the years ended December 31, 1995 and 1994, respectively. The Bank did not have core operating earnings during these years primarily due to the extraordinary expenses associated with the ongoing carrying and workout costs involved with the high level of nonearning assets held on the Company's books. The Company's focus on the resolution and workout of the nonperforming and classified assets has been successful in reducing these problems.

     o The Company's Nonperforming Loans and Foreclosed Assets, in each case net of related reserves, was 7.90% of total assets at June 30, 1996. In May 1996, the Company and the Bank received cash payments of approximately $4.0 million relating to a recovery of a substantial nonperforming loan that had been in protracted litigation. After accounting for previous write downs and current period related expenses the Company recorded other income of approximately $1.9 million as a result of the resolution of this matter. The adverse effects of high levels of nonperforming assets, however, consisting of substantial provisions for loan losses and net loan charge-offs, decreased accrual of interest income and increased operating expenses as a result of the allocation of resources to the collection and work-out of nonperforming assets, are anticipated to continue to adversely affect the operations of the Company and the Bank.

     o At December 31, 1995, the Company's allowance for loan losses amounted to approximately $1,624,000, or 2.76% of net loans, as compared to $1,703,000, or 2.86% of net loans and leases at December 31, 1994. As of June 30, 1996, the allowance for loan losses amounted to approximately $1,937,000, or 2.98% of total loans. Future additions to these allowances or reductions in carrying values of Foreclosed Assets could become necessary as a result of future changes in the real estate market and/or the economic conditions in the Company's primary market area. Future increases in nonperforming assets could adversely affect the Company's results of operations and potentially lead to further regulatory enforcement actions. See "Risk Factors -- Regulatory Enforcement Actions to Which the Bank and the Company Are Subject."

     Management of both the Company and the Bank remains committed to devoting substantial time and resources to the identification, collection and work-out of nonperforming assets. The real estate markets and the overall economy in the Company's primary market area, however, will be significant determinants of the quality of the Company's assets in future periods and, thus, its financial condition and operations.

Regulatory Capital Requirements

     Section 38 of the Federal Deposit Insurance Act ("FDIA"), as amended by the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), effective December 1991, and the regulations of the FDIC implementing the prompt corrective action provision of FDICIA, effective December 1992, require that the federal banking agencies establish five capital levels for insured depository institutions - - "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized" -- and requires or permits such agencies to take certain supervisory actions as an insured institution's capital level falls. See "Business and Properties -- Supervision and Regulation -- Banks." During the year ended December 31, 1995 the Bank had increased its combined ratio of Tier I and Tier II capital to risk-weighted assets to 13.75% from 10.80% as of December 31, 1994. As of June 30, 1996, this combined ratio was 15.72%. A combined ratio of Tier I and Tier II capital of less than 8.0% would result in a designation of a bank as "undercapitalized." See "Management's Discussion and Analysis of Financial Condition and Results of Operations." FDICIA and implementing regulations also provide that only "well capitalized institutions," and "adequately capitalized institutions" that have obtained a waiver from the FDIC, may use insured brokered deposits or insure accounts on a pass-through basis established under certain qualified employee benefit plans. The foregoing powers and authorities are in addition to the existing powers of the federal banking agencies to deal with undercapitalized institutions.

     Under the Pennsylvania Order, the Bank is required to maintain at all times a minimum Tier 1 capital ratio equal to or greater than 6.5% of the Bank's adjusted total assets. See "Risk Factors -- Regulatory Enforcement Actions to Which the Company and the Bank Are Subject." At December 31, 1995 and June 30, 1996, the Bank's Tier I leverage capital ratio was 8.82% and 10.54%, respectively. There can be no assurance that the Company and the Bank will not be subject to additional capital requirements in the future, either as a result of regulations, guidelines and policies of general applicability or individual regulatory capital requirements that are applied to the Company or the Bank. Pursuant to Section 18 of FDIA, federal banking agencies are required to review their capital standards for insured depository institutions biennially to determine whether those standards require sufficient capital to facilitate prompt corrective action to prevent or minimize loss to the deposit insurance funds. Regulatory authorities could also limit the ability of companies such as the Company and the Bank to include certain deferred income tax assets permitted under generally accepted accounting principles for regulatory capital and regulatory reporting purposes. See "Business and Properties -- Supervision and Regulation -- Banks."

Regulation

     The federal and state laws and regulations that are applicable to bank holding companies and banks give regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and generally have been promulgated to protect depositors and deposit insurance funds and not for the purpose of protecting shareholders. Any change in such regulations, whether by an applicable federal or state regulatory authority or federal or state legislative bodies, could have a significant impact on the Company and the Bank. See "Business -- Supervision and Regulation."

Economic Conditions

     Prevailing economic conditions, as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, significantly affect the operations of financial institutions such as the Bank. In particular, because the Bank's lending and deposit-taking activities are conducted primarily in the Lehigh Valley area of Pennsylvania, economic conditions and the market for real estate in this area significantly affect the Bank's financial condition and results of operations. In the late 1980's and early 1990's, excess residential and commercial office inventory, coupled with a regional economic decline, adversely affected Pennsylvania's real estate market in general and the Bank's market area. Recently, the local market has rebounded and returned to more normal economic conditions. However, if these negative trends redevelop, such factors could adversely affect the financial condition and operations of the Company and the Bank in future periods. Adverse trends in the consumer lending markets will particularly affect the Company's and the Bank's financial condition and operations as the Bank focuses on consumer loans. Currently, the Bank is experiencing a stronger demand for consumer loans and growth in its deposit base, but there can be no assurance that this demand and growth will continue in future periods.

     The Company's net interest income, which is the difference between the interest income received on its interest-earning assets, including loans and investment securities, and the interest expense incurred in connection with its interest-bearing liabilities, including deposits and borrowing, can be significantly affected by changes in market interest rates. The Company actively monitors its assets and liabilities in an effort to minimize the effects of changes in interest rates, primarily by altering the mix and maturity of the Company's loans, investments and funding sources. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Dividends

     The Company has not paid any dividends on its outstanding Common Stock since June 30, 1991, and has accrued and unpaid dividends on its Series A Preferred Stock of $1,109,956 as of June 30, 1996 and Accumulated Dividends of $388,883 of its Senior Preferred Stock as of June 30, 1996. Due to its financial condition, its recent results of operations and regulatory restrictions on the payment of dividends by the Bank, which is the Company's primary source of funds for the payment of dividends, management of the Company currently does not anticipate the resumption of dividend payments on the Common Stock, and its ability to pay Accumulated Dividends on the Senior Preferred Stock and dividends on the Series A Preferred Stock has been restricted by federal and state regulatory authorities.

     The payment of dividends is also restricted by certain provisions of the Company's Articles of Incorporation and the Pennsylvania Business Corporation Law. See "Dividends." Dividends must be declared and paid, or declared and a sum sufficient for payment thereof set aside, on the Senior Preferred Stock before any dividend may be declared or paid on any other capital stock of the Company. Dividends must be declared and paid, or declared and a sum sufficient for payment thereof set aside, on the Series A Preferred Stock before any dividend may be declared or paid on any other capital stock of the Company other than the Senior Preferred Stock. Under the Company's Articles of Incorporation, the aggregate amount of dividends paid in any calendar year on the Senior Preferred Stock and the Series A Preferred Stock may not exceed the amount of the Company's net income for the preceding calendar year as shown on the Company's audited statement of income for such preceding calendar year. Under Pennsylvania law, the Company's Board of Directors may not authorize, and the Company may not make, distributions (including dividends) if either (i) the Company would be unable to pay its debts as they become due in the usual course of its business, or (ii) as determined by the Board of Directors, the total assets of the Company would be less than the sum total of its liabilities plus the amount that would be needed, if the Company were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of the holders of the Company's outstanding Series A Preferred Stock, Senior Preferred Stock and any other shares that may have preferential rights upon dissolution superior to those receiving the distribution. See "Dividends."

     Under the Federal Reserve Agreement, the Company is also required to obtain approval of the Federal Reserve Board and the Department to declare and pay any dividends on its capital stock. Dividends accruing on the Shares of Senior Preferred Stock issued in this offering will be subject to these restrictions. The Federal Reserve Bank has refused permission for the Company to pay cash dividends that have accumulated thereon through December 31, 1995. There is no assurance that such permission will be granted to the Company in 1996 or 1997. The Federal Reserve Board, however, has agreed to permit the Company to offer additional shares of Senior Preferred Stock to the current holders of Senior Preferred Stock in exchange for such holders' waiver of Accumulated Dividends on their respective shares through December 31, 1995. For a description of various regulatory requirements and/or limitations relating to the Company's ability to pay dividends to shareholders and the ability of the Bank to pay dividends to the Company, see "Risk Factors -- Regulatory Enforcement Actions to Which the Company and the Bank Are Subject," "Dividends" and "Business and Properties -- Supervision and Regulation -- Banks."

Rights in Liquidation of Senior Preferred Stock

     The Senior Preferred Stock will rank on a parity with the Series A Preferred Stock with respect to rights on liquidation. In the event of a liquidation of the Company or similar event, before any distribution or payment is made upon any Common Stock, the holders of the Senior Preferred Stock will be entitled to receive $5.00 per share plus accrued and unpaid dividends thereon, and the holders of the Series A Preferred Stock will be entitled to receive $3.10 per share plus accrued and unpaid dividends thereon. In the event that the Company's assets to be distributed upon any such liquidation are insufficient to permit payment of the full liquidation value to holders of the Senior Preferred Stock and the Series A Preferred Stock, the assets will be distributed ratably among such holders based on the respective liquidation preferences thereof.

Litigation

     The Company and the Bank are subject to the regulatory enforcement actions described under "Risk Factors -- Regulatory Enforcement Actions to Which the Company and the Bank Are Subject," above. The FDIC has initiated administrative proceedings against the Company's Chairman of the Board and Chief Executive Officer and the Bank's former president in which, as a result of transactions occurring prior to February 1992, the FDIC is seeking to prohibit such persons from participating in the conduct of the affairs of any bank insured by the FDIC and civil monetary penalties. Even though neither the Bank nor the Company is a party to these proceedings, both the Bank's and the Company's Bylaws require them to indemnify such persons in connection with the administrative proceedings. Such persons, however, are required to reimburse the Company and/or the Bank for all expenses incurred or advanced by the Company or the Bank in connection with such proceedings if a court ultimately determines that the alleged actions or omissions constituted wilful misconduct or recklessness. While it is difficult to determine the amount of indemnification in this proceeding, the Company believes at this time that the amount will not materially and adversely affect the Company's financial condition. The Company carries director's and officer's liability insurance coverage and is in the process of submitting a claim for reimbursement of its expenses in connection with these proceedings. Management is aware that the FDIC and the Bank's former president have entered into a tentative settlement in this matter subject to formal FDIC approval. It is the Bank's understanding that such settlement does not assess any monetary damages or penalties against such person. See "Business and Properties -- Legal Proceedings." In the opinion of management, there are no proceedings pending other than the aforementioned regulatory enforcement actions that, if determined adversely to the Company or any subsidiary, would be material in relation to the Company's undivided profits or financial condition, nor are there any other proceedings pending other than ordinary routine litigation. See "Business and Properties -- Legal Proceedings."

Lack of Public Trading Market for the Company's Common Stock

     Prior to this offering, the Company's Common Stock has traded infrequently in isolated transactions. Four brokerage institutions currently make a market in the Company's Common Stock. There is no assurance that an active trading market for the Company's Common Stock or the Company's Senior Preferred Stock will develop or be sustained after this offering or that the Company's Common Stock or Senior Preferred Stock will be traded on a recognized exchange or in any other organized market.

Competition

     Vigorous competition exists in all of the major areas in which the Company and the Bank currently engage in business. The Company and the Bank face competition from various financial and non-financial businesses, many of which have substantially greater resources and capital than do the Company and the Bank. Particularly intense competition exists for loans and deposits.

Anti-Takeover Provisions

     Certain provisions of Pennsylvania corporate law and the Company's Articles of Incorporation and Bylaws contain significant anti-takeover provisions that may make it more difficult and time-consuming to acquire the Company and to change majority control of the Board of Directors. These provisions may reduce the Company's vulnerability to an unsolicited proposal for the takeover of the Company. See "Description of the Company's Securities -- Anti-Takeover Provisions."

Possible Limitation of Tax Benefits

     Acquisitions of Common Stock, Series A Preferred Stock and/or Senior Preferred Stock by persons who are or become "five percent shareholders" (i.e., certain persons who own five percent or more of the outstanding equity value of the Company), including both current holders and those who are not current holders, which acquisitions would increase their equity ownership in the Company above five percent, could result in an "ownership change" for federal income tax purposes. If an "ownership change" occurs, an annual limitation would be imposed on the Company's ability to utilize its net operating loss carryforwards and possibly on its ability to deduct, in the future, certain built-in losses that have not yet been recognized for tax purposes if certain threshold limitations on the amount of such losses were exceeded. At December 31, 1995, the Company had a net operating loss carryforward of $4,930,000 available to offset future taxable income, which will expire in 2007 if not utilized. There can be no assurance that an "ownership change" will not occur as a result of this offering or in the future as a result of the cumulative effect of this offering and other acquisitions and transfers of capital stock of the Company. The Company has the absolute right to reject, in whole or in part, subscriptions to purchase Shares in this offering if management believes that such purchases might result in an "ownership change."

Control by Existing Shareholders, Management

     Holders of Senior Preferred Stock do not have the right to vote on any matter submitted to a vote of the Company's shareholders, except as otherwise provided by law. Therefore, the Company's existing shareholders will continue to control all matters submitted to a vote of shareholders, including the election of directors. Management of the Company controls approximately 70% of the votes in matters submitted to the vote of shareholders, including the election of directors. Therefore, after this offering, the existing shareholders, or management acting alone, will have the ability generally to control the policies of the Company. See "Beneficial Ownership of the Company's Securities."

Federal Income Tax Consequences

     The issuance of the Shares to the Holders of currently outstanding shares of Senior Preferred Stock who accept the offering being made by this Prospectus will be treated for federal income tax purposes as a distribution of property by the Company to such Holders with respect to their shares of Senior Preferred Stock. Accordingly, the distributed Shares will be treated as a taxable dividend in the amount of $5.00 per Share for federal income tax purposes. The Holders of the distributed Shares will receive a tax basis in the Shares equal to the amount of the dividend.


Foward-Looking Statements

     All statements contained in this Prospectus that are not historical facts are based on current expectations. These statements are forward-looking (as defined in the U.S. Private Securities Litigation Reform Act of 1995) in nature and involve a number of risks and uncertainties. Actual results may vary materially, as discussed in this "Risk Factors" section. The factors that could cause actual results to vary materially include: The ability of the Company and the Bank to comply with the regulatory orders and agreements to which they are subject; the ability of the Bank to reduce the level of Nonperforming Loans and Foreclosed Assets; general business and economic conditions in the Bank's primary lending and deposit-taking areas; future interest rate fluctuations; competition from various financial and non-financial businesses; the ability of the Company and the Bank to comply with current regulatory provisions and any future changes in such provisions; and other risks that may be described from time to time in the reports that the Company is required to file with the Commission. The Company cautions potential investors not to place undue reliance on any such forward-looking statements.


                                  THE OFFERING

General


     The Shares are being offered solely to each Holder of currently outstanding shares of Senior Preferred Stock. The Company is offering the Shares to the Holders in exchange for such Holder's agreement to waive the right to receive and be paid Accumulated Dividends through December 31, 1995, but which the Company is not currently permitted to declare and pay because of restrictions contained in certain regulatory orders to which the Company and the Bank are subject and restrictions contained in the Company's Articles of Incorporation.


     A Holder who accepts the offer being made pursuant to this Prospectus will receive Shares of Preferred Stock at the rate of one Share for each $5.00 of Accumulated Dividends that are waived by such Holder. No Holder may purchase more than such Holder's pro rata portion of such Shares determined by dividing the total amount of the Accumulated Dividends on the shares of Senior Preferred Stock held by such Holder through December 31, 1995 by $5.00. Any Holder who accepts the offer for the Shares offered hereby, however, must accept the offer with respect to all Accumulated Dividends on all of such Holder's shares of Senior Preferred Stock through December 31, 1995. No minimum number of Shares is required to be sold in this offering in order to consummate this offering. No fractional shares of Senior Preferred Stock will be issued to any Holder accepting the offer made pursuant to this Prospectus, and any remaining amount of any Accumulated Dividend of less than $5.00 will be paid to such Holder in cash. The total amount of Accumulated Dividends on the outstanding shares of Senior Preferred Stock as of December 31, 1995 was $282,770.

     Holders who do not accept the offer being made hereby will retain their rights to be paid their respective Accumulated Dividends in cash if and when they are declared and paid by the Company.

Expiration of Offering


     This offering will terminate at 5 p.m., Philadelphia time, on December 20, 1996, subject to the Company's right to terminate the offering at any time and to extend the offering for up to 90 days (the "Termination Date").


Subscription Procedure

     To subscribe for Shares, a subscriber must complete, sign, date and deliver the accompanying form of Subscription and Waiver Agreement to the Company or prior to the Termination Date at the following address:

          First Lehigh Corporation
          1620 Pond Road
          Allentown, PA  18104
          Attention: James L. Leuthe, Chairman

     All executed Subscription and Waiver Agreements must be in a form satisfactory to the Company. The Company reserves the right, in its sole discretion, to require completion or correction of Subscription and Waiver Agreements submitted or to reject any subscription not complying with the terms of this offering or for any other reason. The Company reserves the right, in their discretion, to waive any deficiency or irregularity with respect to any Subscription and Waiver Agreement.


Issuance of the Shares

     The Company intends to issue the Shares to those Holders who comply with the above-described subscription procedure within 30 days after the Termination Date.

Determination of Offering Price

     In determining the purchase price for, and the initial conversion price into shares of Common Stock of, the Shares, the Board of Directors of the Company considered such factors as historical bid and ask prices for isolated trades in the Company's Common Stock that have occurred infrequently from time to time, internally prepared budgeting assumptions and forecasts, the offering price of the Company's Senior Preferred Stock in the offering thereof completed in 1994, the future prospects of the Company, the Bank and the banking industry in general, the position of the Company and the Bank in the banking industry, the general condition of the securities markets at the time of the commencement of this offering and the prices of similar securities of comparable companies.

Federal Income Tax Consequences

     The issuance of the Shares to the Holders of currently outstanding shares of Senior Preferred Stock who accept the offering being made by this Prospectus will be treated for federal income tax purposes as a distribution of property by the Company to such Holders with respect to their shares of Senior Preferred Stock. Accordingly, the distributed Shares will be treated as a taxable dividend in the amount of $5.00 per Share for federal income tax purposes. The Holders of the distributed Shares will receive a tax basis in the Shares equal to the amount of the dividend.


Subscription and Waiver Agreement

     To accept the offer made hereunder, a Holder must complete and execute the accompanying Subscription and Waiver Agreement, which shall contain (i) an agreement to subscribe for the Holder's pro rata portion of the Shares, (ii) a waiver and release with respect to the Accumulated Dividends, (iii) an agreement to the placement of a legend on the old stock certificates to the effect that all dividends that have accumulated thereon through December 31, 1995 have been waived and satisfied in full, and (iv) representations and warranties of the Holder with respect to the shares of Senior Preferred Stock held by the Holder and his receipt of this Prospectus. The Subscription and Waiver Agreement and the stock certificates representing all of the shares of Senior Preferred Stock currently held by the Holder must be submitted to the Company by the termination date.


                                 USE OF PROCEEDS

     The proceeds of all Shares issued pursuant to the offering made hereby will be applied to the cancellation of the Accumulated Dividends on the shares of Senior Preferred Stock held by the Holders who subscribe hereunder. No cash will be received by the Company in this offering.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at June 30, 1996. The as adjusted column reflects the receipt of the net proceeds of this offering assuming that all of the Shares offered hereby are issued.

                                                                               June 30, 1996
                                                           June 30, 1996        As Adjusted
                                                           -------------        -----------
Shareholders' equity:
  Senior Preferred Stock, $.01 par value
      1,500,000 shares authorized;
      848,902 shares outstanding, 905,426
      shares outstanding as adjusted (2) ..............   $      8,489          $      9,054
  Series A Preferred Stock, $.01 par
      value, 1,000,000 shares authorized;
      682,000 shares outstanding ......................          6,820                 6,820
  Common stock, $.01 par value, 10,000,000
      shares authorized; 2,000,000 shares
      outstanding (1) .................................         20,000                20,000
  Capital in excess of par ............................      8,764,878             9,046,933
   Retained earnings ...................................     3,615,279             3,332,509
  Unrealized depreciation on available-for-sale
      securities ......................................       (640,236)             (640,236)
                                                          ------------          ------------
      Total long-term debt and shareholders' equity ...   $ 11,775,230          $ 11,775,080
                                                          ============          ============

----------------------

(1) Does not include 150,500 shares of Common Stock reserved for issuance under the Company's stock option plans or the 545,600 shares and the 848,902 shares reserved for issuance upon the conversion of the Series A Preferred Stock or Senior Preferred Stock, respectively, assuming all of the Shares offered hereby are sold in this offering. See Notes 11 and 15 of the Notes to the Consolidated Financial Statements.

(2) Assumes that all of the Shares offered hereby are issued in this offering and $150 in cash is paid in lieu of fractional shares.

                                    DIVIDENDS

     The Company has not paid any dividends on the Common Stock since June 1991. Due to its financial condition, its recent results of operations and regulatory restrictions on the payment of dividends by the Bank and the Company, management of the Company currently does not anticipate the resumption of dividend payments on the Common Stock. Also, the Company has accrued and unpaid dividends on its Series A Preferred Stock of $998,960 as of December 31, 1995 and $1,109,956 as of June 30, 1996 and Accumulated Dividends of $282,770 as of December 31, 1995 and $388,883 on its Senior Preferred Stock as of June 30, 1996. Dividends are cumulative on the Series A Preferred Stock at the rate of $.3255 per share per year. Dividends on the Senior Preferred Stock are cumulative from the date of issuance at the rate of $.25 per share per annum. When, as and if declared by the Board of Directors of the Company out of funds legally available for that purpose, dividends are payable to the holders of the Senior Preferred Stock quarterly. Dividends must be declared and paid, or declared and a sum sufficient for payment thereof set aside, on the Senior Preferred Stock before any dividend may be declared or paid on any other capital stock of the Company. Dividends must be declared and paid, or declared and a sum sufficient for payment thereof set aside, on the Series A Preferred Stock before any dividend may be declared or paid on any other capital stock of the Company other than the Senior Preferred Stock. Under the Company's Articles of Incorporation, the aggregate amount of dividends paid in any calendar year on the Senior Preferred Stock and the Series A Preferred Stock may not exceed the amount of the Company's net income for the preceding calendar year as shown on the Company's audited statement of income for such preceding calendar year. The persons who accept the offer to purchase Shares of Senior Preferred Stock in this offering will have waived accumulated dividends on the shares of Senior Preferred Stock currently held by them through December 31, 1995, and dividends on the shares will be cumulative from January 1, 1996. Dividends on Shares of Senior Preferred Stock issued in this offering will be cumulative from the date of issuance.



     Under Pennsylvania law, the Company's Board of Directors may not authorize, and the Company may not make, distributions (including dividends) if either
(i) the Company would be unable to pay its debts as they become due in the usual course of its business, or (ii) as determined by the Board of Directors, the total assets of the Company would be less than the sum total of its liabilities plus the amount that would be needed, if the Company were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of the holders of the Company's outstanding Series A Preferred Stock, Senior Preferred Stock and any other shares that may have preferential rights upon dissolution superior to those receiving the distribution.

     Under the Pennsylvania Order, the Bank may not declare or pay any cash dividends without prior written approval of the Department and the Regional Director of the FDIC. Certain other provisions under the Pennsylvania Banking Code restrict the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans and advances. Under the Federal Reserve Agreement, the Company may not declare or pay any cash dividends without the prior written approval of the Federal Reserve Bank and the Department. Pursuant to the Federal Reserve Agreement, the Federal Reserve Bank refused permission for the Company to pay cash dividends that have accumulated thereon through December 31, 1995. There is no assurance that such permission will be granted to the Company in 1996 or 1997. See "Risk Factors -- Regulatory Enforcement Actions to Which the Company and the Bank Are Subject," "Business and Properties -- Supervision and Regulation" and "Risk Factors -- Dividends."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The consolidated financial review of the Company is intended to compare the performance of the Company for the years ended December 31, 1995 and 1994 and for the three-month and six-month periods ended June 30, 1996 and 1995. The review of the information presented should be read in conjunction with the consolidated financial statements and the notes thereto included in elsewhere in this Prospectus.

Overview

     During 1995, the Company and the Bank continued their rebuilding program. The strong emphasis placed on resolving and disposing of the Bank's classified and nonperforming assets led to a substantial reduction of such assets in 1995 and during the first six months of 1996. In May 1996, the Bank completed the settlement of a large nonperforming loan that had been the subject of protracted litigation, which resulted in a recovery of approximately $4.0 million. See "Comparison of Six Months Ended June 30, 1996 to Six Months Ended June 30, 1995 -- Net Income" below. Management believes that this transaction will provide the impetus necessary to complete the Bank's restructuring program and a basis for establishing core operating earnings and future profitability.

     The Company recorded net income for 1995 of $84,000. Although the Bank did not have core operating earnings during 1995, primarily due to the extraordinary expenses associated with the ongoing carrying and workout costs involved with the high level of nonearning assets, it did make substantial progress in resolving these problems. During 1995, the level of classified and/or nonperforming assets was reduced by approximately $6.5 million. The Bank continues to pursue compliance with the requirements of its regulatory orders and anticipates it will be in full compliance by year end 1996. These efforts will require further resolution and workout of nonperforming assets, which management believes will be accompanied by a decrease in workout expenses and carrying costs and possibly contribute to establishing core operating earnings by the Bank in 1996.

     During 1995, the Bank had considered effecting a bulk sale of a portion of its nonperforming loans to accelerate the disposal of these assets. It was determined, however, that the progress made during 1995 in resolving various litigation matters would permit the Bank to resolve these matters on a more programmatic basis. It is management's belief that this method eliminates the harsh economic consequences that may result from a bulk sale and will enable the Bank to continue to enhance its capital and shareholder value.

     Based on the most recent regulatory feedback, the condition of the Bank remains less than satisfactory due to the lack of core earnings and a high level of nonperforming assets. However, the regulators have recognized the improving trends in the Bank's performance and its substantial compliance with outstanding remedial actions, as well as the reductions in problem assets.

     Unfortunately, the Bank's lack of core earnings in 1995 prohibited the Company from paying a cash dividend in 1996 on shares of its Senior Preferred Stock and Series A Preferred Stock.

Comparison Between 1995 and 1994 Results of Operations

     In 1995, the Company recorded a net income of $84,000 as compared to a net loss of $476,000 in 1994, an increase of $560,000. The loss per share improved from ($.34) per common share in 1994 to ($.12) for the comparable period in 1995. The improved results in 1995 were due to higher gains on investment securities, offset in part by a higher provision for loan losses and lower gains from sale of foreclosed assets.

     Net interest income decreased $85,000 to $3.484 million in 1995 from $3.569 million in 1994. The provision for loan losses increased by $225,000 to $250,000 in 1995. Other income increased $794,000 to $2.249 million in 1995 from $1.455 million in 1994, principally as the result of securities gains. Other expenses decreased $76,000, or 1.39%, in 1995 as compared to the same period in 1994.

     The profit performance for financial institutions is measured by the return on average assets ("ROA") and the return on average equity ("ROE"). The Company's ROA was 0.08% in 1995 compared to (0.48)% in 1994. The ROE was 0.87% in 1995 compared to (6.07)% in 1994.

     Net Interest Income

     Net interest income is the difference between interest income and fees on earning assets and interest expense on deposits and borrowed funds. The principal components of earning assets are loans and investment securities. The primary sources used to fund these assets were deposits, borrowed funds and capital.

     In 1995, net interest income declined $85,000, or 2.38%, over the same period in 1994. Interest income increased $530,000, or 8.14%, while interest expense increased $615,000, or 20.93%. The majority of the increase in interest income was attributable to an increase in the average loan balance of $4.255 million, or 8.68%. The Company experienced an increased demand in loan requests during most of 1995, partially attributable to consumer loan promotion during the second quarter of 1995, which resulted in additional loan originations of approximately $750,000. The average yield on loans in 1995, however, decreased 18 basis points, of which 11 basis points reduction was attributable to recording interest income of $76,000 on nonaccrual loans during 1994 as compared to only $18,000 in 1995.

     Interest and dividend income on investment securities increased from $1.62 million in 1994 to $1.75 million in 1995, or 8.11%, as the result of the $1.86 million, or 6.62%, increase in the average balance of the investment security portfolio.

     Interest expense on deposits increased $609,000, or 21.29%, during 1995, as compared to 1994. The average rate paid by the Company for deposits increased 68 basis points from 3.53% in 1994 to 4.21% in 1995. In addition to the generally increasing rate environment encountered through the first half of 1995, the Company experienced a change in the composition of deposits which contributed to higher interest costs. During spring and summer 1995, the Company believed that the general public perceived that increases in interest rates may have peaked and, therefore, customers were more willing to invest in longer-term time deposits by withdrawing from savings deposits. In addition, during February 1995, the Bank ran a special promotion aimed at increasing the twelve and twenty-four month categories of the certificates of deposit. Overall, approximately $2.3 million of new money was deposited. The average balance of savings deposits decreased $3.2 million, while the average balance of time deposits increased 11 basis points; however, the average rates paid on time deposits increased one whole percentage point, which, in conjunction with the above mentioned change in deposit composition, added significantly to the increase in interest costs.

     Interest expense on borrowed funds amounted to $42,000 in 1995 as compared to $36,000 in 1994. Since November 1994, the Company has utilized a repurchase agreement established with a brokerage firm for its borrowed funds.

     During 1995, the average yield on interest-earning assets declined 4 basis points, while the cost of interest-bearing liabilities increased 68 basis points. The net decrease in the interest rate spread and the net yield on interest-earning assets was 72 and 45 basis points, respectively.

     Interest Rates and Interest Differential

     The following tables set forth, for the periods indicated, information regarding: (a) the average balances of asset and liability categories; (b) the total dollar amount of interest income from interest-earning assets (including mortgage loan origination fees representing yield adjustments) and the resulting average yields; (c) the total dollar amount of interest expense on interest-bearing liabilities and resulting average costs; (d) net interest income; (e) interest rate spread; (f) net yield on interest-earning assets; and
(g) the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances are based on daily balances.

================================================================================================================================
                                                                         For the Year Ended December 31,
                                                                                 (in thousands)
--------------------------------------------------------------------------------------------------------------------------------
                                                                    1995                                   1994
--------------------------------------------------------------------------------------------------------------------------------
                                                    Average                   Average       Average                    Average
                                                    Balance      Interest    Yield/Rate     Balance      Interest     Yield/Rate
--------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
--------------------------------------------------------------------------------------------------------------------------------
Loans(2)                                            $53,276       $5,131         9.63%      $49,021       $4,811         9.81%
Investment securities                                29,880        1,746         5.84%       28,024        1,615         5.76%
Federal funds sold                                    2,741          161         5.87%        2,072           82         3.96%
--------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                       $85,897       $7,038         8.19%      $79,117       $6,508         8.23%
                                                    =======       ------      -------       =======       ------      -------
--------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
--------------------------------------------------------------------------------------------------------------------------------
Savings deposits                                    $35,781       $1,068         2.98%      $38,983       $1,119         2.87%
Time deposits                                        46,652        2,402         5.15%       41,971        1,742         4.15%
Repurchase agreement                                    629           42         6.68%          382           23         6.02%
Other borrowed funds                                      0            0         0.00%          280           13         4.64%
Long-term debt                                          436           42         9.63%          534           42         7.87%
--------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                  $83,498       $3,554         4.26%      $82,150       $2,939         3.58%
                                                    =======       ------      -------       =======       ------      -------
--------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                               $3,484                                  $3,569
                                                                  ======                                  ======
--------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE SPREAD                                                             3.93%                                   4.65%
                                                                              =======                                 =======
--------------------------------------------------------------------------------------------------------------------------------
NET YIELD ON INTEREST-EARNING ASSETS(1)                                          4.06%                                   4.51%
                                                                              =======                                 =======
--------------------------------------------------------------------------------------------------------------------------------
RATIO OF AVERAGE INTEREST-EARNING ASSETS TO AVERAGE INTEREST-
BEARING LIABILITIES                                                            102.87%                                  96.31%
                                                                              =======                                 =======
================================================================================================================================

(1)  Net interest income divided by average interest-earning assets.

(2) For the purposes of computations, nonaccrual loans are not included in the daily average loan amounts outstanding.

================================================================================================================================
                                                                         For the Year Ended December 31,
                                                                                 (in thousands)
--------------------------------------------------------------------------------------------------------------------------------
                                                                    1994                                   1993
--------------------------------------------------------------------------------------------------------------------------------
                                                    Average                   Average       Average                    Average
                                                    Balance      Interest    Yield/Rate     Balance      Interest     Yield/Rate
--------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
--------------------------------------------------------------------------------------------------------------------------------
Loans(2)                                             $49,021       $4,811          9.81%     $59,420       $5,754          9.68%
Investment securities                                 28,024        1,615          5.76%      21,466        1,280          5.97%
Federal funds sold                                     2,072           82          3.96%       3,817          116          3.04%
--------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                        $79,117       $6,508          8.23%     $84,703       $7,150          8.44%
                                                     =======       ------       -------      =======       ------       -------
--------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
--------------------------------------------------------------------------------------------------------------------------------
Savings deposits                                     $38,983       $1,119          2.87%     $43,361       $1,384          3.19%
Time deposits                                         41,971        1,742          4.15%      44,904        2,031          4.52%
Repurchase agreement                                     382           23          6.02%           0            0          0.00%
Other borrowed funds                                     280           13          4.64%           0            0          0.00%
Other debts                                              534           42          7.87%         612           40          6.54%
--------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                   $82,150       $2,939          3.58%     $88,877       $3,455          3.89%
                                                     =======       ------       -------      =======       ------       -------
--------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                $3,569                                  $3,695
                                                                   ======                                  ======
--------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE SPREAD                                                               4.65%                                   4.55%
                                                                                =======                                 =======
--------------------------------------------------------------------------------------------------------------------------------
NET YIELD ON INTEREST-EARNING ASSETS(1)                                            4.51%                                   4.36%
                                                                                =======                                 =======
--------------------------------------------------------------------------------------------------------------------------------
RATIO OF AVERAGE INTEREST-EARNING
ASSETS TO AVERAGE INTEREST-BEARING LIABILITIES                                    96.31%                                  95.30%
                                                                                =======                                 =======
================================================================================================================================

(1)  Net interest income divided by average interest-earning assets.

(2) For the purposes of computations, nonaccrual loans are not included in the daily average loan amounts outstanding.

     Analysis of the Effect of Volume and Rate Changes in Interest Income and Interest Expense:

     The following table sets forth for the period indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates. The change in interest income and interest expense attributable to the combined impact of both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

=======================================================================================================================
                                                        For the Year Ended                   For the Year Ended
                                                     December 31, 1995 vs. 1994           December 31, 1994 vs. 1993
                                                     Increase (Decrease) Due to           Increase (Decrease) Due to
-----------------------------------------------------------------------------------------------------------------------
                                                    Volume        Rate      Total        Volume       Rate       Total
-----------------------------------------------------------------------------------------------------------------------
                                                                             (in thousands)
-----------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
-----------------------------------------------------------------------------------------------------------------------
Loans                                                 $406       $ (86)       $320     $(1,024)      $  81       $(943)
Investment Securities                                  106          25         131         361         (26)        335
Federal funds sold                                      32          47          79         (63)         29         (34)
-----------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                         $544       $ (14)       $530     $  (726)      $  84       $(642)
                                                      ----       -----        ----     -------       -----       -----
-----------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
-----------------------------------------------------------------------------------------------------------------------
Savings deposits                                      $(87)      $  36        $(51)    $  (131)      $(134)      $(265)
Time deposits                                          150         510         660        (132)       (158)       (290)
Repurchase agreement                                    16           3          19          23           0          23
Other borrowed funds                                   (13)          0         (13)         13           0          13
Long-term debt                                          (8)          8           0          (5)          7           2
-----------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                    $ 58       $ 557        $615     $  (232)      $(285)      $(517)
                                                      ----       -----        ----     -------       -----       -----
-----------------------------------------------------------------------------------------------------------------------
CHANGE IN NET INTEREST
INCOME                                                $486       $(571)       $(85)    $  (494)      $ 369       $(125)
                                                      ====       =====       ====     =======        =====       =====
=======================================================================================================================

     Other Income

     Total other income, excluding securities gains, decreased $342,000, or 35.55%, during 1995 compared to 1994. The majority of decrease for the period was the result of a decrease of $266,000 in gains recognized from the sale of foreclosed assets, a decrease of $6,000 in income earned on foreclosed assets due to sale of several of the revenue producing properties, a net decrease of $20,000 in the gains recognized on the sale of leasing equipment and a reduction of $27,000 in service charges on deposits.

     During 1995, the net gain on the trading portfolio was $1,493,000, an increase of $956,000 as compared to 1994. Since the beginning of 1995, the securities included in the Company's trading portfolio have had significant appreciation in market value consistent with the overall financial market indices. Consequently, the Company capitalized on the increase in market value by selling several trading securities for an aggregate realized gain of $765,000 in 1995 as compared to $139,000 realized gains on the trading portfolio in 1994. The unrealized holding gains on the trading portfolio were $728,000 and $398,000 in 1995 and 1994, respectively. In addition, during 1995, the net gains on available-for-sale securities were

$136,000 as compared to net loss of $44,000 in 1994, an increase of $180,000. Net gains on available-for-sale securities include proceeds of $139,000 from claim settlements for securities sold in prior years.

     Other Expense

     Total noninterest expense decreased $76,000, or 1.39%, in 1995 as compared to 1994. Occupancy expenses declined $121,000, partially as the result of a reduction of $43,000 in rent expense due to the Company's subleasing a portion of its office space in 1995 and partially as the result of writing off rent receivables of $63,000 during 1994. Equipment expense decreased $44,000, principally due to the discontinuation of the majority of the Company's leasing operations. Also, FDIC insurance premium declined $33,000 due to lower rates that became effective in May 1995. Furthermore, expenses on foreclosed assets declined $328,000, or 30.57%, primarily as the result of a $390,000 decrease in the provision for foreclosed asset losses. Management continually evaluates the need for additional writedowns of its foreclosed assets held for sale and the provision of $350,000 recorded in 1995 was based on the most recent appraisals and evaluations by management and the Bank's regulators.

     Mitigating the above decreases was an increase of $160,000, which was attributable to legal costs of litigation to close a significant real estate transaction. On March 15, 1995, the Company was notified that the U.S. Bankruptcy Court for the Eastern District of Pennsylvania had granted a decision in the Bank's favor. A subsequent appeal was decided by the District Court on January 17, 1996 in favor of the Bank. The appellant's motion for the District Court to stay the closing was denied on February 14, 1996. On May 21, 1996 the parties stipulated to a settlement in this matter which resulted in a recovery of approximately $4.0 million. For further information regarding this settlement, see "Current Events" below. Furthermore, the Company incurred legal costs of approximately $300,000 in connection with the litigation with the FDIC, involving the Company's chairman and CEO and the Bank's former president.

     Provision for Loan Losses

     The allowance for loan losses was $1.624 million at December 31, 1995, compared to $1.703 million at December 31, 1994. The allowance equaled 2.76% of loans at December 31, 1995, compared to 2.86% at December 31, 1994. The decline in this percentage is attributable to growth in the loan portfolio as well as improvement in the risk and quality of the loan portfolio, and the reduction of nonperforming loans.

     The adequacy of the allowance for loan losses is measured monthly by an adequacy test. The adequacy test is an evaluation of all loans which have been classified (other loans especially mentioned, substandard, doubtful, loss) by internal loan review, regulatory examination, monitoring of delinquency and other pertinent factors. Allocations are determined by an in depth review of each individual credit based on its potential future loss. The value of tangible collateral and/or guarantees is determined as well as the borrower's ability and willingness to repay. This value, as measured against the loan balance, is used in determining the reserve allocation for collateral-dependent loans. Additionally, the Bank considers the suggested guidelines of its regulatory agencies when completing the analysis of the institution's allowance for loan losses. The guidelines suggest the utilization of minimum percentages of 15%, 50%, and 100% for use in determining general reserves for loans classified as substandard, doubtful and loss, respectively. These reserve requirements are a measurement only and do not constitute a specific reserve placed against any specifically identified loan. Total loans outstanding, net of substandard, doubtful and loss, are given an estimated reserve requirement to absorb future losses. These loans are performing loans, well secured, or loans secured by cash, cash equivalents or marketable securities. Although it would appear that little or no reserve allocations would apply to these loans, allowances need to be made for the historical charge-offs and the human error element in the perfection of the Bank's interest and other issues unforeseen to management. Additionally, the Bank conducts a quarterly review of all credits in excess of $100,000 or more, which demonstrates any recent delinquency characteristics or other weaknesses, to assure the adequacy of the allowance and provision for loan losses.

     At monthly meetings, the Credit Administration Committee is presented with the adequacy test of the allowance for loan losses that contains information relative to both specific credits and the total portfolio in general. The information is used to determine the adjustment needed for the allowance to be properly stated. In establishing the adjustment required, management considers a variety of factors, including, but not limited to, general economic factors and potential losses from significant borrowers. The Bank continues to strengthen its underwriting process and internal loan review process by implementing stringent analytical standards in the loan approval and review procedures.

     At December 31, 1995, based on management's evaluation as outlined above, the amount charged to operating expense for the provision for loan losses was $250,000 compared to $25,000 at December 31, 1994.

     The following table sets forth a reconciliation of the allowance for loan losses and illustrates the charge-offs and recoveries by major loan category for year ended December 31, 1995 (in thousands):

          Beginning Balance, January 1, 1995 ..............    $1,703
                                                               ------
          Charge-offs:
                Commercial, financial and agricultural ....       118
                Real estate -- construction ...............       114
                Real estate -- mortgage ...................       569
                Installment loans to individuals ..........        83
                Lease financing ...........................        18
                                                               ------
          Total charge-offs ...............................       902
                                                               ------

          Recoveries:
                Commercial, financial, and agricultural ...        --
                Real estate -- construction ...............        --
                Real estate -- mortgage ...................       537
                Installment loans to individuals ..........        24
                Lease financing ...........................        12
                                                               ------
          Total Recoveries ................................       573
                                                               ------
          Net charge-offs .................................       329
                                                               ------
          Provision for loan losses .......................       250
                                                               ------
          Ending Balance, December 31, 1995 ...............    $1,624
                                                               ======

          Ratio of net charge-offs to
                average loans outstanding .................      0.55%

Financial Condition

     At December 31, 1995, the Company's total assets were $103.4 million, representing an increase of $1.025 million. The increase primarily resulted from the net change in unrealized appreciation of $1.612 million on available-for-sale securities.

Loans

     Net loans declined $668,000, from $57.9 million at December 31, 1994 to $57.2 million at December 31, 1995. During the second quarter of 1995, a $1.5 million dollar commercial loan, which was outstanding at December 31, 1994, was paid off. However, consumer loan demand was good during the current year. Also, during April and May 1995, the Company had a consumer loan sales promotion, resulting in new consumer loan originations of approximately $750,000. As part of the promotion, the Company had offered a reduction of 25 basis points in its published consumer loan rates. The change in the composition of loans is as follows: Residential real estate loans increased by $1.04 million, or 4.35%; Real estate construction loans decreased $605,000, or 12.08%; Real estate commercial loans increased $620,000, or 2.99%; Consumer loans increased $824,000, or 23.43%; and Commercial loans declined $2.67 million, or 39.77%.

     The following table sets forth the maturity and repricing schedule of the loan portfolio at December 31, 1995 (in thousands):

                                                       After one       After
                                            Within     but within      five
                                           one year    five years      years        Total
                                          ----------   ----------   ----------   ----------
          Maturity schedule:
             Commercial ...............   $    2,216   $      817   $      871   $    3,904
             Real estate--construction.        2,127          837          350        3,314
             Reale state--mortgage ....       12,578       19,326       10,162       42,066
             Consumer, net ............          609        3,460          272        4,341
             Nonaccrual loans .........           --           --           --        5,248
                                          ----------   ----------   ----------   ----------
          Total .......................   $   17,530   $   24,440   $   11,655   $   58,873
                                          ==========   ==========   ==========   ==========

          Repricing schedule(1):

             Fixed rate loans .........   $   13,774   $   19,637   $    3,031   $   36,442
             Floating rate loans ......       16,582          601           --       17,183
             Nonaccrual loans .........           --           --           --        5,248
                                          ----------   ----------   ----------   ----------
          Total .......................   $   30,356   $   20,238   $    3,031   $   58,873
                                          ==========   ==========   ==========   ==========

(1)  Data for repricing schedule by loan categories is not available.

     Investment Securities

     The primary objectives of the Company's investment strategy are to maintain an appropriate level of liquidity and to generate income. During 1995, the amortized cost of the investment portfolio increased $636,000, or 2.12%; however, the fair value of the portfolio increased $3.8 million, or 13.56%, primarily as the result of strong financial markets during 1995.

     During December 1995, the Company took advantage of the one-time reclassification of securities allowed by the Financial Accounting Standards Board (FASB). The Company reclassified $1.81 million held-to-maturity securities, consisting of U.S. Treasury and corporate bonds to the available-for-sale security category.

     The largest sector of the investment portfolio remains securities of U.S. Government agencies and corporations which totals $20.73 million (amortized cost), or 67.52% of total investment securities. Within this sector of the portfolio, approximately $1.74 million, or 8.41%, is invested in structured or "step-up" interest rate securities. The "step-up" rate is a specified rate, predetermined at origination of the security, and not linked to any index. The bonds are subject to call provisions at the "step-up" date. The current interest rates on "step-up" bonds range from 5.50% to 5.65%; however, if held until maturity in 2001, the rates would range from 8% to 8.15%. In addition, approximately $5.01 million is invested in mortgage-backed products, including $4.57 million collateralized mortgage obligations ("CMO") and real estate mortgage investment conduits ("REMIC"). Twice a year, stress tests are conducted on these CMOs and REMICs, and, based on stress tests done at year-end 1995, the estimated average life of these securities is 4.18 years.

     At the present time, the Company does not engage in the use of derivative investment products as a means to hedge the risks in its investment, loan or deposit portfolios.

     Deposits and Repurchase Agreement

     Total deposits increased $3.2 million, or 3.59%, from $89.1 million at December 31, 1994 to $92.3 million at December 31, 1995. Noninterest-bearing demand deposits declined $461,000, or 4.54%, while interest-bearing deposits increased $3.66 million, or 4.64%, during 1995. Within interest-bearing deposits, the composition between types of interest-bearing deposits changed significantly. Savings, club and interest-bearing demand accounts decreased $1.79 million; however, the amount of certificates of deposit increased $5.45 million. A significant factor in the increase in certificates of deposit was a special promotion that was offered by the Bank in February 1995. Management, believing that the public's overall perception that increases in interest rates may have temporarily peaked, and after considering competitive trends, offered a promotion to increase its certificates of deposit within the twelve and twenty-four month categories. As a result, these categories increased approximately $3.6 million, and although some depositors withdrew funds and decreased other deposit classifications, overall, approximately $2.3 million of new money was deposited. In addition, during the second quarter of 1995, the depositors were investing in longer term time deposits by withdrawing from other accounts to take advantages of rates before they started to decline. As a percentage of total deposits, savings and club accounts and interest-bearing demand deposits represented 37.89% at December 31, 1995, compared to 41.26% at December 31, 1994. There were no brokered deposits within the Company's deposit base at December 31, 1995.

     The balance for repurchase agreements declined from $3.811 million at December 31, 1994 to none at December 31, 1995. The aforementioned increase in deposits solved the short-term liquidity needs during 1995. The following table sets forth maturities of time deposits of $100,000 or more for December 31, 1995 and 1994:

                                                        December 31,
                                                        ------------
                                                     1995        1994
                                                     ----        ----
                                                       (in thousands)
          Three months or less ...............      $2,852      $1,264
          Over three months through
                     twelve months ...........       2,811       2,430
          Over one year through
                     five years ..............       1,075       1,038
          Over five years ....................           0           0
                                                    ------      ------
                     TOTAL ...................      $6,738      $4,732
                                                    ======      ======

     Nonperforming Assets

     Nonperforming assets include nonperforming loans and foreclosed assets held for sale. Nonperforming loans consist of impaired and other loans where the principal, interest, or both, is 90 or more days past due and loans that have been placed on nonaccrual. When loans are placed on nonaccrual status, income from the current period is reversed from current earnings and interest from prior periods is charged to the allowance for loan losses. Similarly, consumer loans are considered nonaccrual if the collateral is insufficient to recover the principal or are charged-off if deemed to be uncollectible. Foreclosed assets consist of assets acquired through foreclosure or real estate acquired by acceptance of a deed in lieu of foreclosure.

     The following table represents nonperforming assets of the Company at December 31, 1995 and 1994.

                                                                December 31,
                                                                ------------
                                                             1995         1994
                                                             ----         ----
                                                               (in thousands)

Impaired loans .......................................     $ 5,248      $ 7,687
Other loans past due 90 days or more .................         257        1,731
                                                           -------      -------
      Total nonperforming loans ......................       5,505        9,418

Foreclosed assets held for sale ......................       4,814        4,851
                                                           -------      -------
      Total nonperforming assets .....................     $10,319      $14,269
                                                           =======      =======

Nonperforming loans as a percentage
      of loans (net of unearned interest) ............        9.35%       15.80%

Nonperforming assets as a percentage of assets .......        9.98%       13.94%

           Loans past due 90 days or more decreased $1.474 million, or 70.26%, from the amount at December 31, 1994. This decrease was due to the following (in thousands):

          Loans brought current .........................     $(1,043)
          Loans paid off ................................        (177)
          Loans transferred to impaired loan status .....        (493)
          Charge-offs ...................................         (18)
          New delinquent loans ..........................         257
                                                              -------
                                                              $(1,474)
                                                              =======

     All delinquent loans are reviewed by management on a weekly basis with regard to legal proceedings and collection efforts. Management believes that the above reduction is directly attributable to increased collection procedures and efforts. Of the delinquent loans, 75.88% are secured by real estate, 18.29% are loans to commercial borrowers and 5.83% are to consumers.

     Impaired loans declined $2.439 million, or 31.73%, at December 31, 1995 compared to December 31, 1994. Loans with carrying values of $2.522 million were transferred to foreclosed assets held for sale during 1995. Over 90% of the impaired loans are beyond the point of restructure. These are loans that have been in litigation and/or foreclosure and can only be resolved through liquidation. Management believes that the transfer from impaired loans to foreclosed assets is an improving trend that will continue for the next two to three quarters as most of the litigation and/or foreclosure actions are completed. The improving trend and movement of impaired loans to foreclosed assets enables the Bank to sell the properties. It is anticipated that the aforementioned trend will continue with a resulting decrease in nonaccrual and those loans over 90 days delinquent. Although this will increase the Bank's foreclosed assets portfolio, it will enable the Bank to expedite the final sale of these assets. Real estate loans represent $5.181 million of impaired loans, and loans to commercial borrowers represent the remaining $67,000 balance. The Bank analyzes its reserve requirements monthly and makes provisions to address new developments as they arise in an effort to recognize problems and provide for potential future losses to earnings or capital. The majority of the nonperforming assets are real estate secured.

     The following table sets forth the total of commercial and investment properties, all of which are currently in litigation and/or foreclosure.

          Commercial/Investment Properties:
          Impaired and over 90 days ..................      $1,010,823
          Foreclosed assets held for sale ............         787,027
                                                            ----------
          Total ......................................      $1,797,850
                                                            ==========

     The following table sets forth the total of residential properties to be foreclosed upon and liquidated including properties currently owned that are listed for sale. All litigation and foreclosure proceedings in the nonaccrual and over 90-day category are being actively pursued.

          Residential:
          Impaired and over 90 days .................       $  979,186
          Foreclosed assets held for sale ...........        1,319,054
                                                            ----------
           Total ....................................       $2,298,240
                                                            ==========

     The following table sets forth the total of land developments and building lots to be foreclosed upon and liquidated, including land developments and building lots currently owned and listed for sale. All litigation and foreclosure proceedings in the nonaccrual and over 90-day category are being actively pursued.

          Land Development/Building Lots:
          Impaired and over 90 days .................       $1,456,187
          Foreclosed assets held for sale ...........        1,059,231
                                                            ----------
          Total .....................................       $2,515,418
                                                            ==========

     The following table sets forth the total of loans in litigation that are not secured by real estate.

          Secured by Other Than Real Estate:
          Impaired and over 90 days ....................    $   99,173
                                                            ==========

     The following table sets forth the total of assets that are listed as nonperforming, but which are under agreements that provide a yield at or in excess of current market rates.

          Performing/Nonperforming Assets:
          Impaired and over 90 days ..................      $        0
          Foreclosed assets held for sale ............       1,106,054
                                                            ----------
          Total ......................................      $1,106,054
                                                            ==========

     The following table sets forth the total of assets that are being worked out or restructured in order to be returned to performing status.

          Restructured Loans or Cures:
          Impaired and over 90 days ...................       $750,743
          Foreclosed assets held for sale .............              0
                                                              --------
          Total .......................................       $750,743
                                                              ========

     The following table sets forth the total of assets that are under agreement or being paid off with the settlement dates to take place in the first quarter of 1996.

          Assets Under Agreement or Payoffs:
          Impaired and over 90 days ....................      $      0
          Foreclosed assets held for sale ..............       542,445
                                                              --------
          Total ........................................      $542,445
                                                              ========

     The other category represents one credit that is in litigation:

          Other:
          Impaired and over 90 days .................       $1,209,594
          Foreclosed assets held for sale ...........                0
                                                            ----------
          Total .....................................       $1,209,594
                                                            ==========

     On May 21, 1996, the Bank stipulated to the Settlement of a U.S. Bankruptcy Court proceeding with respect to this other large non-performing credit of $1,209,594. This settlement resulted in the recovery of approximately $4.0 million by the Bank and the Company.

     At December 31, 1995, there were no loans, other than those classified as nonperforming loans, where known information about borrowers' possible credit problems causes management to have serious doubts as to their ability to comply with the current loan repayment terms.

     In January 1995, the Company's Board of Directors developed a disposition plan to reduce approximately $8.0 million of nonperforming and classified assets. This disposition plan was initiated to comply with the Pennsylvania Order of the Pennsylvania Department of Banking, a written agreement of the Federal Reserve Bank and orders issued by the FDIC. As part of this disposition plan, the Company will aggressively market its nonperforming and classified assets. Through December 31, 1995, the Company has disposed of approximately $6.59 million of nonperforming and classified assets. The Company continues to market its foreclosed assets held for sale through external listing agents.

     Allowance for Loan Losses Between Loan Categories

     The following table shows the allocation of the allowance for loan losses as of the dates indicated. The allocation among the different loan categories is based upon a specific allocation process performed by management. Amounts shown in the table do not purport to be an indication of future charge-off trends.

                                             December 31, 1995              December 31, 1994
                                             -----------------              -----------------

                                                    Percent of                       Percent of
                                                    Loans in Each                    Loans in Each
                                                    Category to                      Category to
                                       Amount       Total Loans          Amount      Total Loans
                                       ------       -----------          ------      -----------
                                                            (in thousands)
Commercial ........................   $       16           6.75%       $       95          11.10%
Real estate--construction .........          248           7.32               279            8.4
Real estate--residential ..........          259          42.34               418          39.90
Real estate--commercial ...........          441          36.22               196          34.70
Consumer ..........................           14           7.37                19           5.90
Unallocated .......................          646            N/A               696            N/A
                                      ----------     ----------        ----------     ----------
   Total ..........................   $    1,624          100.0%       $    1,703          100.0%
                                      ==========          =====        ==========          =====

     Liquidity and Funds Management

     Liquidity management is to ensure that adequate funds will be available to meet anticipated and unanticipated deposit withdrawals, debt servicing payments, investment commitments, commercial and consumer loan demand and ongoing operating expenses. Funding sources include principal repayments on loans and investments, sales of assets, growth in core deposits, short and long-term borrowings and repurchase agreements. Regular loan payments are a dependable source of funds, while the sale of loans and investment securities, deposit flows, and loan prepayments are significantly influenced by general economic conditions and level of interest rates.

     At December 31, 1995, the Company maintained $5.043 million in cash and cash equivalents in the form of cash and due from banks (after reserve requirements). In addition, the Company had $21.437 million in securities available-for-sale representing 20.73% of total assets at December 31, 1995.

     The Company considers its primary source of liquidity to be its core deposit base. The Company will continue to promote the acquisition of deposits through its branch offices. At December 31, 1995, approximately 82.76% of the Company's assets were funded by core deposits acquired within its market area. An additional 9.90% of the assets were funded by the Company's equity. These two components provide a substantial and stable source of funds.

     The Company's Board of Directors has not declared or paid any dividends on the outstanding shares of either its Senior or Series A Preferred Stock due to restrictions placed on it by federal and state banking regulators and other restrictions that do not permit the Bank to pay dividends to the holding company. The amount of dividends in arrears on the Senior and Series A Preferred Stock at December 31, 1995, were $282,770 and $998,960, respectively.

     For the year ended December 31, 1995, cash and cash equivalents decreased $617,000, or 10.90%, as compared to the same period in 1994. Changes in cash are measured by changes in three major classifications of cash flows known as operating, investing and financing activities.

     In 1995, net cash and cash equivalents of $1.73 million was provided by operating activities as compared to $2.141 million used in 1994, representing a net change in operating activities of $3.871 million. During 1994, the Company increased its trading portfolio by $2.547 million as compared to a decrease of $476,000 in 1995, representing a net change of $3.023 million. Furthermore, in 1995 other assets decreased $477,000 as compared to an increase of $148,000 in 1994.

     Net cash used in investing activities amounted to $1.625 million in 1995 as compared to $3.679 million in 1994, a decrease of $2.054 million. Net cash expenditures related to investment securities declined $1.987 million in 1995. Similarly, net cash expenditures related to foreclosed assets decreased $568,000 in 1995. These two decreases were offset by a net increase in 1995 cash expenditures for loans to account for most of the decrease in cash used in investing activities.

     Cash flows from financing activities declined $8.453 million in 1995 as compared to 1994. $3.530 of this decrease is due to proceeds from the 1994 Senior Preferred Stock offering. The balance of the change is primarily due to the elimination of repurchase agreements during 1995 offset by the increase in deposits.

     Interest Rate Sensitivity

     Interest rate sensitivity management involves the matching of maturity and repricing dates of interest-earning assets and interest-bearing liabilities to help insure the Company's earnings against extreme fluctuations in interest rates.

     The effect of interest rate changes on the Company's assets and liabilities may be analyzed by monitoring the Company's interest rate sensitivity gap ("GAP"). An asset or liability is said to be interest-rate sensitive within a specific time period if it will mature or reprice within a given time period. The interest rate sensitivity GAP is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A positive GAP (asset sensitive) indicates that more assets reprice during a given period compared to liabilities, while a negative GAP (liability sensitive) has the opposite effect.

     The Company's principal financial objective is to achieve long-term profitability while managing its exposure to fluctuations in interest rates. This is accomplished through the measurement of the relationship between interest rate sensitive assets and interest rate sensitive liabilities. The goal of maintaining a reasonable balance between interest rate sensitive assets and interest rate sensitive liabilities is accomplished through the Company's asset/liability management program.

     At December 31, 1995 the Company maintained a one-year cumulative GAP of negative $2.252 million, or 2.56%, of total interest earning assets which have been adjusted for the appreciation on those securities available-for-sale. The effect of this GAP position provided a negative mismatch of assets and liabilities which exposes the Company to interest rate risk during a period of rising interest rates. A significant item contributing to the short-term negative gap is $15.789 million of interest-bearing demand and savings deposits which do not have contracted maturities and are not as rate sensitive as time deposits. However, the ability to reprice still exists, and, therefore, they have been included in the shortest repricing time frame.

     The following table sets forth the Company's interest sensitivity GAP position at December 31, 1995:


=========================================================================================
                                         December 31, 1995

                                      6
                                      Months
                         6 Months     to 1        1 to 2      2 to 5    Over 5
                         or Less      Year        Years       Years     Years     Total
-----------------------------------------------------------------------------------------
Interest-Earning
assets:
-----------------------------------------------------------------------------------------
   Investment securi-     $12,078     $ 1,638     $ 1,291     $ 6,646   $12,628   $34,281
   ties(1)
-----------------------------------------------------------------------------------------
   Loans (2)               21,095       9,261       7,062      13,176     3,031    53,625
-----------------------------------------------------------------------------------------
   TOTAL                  $33,173     $10,899     $ 8,353     $19,822   $15,659   $87,906
                          -------     -------     -------     ------- ---------   -------
-----------------------------------------------------------------------------------------
Interest-bearing
liabilities:
-----------------------------------------------------------------------------------------
Demand-interest           $14,164     $    --     $    --     $    --   $    --   $14,164
bearing
-----------------------------------------------------------------------------------------
Savings and Clubs (3)         722         903       1,444       4,332    13,408    20,809
-----------------------------------------------------------------------------------------
Time                       20,113      10,041       8,809       8,686         1    47,650
-----------------------------------------------------------------------------------------
Long-term debt                381          --          --          --        --       381
-----------------------------------------------------------------------------------------
   TOTAL                  $35,380     $10,944     $10,253     $13,018   $13,409   $83,004
                          -------     -------     -------     -------   -------   -------
-----------------------------------------------------------------------------------------
GAP                       $(2,207)    $   (45)    $(1,900)    $ 6,804   $ 2,250   $ 4,902
                          -------     -------     -------     -------   ------- ---------
-----------------------------------------------------------------------------------------
Cumulative GAP            $(2,207)    $(2,252)    $(4,152)    $ 2,652   $ 4,802   $ 4,902
                          =======     =======     =======     =======   =======   =======
=========================================================================================

------------------

(1) Includes average pay downs based on the stress test for collateralized mortgage obligation securities. Also, includes equity securities balance in six months or less category inasmuch as they were categorized as trading securities effective January 1, 1994. Also includes $2,465,000 of federal funds sold.

(2) Includes estimated scheduled maturities of the fixed rate loans ignoring any potential rollover at maturity. Excludes nonaccrual loans of $5,248,000.

(3) Assumes that 7% of the savings deposits are repriceable each year based on the previous five years' historical activity.

     Capital

     The adequacy of the Company's capital is reviewed on an ongoing basis with reference to size, composition and quality of the Company's resources. An adequate capital base is important for continued growth and expansion in addition to providing an added protection against unexpected losses.

     As required by the federal banking regulatory authorities, new guidelines have been adopted to measure capital adequacy. Under the guidelines, certain minimum ratios are required for core capital and total capital as a percentage of risk-weighted assets and other off balance sheet instruments. For the Company, Tier I capital consists of shareholders' equity less intangible assets, and Tier II capital includes the allowable portion of the allowance for possible loan losses, currently limited to 1.25% of risk-weighted assets.

     The following table sets forth the capital ratios of the Bank as of December 31, 1995 and 1994.

                                                                 December 31,
                                          Regulatory           ----------------
                                          Requirements         1995        1994
                                          ------------         ----        ----
Leverage ratio:
Tier I (core capital) ratio .........         4.0%*           8.82%        7.02%
Risk-based capital ratios:
Tier I capital/risk-weighted ........         4.0%           12.49%        9.54%
Tier I and Tier II capital/
          risk-weighted assets ......         8.0%           13.75%       10.80%

------------------

* The Pennsylvania Department of Banking requires the Bank to maintain a minimum Tier I leverage capital ratio of at least 6.5% under the terms of the Pennsylvania Order.

Comparison of Six Months Ended June 30, 1996 to Six Months Ended June 30, 1995

     Net Income

     Net income for the first six months of 1996 increased $2,002,000, compared to the same period in 1995. The majority of increase, or $1,539,000, was attributed to a settlement (the "Settlement") received with respect to a large impaired loan. On May 21, 1996, the Bank and certain other related parties entered into the Settlement with respect to a significant real estate transaction that had been in protracted litigation. The Bank was notified in January 1996 that it had received a favorable court decision regarding an appeal of an earlier decision of the U.S. Bankruptcy Court, and the Bank had continued to pursue resolution of a substantial real estate transaction. On May 22 and May 23, 1996, First Lehigh Corporation and the Bank received cash payments totaling approximately $4.0 million. The payments were recorded as follows:

          Recovery of recorded investment                   (In thousands)
              in impaired loans                                 $  905
          Recovery of other assets                                 103
          Recovery of previous loan charge-off                   1,140
          1996 interest income                                      58
          Recovery of 1996 expenses                                132
          Legal fees accrual                                       105
          1996 other income                                      1,539
                                                                ------
                    Total                                       $3,982
                                                                ======

     A final cash payment of $600,000 in connection with the settlement of this matter is scheduled to be received in the third quarter of 1996, which will be recorded as other income when it is received.

     Other factors contributing toward the increased net income in 1996, over the same period in 1995 were an increase in net interest income of $236,000, or 14.01%, and credit for loan losses of $667,000, which were mitigated by decline in gains on trading securities of $415,000, or 60.94%.

     On an annualized basis, the Company's ROA was 4.31% in 1996 compared to 0.54% in 1995. The ROE was 43.23% for the first half of 1996 compared to 5.90% in 1995. Excluding $1,539,000 income from the settlement, on an annualized basis, the Company's ROA and ROE were 1.3% and 14.0%, respectively, for the first six months of 1996.

     Net Interest Income

     In the first six months of 1996, as outlined below, net interest income increased $236,000, or 14.01%, over the same period in 1995.

     During the first half of 1996, interest and fee income on loans increased $258,000, or 10.36%, over the same period in 1995, primarily as the result of increase in the average loan balance of $4.61 million, or 8.80%. The Bank experienced an increased demand in loan requests during the first six months of 1996. In addition, since January 1996, the Bank has instituted a new consumer loan program pursuant to which the Bank signed agreements with several auto dealers to provide loans to their credit-worthy customers. During the first six months of 1996, the Bank originated $7.37 million consumer loans, as compared to $2.79 million consumer loans in the same period in 1995. Consequently, the average yield on loans increased 14 basis points from 9.50% in 1995 to 9.64% in 1996.

     Interest and dividend income on investment securities increased from $861,000 in 1995 to $911,000 in 1996, or 5.81%, partially as the result of receiving a special dividend of $25,000 on an investment. The average balance of investment security portfolio declined, however, by $57,000, or 0.19%, during the first half of 1996 than over the same period in 1995.

     Interest expense on deposits increased $103,000, or 6.20%, for the six months ended June 30, 1996, compared to the same period in 1995, partially as the result of higher average balance for interest-bearing deposits of $2.43 million, or 2.99%, mostly in time deposits, as compared to the first six months of 1995. In addition, the average rate paid by the Bank for interest-bearing deposits increased 11 basis points from 4.12% in 1995 to 4.23% in 1996. During 1996, the lower rates on savings deposits were mitigated by higher rates on time deposits as they lag behind the changes occurring in the national prime rate. Thus, the Bank's interest cost on time deposits has increased 41 basis points during the first half of 1996, despite the fact that since July 6, 1995, the national prime rate has declined 75 basis points. The cost of savings declined, however, by 32 basis points.

     Interest expense on borrowed funds declined by $24,000, or 58.54%, as average balance declined from $1.26 million in 1995 to $608,000 in 1996. The cost also declined by 1.05%. Since November 1994, the Company has utilized a repurchase agreement established with a brokerage firm for its borrowed funds.

     During the first half of 1996, the average yield on interest-earning assets increased 26 basis points and the cost of interest-bearing liabilities increased 8 basis points, resulting in an increase in net spread of 18 basis points. The net yield on interest-earning assets increased 31 basis points during 1996.

     Interest Rates and Interest Differential

     The following tables set forth, for the periods indicated, information regarding: (a) the average balances of asset and liability categories; (b) the total dollar amount of interest income from interest from interest-earning assets (including mortgage loan origination fees representing yield adjustments) and the resulting average yields; (c) the total dollar amount of interest expense on interest-bearing liabilities and resulting average costs;
(d) net interest income; (e) interest rate spread; (f) net yield on interest-earning assets; and (g) the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances are based on daily balances.

=================================================================================================================
                                                          For the Six Months Ended June 30,
                                                                  (in thousands)
-----------------------------------------------------------------------------------------------------------------
                                                   1996                                   1995
-----------------------------------------------------------------------------------------------------------------
                                     Average                   Average       Average                   Average
                                     Balance      Interest     Yield/Rate    Balance      Interest     Yield/Rate
-----------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
-----------------------------------------------------------------------------------------------------------------
Loans(2)                             $57,029      $ 2,748         9.64%      $52,415      $ 2,490         9.50%
Investment securities                 30,330          911         6.01%       30,387          861         5.67%
Federal funds sold                     2,156           58         5.38%        1,923           57         5.93%
                                     -------      -------      -------       -------      -------      -------
-----------------------------------------------------------------------------------------------------------------
Total interest-earning assets        $89,515      $ 3,717         8.31%      $84,725      $ 3,408         8.05%
                                     =======      -------      -------       =======      -------      -------
-----------------------------------------------------------------------------------------------------------------
INTEREST-BEARING
  LIABILITIES:
-----------------------------------------------------------------------------------------------------------------
Saving deposits                      $35,854      $   496         2.78%      $35,714      $   549         3.10%
Time deposits                         47,917        1,267         5.32%       45,626        1,111         4.91%
Other borrowed funds                     608           17         5.53%        1,257           41         6.58%
Long-term debt                           354           16         8.94%          463           22         9.45%
                                     -------      -------      -------       -------      -------      -------
-----------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities   $84,733      $ 1,796         4.26%      $83,060      $ 1,723         4.18%
                                     =======      -------      -------       =======      -------      -------
-----------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                               $ 1,921                                 $ 1,685
                                                  =======                                 =======
-----------------------------------------------------------------------------------------------------------------
INTEREST RATE SPREAD                                              4.05%                                   3.87%
                                                               =======                                 =======
-----------------------------------------------------------------------------------------------------------------
NET YIELD ON INTEREST-
 EARNING ASSETS(1)                                                4.29%                                   3.98%
                                                               =======                                 =======
-----------------------------------------------------------------------------------------------------------------
RATIO OF AVERAGE INTEREST-
EARNING ASSETS TO AVERAGE
INTEREST-BEARING LIABILITIES                                    105.64%                                 102.00%
                                                               =======                                 =======
=================================================================================================================

------------------------

(1)  Net interest income divided by average interest-earning assets.

(2) For the purpose of these computations, nonaccrual loans are not included in the daily average loan amounts outstanding.

=================================================================================================================
                                                          For the Six Months Ended June 30,
                                                                  (in thousands)
-----------------------------------------------------------------------------------------------------------------
                                                   1995                                   1994
-----------------------------------------------------------------------------------------------------------------
                                     Average                   Average       Average                   Average
                                     Balance      Interest     Yield/Rate    Balance      Interest     Yield/Rate
-----------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
-----------------------------------------------------------------------------------------------------------------
Loans(2)                             $52,415      $ 2,490         9.50%      $50,066      $ 2,439         9.74%
Investment securities                 30,387          861         5.67%       25,574          730         5.71%
Federal funds sold                     1,923           57         5.93%        2,571           44         3.42%
                                     -------      -------      -------       -------      -------      -------
-----------------------------------------------------------------------------------------------------------------
Total interest-earning assets        $84,725      $ 3,408         8.05%      $78,211      $ 3,213         8.22%
                                     =======      -------      -------       =======      -------      -------
-----------------------------------------------------------------------------------------------------------------
INTEREST-BEARING
  LIABILITIES:
-----------------------------------------------------------------------------------------------------------------
Saving deposits                      $35,714      $   549         3.10%      $39,400      $   549         2.81%
Time deposits                         45,626        1,111         4.91%       42,608          876         4.15%
Other borrowed funds                   1,257           41         6.58%           10            0         0.00%
Long-term debt                           463           22         9.45%          558           20         7.13%
                                     -------      -------      -------       -------      -------      -------
-----------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities   $83,060      $ 1,723         4.18%      $82,576      $ 1,445         3.53%
                                     =======      -------      -------       =======      -------      -------
-----------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                               $ 1,685                                 $ 1,768
                                                  =======                                 =======
-----------------------------------------------------------------------------------------------------------------
INTEREST RATE SPREAD                                              3.87%                                  4.69%
                                                               =======                                 =======
-----------------------------------------------------------------------------------------------------------------
NET YIELD ON INTEREST-
 EARNING ASSETS(1)                                                3.98%                                   4.52%
                                                               =======                                 =======
-----------------------------------------------------------------------------------------------------------------
RATIO OF AVERAGE INTER-
EST-EARNING ASSETS TO
AVERAGE  INTEREST-BEAR-
ING  LIABILITIES                                                102.00%                                  94.71%
                                                               =======                                 =======
=================================================================================================================

-----------------------

(1)  Net interest income divided by average interest-earning assets.

(2) For the purpose of these computations, nonaccruing loans are not included in the daily average loan amounts outstanding.

     Analysis of the Effect of Volume and Rate Changes in Interest Income and Interest Expense:

     The following table sets forth for the period indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates. The change in interest income and interest expense attributable to the combined impact of both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

========================================================================================================================
                                                     For the Six Months Ended             For the Six Months Ended
                                                      June 30, 1996 vs. 1995               June 30, 1995 vs. 1994
                                                     Increase (Decrease) Due to           Increase (Decrease) Due to
------------------------------------------------------------------------------------------------------------------------
                                                    Volume        Rate      Total        Volume       Rate       Total
------------------------------------------------------------------------------------------------------------------------
                                                                             (in thousands)
------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
------------------------------------------------------------------------------------------------------------------------
Loans                                                 $241        $ 17        $258        $123       $ (72)       $ 51
Investment Securities                                   (8)         58          50         139          (8)        131
Federal funds sold                                      13         (12)          1         (30)         43          13
                                                      ----        ----        ----        ----       -----        ----
------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                         $246        $ 63        $309        $232       $ (37)       $195
                                                      ----        ----        ----        ----       -----        ----
------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
------------------------------------------------------------------------------------------------------------------------
Savings deposits                                      $ 29        $(82)       $(53)       $(75)      $  75        $  0
Time deposits                                           34         122         156          37         198         235
Other borrowed funds                                   (19)         (5)        (24)         41           0          41
Long-term debt                                          (5)         (1)         (6)         (8)         10           2
                                                      ----        ----        ----        ----       -----        ----
------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                    $ 39        $ 34        $ 73        $( 5)      $ 283        $278
                                                      ----        ----        ----        ----       -----        ----
------------------------------------------------------------------------------------------------------------------------
CHANGE IN NET INTEREST
INCOME                                                $207        $ 29        $236        $237       $(320)       $(83)
                                                      ====        ====        ====        ====       =====        ====
========================================================================================================================

     Other Income

     Total other income, excluding securities gains, increased $1,573,000 for the six months ended June 30, 1996 compared to the same period in 1995, principally as the result of recording $1,539,000 for the Settlement of an impaired loan. The amount $1,539,000 represents prior years' interest, late charges, and recovery of legal and other costs associated with the loan. If $1,539,000 were excluded from the other income, other income (excluding securities gains) would have increased $34,000 in 1996 compared to the same period in 1995. The increase of $58,000 in service charges and other fees was mitigated by a decrease of $15,000 in gains from the sale of foreclosed assets and a decrease of $9,000 in rental income due to discontinuing the Company's leasing operations. For the first half of 1996, the net gain on trading portfolio declined $415,000, compared to the same period in 1995.

     Other Expenses

     Total other expenses increased $59,000, or 2.48%, for the first six months of 1996 compared to the same period in 1996. Salaries and employee benefits declined $40,000 in 1996 compared to 1995, principally as a result of $48,000 bonus and relocation expenses incurred during the first half of 1995.

FDIC insurance premium decreased $53,000, or 40.46%, as the result of lower rates. Foreclosed asset expenses declined $23,000 as compared to the first half of 1995. The above decreases in expenses were mitigated by increased legal costs of approximately $172,000 in connection with the litigation with the FDIC, involving the Company's chairman and CEO and the Bank's former president.

     Provision for Loan Losses

     The allowance for loan losses was $1.937 million at June 30, 1996, compared to $1.624 million at December 31, 1995. The allowance equaled 2.98% of loans at June 30, 1996, compared to 2.76% at December 31, 1995.

     In May 1996, management completed a detailed analysis of gross loan charge-offs for the years 1991 to 1995. This analysis took into consideration the type of lending done during those years, changes in the concentration of the loan portfolio and the current composition of the loan portfolio. Based on this review, management decided to increase the general allowance percentage applied to nonclassified loans as of May 31, 1996. This increase resulted in an additional provision for loan losses of approximately $300,000 during the quarter ended June 30, 1996. However, due primarily to the large recovery recorded during the second quarter, an overall credit for loan losses of $667,000 was recorded for the six months ended June 30, 1996.

     The following table sets forth a reconciliation of the allowance for loan losses and illustrates the charge-offs and recoveries by major loan category for six months ended June 30, 1996 (in thousands):

Beginning Balance, January 1, 1996 ......................    $ 1,624
           Charge-offs:
              Commercial, financial and agricultural ....         --
              Real estate -- construction ...............         --
              Real estate -- mortgage ...................        192
              Installment loans to individuals ..........          9
              Lease financing ...........................         --
                                                             -------
           Total charge-offs ............................        201
                                                             -------
           Recoveries:
              Commercial, financial and agricultural ....          9
              Real estate - construction ................         --
              Real estate - mortgage ....................      1,165
              Installment loans to individuals ..........          7
              Lease financing ...........................         --
                                                             -------
           Total recoveries .............................      1,181
                                                             -------
           Net recoveries ...............................       (980)
                                                             -------
           Credit for loan losses .......................       (667)
                                                             -------
           Ending Balance, June 30, 1996 ................    $ 1,937
                                                             =======

           Ratio of net recoveries to
              average loans outstanding .................       1.59%

Financial Condition

     At June 30, 1996, the Company's total assets were $110.6 million, representing an increase of $7.19 million from December 31, 1995, principally as the result of receiving approximately $4.0 million in the Settlement with respect to a large impaired loan and higher demand in loan originations.

     Loans

     Net loans increased $5.82 million from $57.25 million at December 31, 1995 to $63.07 million at June 30, 1996. As mentioned earlier, the Bank has agreements with several auto dealers to provide loans to their credit-worthy customers. The consumer loan portfolio has increased approximately $4.7 million, or 108%, since December 31, 1995, mostly as a result of originating more auto loans. The change in the composition of other loans at June 30, 1996 compared to December 31, 1995 is as follows: Real estate construction loans declined $161,000, or 3.66%; while Residential real estate loans increased $977,000, or 3.93%; Real estate commercial loans increased $265,000, or 1.24%; and Commercial loans increased $350,000, or 8.81%.

     The following table sets forth the maturity and repricing schedule of the loan portfolio at June 30, 1996 (in thousands):

                                                            After one          After
                                             Within         but within         five
                                            One year        five years         years          Total
                                            --------        ----------         -----          -----
Maturity Schedule:
        Commercial .....................   $    2,421      $    1,061      $      772      $    4,254
        Real estate--construction ......        3,140             301             345           3,786
        Real estate--mortgage ..........       13,905          19,239          11,107          44,251
        Consumer, net ..................          824           7,743             449           9,016
        Nonaccrual loans ...............           --              --              --           3,700
                                           ----------      ----------      ----------      ----------
   Total ...............................   $   20,290      $   28,344      $   12,673      $   65,007
                                           ==========      ==========      ==========      ==========

Repricing Schedule (1):

   Fixed rate loans ....................   $   16,076      $   23,643      $    3,343      $   43,062
   Floating rate loans .................       17,653             592              --          18,245
   Nonaccrual loans ....................           --              --              --           3,700
                                           ----------      ----------      ----------      ----------
Total ..................................   $   33,729      $   24,235      $    3,343      $   65,007
                                           ==========      ==========      ==========      ==========

------------------------------
(1)  Data for repricing schedule by loan categories is not available.

     Investment Securities

     The primary objectives of the Company's investment strategy are to maintain an appropriate level of liquidity and to generate income.

     The largest sector of the investment portfolio remains securities of U.S. Government agencies and corporations which totals $22.88 million (amortized costs), or 69.88%, of total investment securities. Included in the above are $4.91 million mortgage-backed products, mostly consisting of collateralized mortgage obligations ("CMO") and real estate mortgage investment conduits ("REMIC"). Twice a year, stress tests are conducted on these CMOs and REMICs, all of which were passed during the recent tests done.

     At the present time, the Company does not engage in the use of derivatives investment products as a means to hedge the risks in its investment, loan or deposit portfolios.

     Deposits and Repurchase Agreement

     Total deposits increased $3.72 million, or 4.03%, from $92.31 million at December 31, 1995 to $96.03 million at June 30, 1996. During the second quarter of 1996, the Bank experienced deposit growth in all categories except in money market accounts. Noninterest-bearing demand deposits increased $895,000; savings, club and interest-bearing demand deposits increased $2.05 million, partially as a result of $399,000 increase in Christmas club accounts which will mature in October 1996; and time deposits increased $772,000 since December 31, 1995. As a percentage of total deposits, savings, club accounts and interest-bearing demand deposits represented 38.55% at June 30, 1996, compared to 37.89% at December 31, 1995. There were no brokered deposits within the Company's deposit base at June 30, 1996.

     The balance for a repurchase agreement increased to $1.85 million at June 30, 1996. There were no such borrowings at December 31, 1995. As mentioned earlier, the brisk demand in loans necessitated the borrowing of funds against the repurchase agreement for the short term.

     The following table sets forth maturities of time deposits of $100,000 or more at June 30, 1996 and December 31, 1995.

                                                  June 30,   December 31,
                                                   1996          1995
                                                   ----          ----
                                                      (in thousands)

    Three months or less.......................   $1,814         $2,852
    Over three months through twelve months....    4,180          2,811
    Over one year through five years...........    1,309          1,075
    Over five years............................        0              0
                                                  ------         ------
    Total......................................   $7,303         $6,738
                                                  ======         ======

     Nonperforming Assets

     The following table represents nonperforming assets of the Company at June 30, 1996 and December 31, 1995.

                                                   June 30,    December 31,
                                                    1996          1995
                                                    ----          ----
                                                       (in thousands)

Impaired loans.................................  $ 3,700       $  5,248
Other loans past due 90 days or more...........      294            257
                                                 -------        -------
    Total nonperforming loans..................    3,994          5,505
Foreclosed assets held for sale................    5,272          4,814
                                                 -------        -------
    Total nonperforming assets.................  $ 9,266       $ 10,319
                                                 =======       ========
Nonperforming loans as a percentage
    of loans (net of unearned interest)........     6.14%          9.35%
Nonperforming assets as a percentage of assets.     8.38%          9.98%

     Loans past due 90 days or more increased $37,000 from the amount at December 31, 1995. All delinquent loans are reviewed by management on a weekly basis with regard to legal proceedings and collection efforts. Of the delinquent loans, 39.12% are secured by real estate, 37.75% are loans to consumers and 23.13% are to commercial borrowers.

     Impaired loans declined $1,548,000, or 29.50%, at June 30, 1996 compared to December 31, 1995. Loans with carrying values of $938,000 were transferred to foreclosed assets held for sale during the first quarter of 1996. In addition, on May 21, 1996, the Bank stipulated to the Settlement of a U.S. Bankruptcy Court proceeding with respect to a large impaired loan, resulting in a reduction of loan balance of $905,000, as discussed previously. Over 90% of the impaired loans are beyond the point of restructure. These are loans that have been in litigation and/or foreclosure and can only be resolved through liquidation. Management believes that the transfer from impaired loans to foreclosed assets is an improving trend that will continue for the next two to three quarters as most of the litigation and/or foreclosure actions are completed. The improving trend and movement of impaired loans to foreclosed assets enables the Bank to sell the properties. It is anticipated that the aforementioned trend will continue with a resulting decrease in impaired loans and those loans over 90 days delinquent. Although this will increase the Bank's foreclosed assets portfolio, it will enable the Bank to expedite the final sale of these assets. Real estate loans represent $3.605 million of impaired loans, loans to commercial borrowers represent $67,000, and loans to consumer borrowers represent the remaining $28,000 balance. The Bank analyzes its allowance requirements monthly and makes provisions to address new developments as they arise in an effort to recognize problems and provide for potential future losses to earnings or capital.

     The majority of nonperforming assets are secured by real estate. The composition of the nonperforming assets at June 30, 1996 follows:

     The following table sets forth the total of commercial and investment properties, all of which are currently in litigation and/or foreclosure.

     Commercial/Investment Properties:

     Impaired and over 90 days.................     $1,868,615
     Foreclosed assets held for sale...........        832,565
                                                    ----------
     Total.....................................     $2,701,180
                                                    ==========

     The following table sets forth the total of residential properties to be foreclosed upon and liquidated, including properties currently owned that are listed for sale. All litigation and foreclosure proceedings in the nonaccrual and over 90-day category are being actively pursued.

     Residential:

     Impaired and over 90 days.................     $1,405,470
     Foreclosed assets held for sale...........      1,074,911
                                                    ----------
     Total.....................................     $2,480,381
                                                    ==========

     The following table sets forth the total of land developments and building lots to be foreclosed upon and liquidated, including land developments and building lots currently owned and listed for sale. All litigation and foreclosure proceedings in the nonaccrual and over 90-day category are being actively pursued.

      Land Development/Building Lots:

      Impaired and over 90 days................      $  546,513
      Foreclosed assets held for sale..........       2,631,661
                                                     ----------
      Total....................................      $3,178,174
                                                     ==========

     The following table sets forth the total of loans in litigation that are not secured by real estate.

     Secured by Other Than Real Estate:

     Impaired and over 90 days.................      $  147,301
                                                     ==========

     The following table sets forth the total of assets that are listed as nonperforming, but which are under agreements that provide a yield at or in excess of current market rates.

     Performing/Nonperforming Assets:

     Impaired and over 90 days..................     $   25,611
                                                     ==========

     The following table sets forth the total of assets that are under agreement or are being paid off with the settlement dates to take place in the third quarter of 1996.

     Assets Under Agreement or Payoffs:

     Impaired and over 90 days..................     $        0
     Foreclosed assets held for sale............        732,459
                                                     ----------
     Total......................................     $  732,459
                                                     ==========

     At June 30, 1996, there were no loans, other than those classified as nonperforming loans, where known information about borrowers' possible credit problems causes management to have serious doubts as to their ability to comply with the current loan repayment terms.

     In January 1996, the Company's Board of Directors developed a disposition plan to reduce approximately $5.3 million of nonperforming and/or classified assets. This disposition plan was initiated to comply with the Administrative Order, the Federal Reserve Agreement and orders issued by the FDIC. As part of this disposition plan, the Company will aggressively market its nonperforming and/or classified assets. Through June 30, 1996, the Company eliminated gross $2.89 million of nonperforming and/or classified assets, including $161,600 in charge-offs, $1,557,000 in cash payments and $1,171,100 as a result of declassification or cures. The $2.89 million reduction was slightly higher than management's targeted reduction of $2.63 million for the same period. Pending and potential reductions for the third quarter are expected to approximate $.8 million, less than the targeted $1.317 million per quarter. The Bank anticipates that it will be in compliance with the regulatory requirements as of August 26, 1996.

     Management believes that the current level of dispositions of nonperforming assets will allow the Bank to meet all scheduled regulatory requirements. The Company continues to market its foreclosed assets held for sale through listing by external agents.

     Liquidity and Funds Management

     At June 30, 1996, the Company maintained $4.602 million in cash and cash equivalents in the form of cash and due from banks (after reserve requirements). In addition, the Company had $21.775 million in securities available-for-sale representing 19.69% of total assets at June 30, 1996.

     The Company considers its primary source of liquidity to be its core deposit base. The Company will continue to promote the acquisition of deposits through its branch offices. At June 30, 1996, approximately 80.23% of the Company's assets were funded by core deposits acquired within its market area. An additional 10.65% of the assets were funded by the Company's equity. These two components provide a substantial and stable source of funds.

     The Company's Board of Directors has not declared or paid any dividends on the outstanding shares of either its Senior or Series A Preferred Stock due to restrictions placed on it by federal and state banking regulators and other restrictions that do not permit the Bank to pay dividends to the holding company. The amount of undeclared dividends in arrears on the Senior and Series A Preferred Stock at June 30, 1996, were $388,883 and $1,109,956, respectively.

     For the six months ended June 30, 1996 cash and cash equivalents decreased $441,000. Changes in cash are measured by changes in three major classifications of cash flows known as operating, investing and financing activities.

     During the first six months of 1996, net cash and cash equivalents of $466,000 were provided by operating activities compared to $457,000 provided in the same period 1995, an increase of $9,000.

     Net increase in cash used in investing activities was $3.98 million during the first six months of 1996 as compared to the same period in 1995. The primary reason for the increase was attributed to net increase in cash expenditures of $4.41 million for loans, offset in part by net cash provided by investment securities of $748,000. In addition, net proceeds from sale of foreclosed assets declined $819,000, while net cash provided from sale of real estate and other investments increased $517,000 during the first half of 1996 as compared to the same period in 1995.

     Net cash of $5.51 million was provided by financing activities during the first six months of 1996 as compared to $72,000 used in the same period in 1995, representing a net change in financing activities of $5.58 million. The net increase of $324,000 and $5.26 million cash provided from deposits and repurchase agreements, respectively, was the primary reason for the net change for the six months ended June 30, 1996 as compared to the same period in 1995.

     Interest Rate Sensitivity

     At June 30, 1996 the Company maintained a one-year cumulative GAP of negative $5.417 million, or 5.63% of total interest-earning assets which have been adjusted for the depreciation on securities available-for-sale. The effect of this GAP position provides a negative mismatch of assets and liabilities which exposes the Company to interest rate risk during a period of rising interest rates. A significant item contributing to the short-term negative gap is $17.344 million of interest-bearing demand and savings deposits which do not have contractual maturities and are not as rate sensitive as time deposits. However, the ability to reprice still exists, and, therefore, they have been included in the shortest repricing time frame.

     The following table sets forth the Company's interest sensitivity GAP position at June 30, 1996:


===================================================================================================================================
                                                                                   June 30,
                                                                                     1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 6 Months
                                                 6 Months          to 1          1 to 2         2 to 5         Over 5
                                                 or less           Year          Years          Years          Years         Total
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    (in thousands)
------------------------------------------------------------------------------------------------------------------------------------
Interest-Earning assets:
------------------------------------------------------------------------------------------------------------------------------------
  Investment securities (1)                       $10,790        $ 1,352        $ 1,221        $ 5,390        $16,229        $34,982
------------------------------------------------------------------------------------------------------------------------------------
  Loans (2)                                        24,244          9,485          6,044         18,191          3,343         61,307
                                                  -------        -------        -------        -------        -------        -------
------------------------------------------------------------------------------------------------------------------------------------
  TOTAL                                           $35,034        $10,837        $ 7,265        $23,581        $19,572        $96,289
                                                  -------        -------        -------        -------        -------        -------
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
------------------------------------------------------------------------------------------------------------------------------------
  Demand-interest bearing                         $15,283        $    --        $    --        $    --        $    --        $15,283
------------------------------------------------------------------------------------------------------------------------------------
 Savings and Clubs (3)                              1,320            741          1,481          4,444         13,755         21,741
------------------------------------------------------------------------------------------------------------------------------------
 Time                                              17,857         13,910          7,653          9,002              0         48,422
------------------------------------------------------------------------------------------------------------------------------------
 Other borrowed funds                               1,850             --             --             --             --          1,850
------------------------------------------------------------------------------------------------------------------------------------
 Long-term debt                                       327             --             --             --             --            327
                                                  -------        -------        -------        -------        -------        -------
------------------------------------------------------------------------------------------------------------------------------------
  TOTAL                                           $36,637        $14,651        $ 9,134        $13,446        $13,755        $87,623
                                                  -------        -------        -------        -------        -------        -------
------------------------------------------------------------------------------------------------------------------------------------
GAP                                               ($1,603)       ($3,814)       ($1,869)       $10,135        $ 5,817        $ 8,666
                                                  -------        -------        -------        -------        -------        -------
------------------------------------------------------------------------------------------------------------------------------------
Cumulative GAP                                    ($1,603)       ($5,417)       ($7,286)       $ 2,849        $ 8,666        $ 8,666
                                                  =======        =======        =======        =======        =======        =======
------------------------------------------------------------------------------------------------------------------------------------

------------------

(1) Includes average pay downs based on the stress test for collateralized mortgage obligation securities. Also, includes equity securities balance in six months or less category as they were categorized as trading securities effective January 1, 1994. Also includes $1,569,000 of federal funds sold.

(2) Includes estimated schedule maturities of the fixed rate loans ignoring any potential rollover at maturity. Excludes nonaccrual loans of $3,700,000.

(3) Assumes that 7% of the savings deposits are repriceable each year based on the previous five years' historical activity.

     Capital

     The following table sets forth the capital ratios of the Bank as of June 30, 1996 and 1995.

                                              Regulatory          June 30,
                                             Requirements      1996       1995
                                             ------------      ----       ----
Leverage ratio:
 Tier I (core capital) ratio..............       4.0%*        10.54%      8.75%
Risk-based capital ratios:
 Tier I capital/risk-weighted.............       4.0%         14.46%     11.88%
 Tier I and Tier II capital/
          Risk-weighted assets............       8.0%         15.72%     13.13%

----------------------

* The Pennsylvania Department of Banking requires the Bank to maintain a minimum Tier I leverage capital ratio of at least 6.5% under the terms of the Pennsylvania Order.

Comparison of Three Months Ended June 30, 1996 to Three Months Ended June 30,
1995

     Analysis of Operations

     Net income for three months ended June 30, 1996 was $2,145,000, an increase of $1,984,000 as compared to the same period in 1995. During the second quarter of 1996, the Bank received the Settlement, as previously discussed, for a large impaired loan, resulting in recording $1,539,000 in other income category. In addition, as the result of fully funded allowance for loan losses, the Bank recorded a credit for loan losses of $719,000 which was mitigated by lower securities gains of $361,000.

     Net interest income increased $207,000 for the second quarter of 1996 as compared to 1995. Interest and fees earned on loans increased $196,000, or 15.53%, mostly the result of an increased average loan portfolio of $1.695 million, as well as increased yield of 19 basis points as compared to the second quarter 1995. Interest expense was almost the same as 1995.

     Other income increased $1,213,000 in the second quarter of 1996 as compared to the second quarter of 1995. The majority of increase, or $1,539,000, was for the Settlement amount as mentioned earlier mitigated by lower securities gains of $361,000.

     Total other expenses increased $155,000, or 13.48%, for three months ended June 30, 1996 as compared to the same period in 1995. FDIC insurance premium declined $27,000. However, foreclosed asset expenses increased $69,000. In addition, legal fees increased approximately $105,000 as a result of expenses incurred in connection with litigation with the FDIC involving the Company's chairman and the Bank's former president, as compared to the same period in 1995.

     Net cash flows from operating activities increased $1.1 million, principally as the result of changes in the trading securities portfolio.

     Net increase in cash used in investing activities was $2.14 million during the three months ended June 30, 1996, as compared to the same period in 1995. The increase was primarily attributed to net increase in investment securities of $1.3 million and in loan originations of $0.7 million.

     Cash flows from financing activities increased $2.8 million, primarily as the result of increase in deposits of $2.6 million.


                             BUSINESS AND PROPERTIES

General

     First Lehigh Corporation (the "Company") was incorporated under Pennsylvania law in 1982 and is registered as a bank holding company under the Bank Holding Company Act of 1956 (the "Holding Company Act"). The Company provides financial and managerial resources and services to, and coordinates and evaluates the activities of, First Lehigh Bank (the "Bank") and the Bank's subsidiaries. Through the Bank, the Company provides a wide range of financial services, principally to consumers and small- to medium-size businesses in the Lehigh Valley area of Pennsylvania.

     As of June 30, 1996, the Company had total assets of $110.6 million and total deposits of $96.0 million.

     In recent years, the financial condition, results of operations and business of the Company and the Bank have been adversely affected by the adverse markets for real estate and economic conditions in its market areas. The Company and the Bank have also consented to certain regulatory orders that have established certain requirements, including an increased regulatory capital requirement for the Bank, generally intended to enhance the financial condition and operations of the Company and the Bank. See "Risk Factors -- Regulatory Enforcement Actions to Which the Company and the Bank Are Subject."

     The Bank experienced financial difficulties in the early 1990's that resulted from problems in loan administration and controls and inadequacies in the Bank's internal loan review functions. In order to take steps to correct such problems, the Bank has initiated numerous actions.

     The Bank has improved its loan files by updating old loan files with current cash flow analyses and by obtaining new appraisals on older credits. Management of the Bank reviews all loans having a principal balance in excess of $50,000 on a quarterly basis to determine whether the allowance for loan losses is adequate. The Bank has also allocated additional staff to conduct such loan reviews. The Bank strengthened underwriting policies by reducing collateral emphasis by setting new minimums for cash flow coverage of debt service and by increasing loan to value ratios. The Bank has significantly reduced the Bank's exposure to certain types of lending, primarily loans to builder/developers, by curtailing lending to new customers in the real estate development business and by reducing exposure to existing customers in the real estate business.

     It is the Bank's policy for appraisals of properties held as Foreclosed Assets to be periodically updated. The Bank has improved the appraisal process by pre-qualifying all appraisers from prepared lists of those appraisers who are acceptable to the Bank, with respect to which the Bank has been assisted by new certification requirements for appraisers under state law.

     The Bank has improved its record keeping functions by adding better controls, formalizing written policies and internal loan grading by grading all loans over $100,000, assigning a risk rating to each loan and adjusting loan loss reserves to match the internal loan grading. The Bank has worked closely with state regulators to increase the depth of all management and board reports, including the monthly budget reporting to the Department.

Business of the Company

     First Lehigh Bank

     The Bank, which was established in 1923, engages in a full-service commercial banking business, including accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions, and making construction and mortgage loans. Its deposits are insured by the FDIC to the extent provided by law.

     The Bank maintains its principal executive offices in Allentown, Lehigh County, Pennsylvania, with five banking offices located in Pennsylvania. The Bank's five branches are located in Walnutport and Cherryville, Northampton County, Allentown and Bethlehem, Lehigh County, and Quakertown, Bucks County. The Bank is a Pennsylvania banking institution under the supervision of the Department and the FDIC.

     Lending Activity of the Bank

     The Bank offers consumer and commercial loans to customers and prospective customers. Commercial loans are for working capital lines of credit, term loans to purchase equipment, fixtures or furniture, commercial mortgages to finance investment properties, and commercial mortgages to acquire business-owner occupied properties. The Bank writes loans at variable interest rates or at fixed interest rates with balloon maturities. Commercial lines of credit are usually reviewed on an annual basis while term loans and mortgages usually mature within a five-to-seven-year period. The Bank makes commercial loans to a wide variety of service, retail, distribution and manufacturing companies. In the past the Bank has had a concentration of loans to real estate developers/speculators. The Bank has significantly reduced this concentration.

     In general, the Bank requires collateral on all commercial loans. Collateral is in the form of real estate, either residential or commercial, cash, marketable securities, accounts receivable, inventory, equipment and other fixed assets. The Bank generally does not make loans based primarily on the accounts receivable or inventory of a business. In general, the Bank maintains a loan-to-value ratio of not greater than 75% (except higher amounts would be available for the most creditworthy customers) on real estate taken as collateral. The Bank will accept a second or third lien position on real estate assuming that the overall loan-to-value ratio is not greater than 75% and that prior liens are not excessive in relation to the Bank's loan.

     Commercial mortgages that have an adjustable rate feature are based upon the base interest rate of the Bank and, in general, do not have interest rate caps or floors. The Bank does not offer negative amortization loans. As structured, adjustable rate commercial mortgages of the Bank are not anticipated to present increased prepayment risks, increased default risks or, in periods of rising interest rates, increased risks that loan rates may lag behind the Bank's funding costs to a material extent.

     In addition to commercial loans, the Bank makes personal loans to consumers and individuals. These loans include "bridge loans" to acquire a residential property when the existing home remains unsold and installment loans for the purchase of automobiles, debt consolidation or other personal purposes. The Bank makes residential first mortgage loans for the acquisition of homes and refinancings of mortgages in the Bank's primary market area. The Bank offers adjustable rate residential mortgages. In general, the Bank will lend up to 80% of the value of a borrower's home, less any prior liens. The borrower must demonstrate the financial ability to service the loan and must have an acceptable credit repayment history.

Management of the Bank believes that these types of loans present no undue risks or lending concentrations.

     Secured loans up to $50,000 may be approved by the individual loan officer. Loans in excess of $50,000 must be approved by the full Board of Directors of the Bank. All loans approved by the officer's loan committee are reported to the full Board of Directors of the Bank on a monthly basis.

     Non-Banking Subsidiaries

     The Company's other indirect subsidiaries are six corporations wholly owned by the Bank, a limited partnership of which the Bank holds a 49% equity interest and a corporation of which the Bank has a 50% ownership interest that is a general partner of the aforementioned limited partnership. These subsidiaries primarily own real estate that is leased to the Bank.

     Competition

     The Bank competes actively with other Lehigh Valley area commercial banks, many of which have assets substantially greater than those of the Bank, as well as with major banking and financial institutions headquartered elsewhere. The Bank is generally competitive with other financial institutions in the service area with respect to interest rates paid on time and savings deposits, service charges on deposit accounts and interest rates charged on loans.

     Supervision and Regulation

     Bank holding companies and banks are extensively regulated under both federal and state law. The following discussion encompasses the material statutory and regulatory provisions that affect the Company and the Bank. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions.

     Bank Holding Companies. The Company is registered as a "bank holding company" under the Holding Company Act. As a bank holding company, the Company is subject to regulation by the Federal Reserve Board and is required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the Holding Company Act. The Federal Reserve Board will also make examinations of the Company and its subsidiaries. The Federal Reserve Board has the authority to issue cease-and-desist orders against a bank holding company and its non-bank subsidiaries if the Board determines that their actions constitute a serious risk to the financial safety, soundness or stability of the bank holding company's subsidiary bank or a violation of law. The order may require the bank holding company and its non-bank subsidiaries to cease the activity or may require the bank holding company to divest itself of the non-bank subsidiary or subsidiaries.

     A bank holding company is prohibited under the Holding Company Act from, among other things, engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in non-banking activities unless the Federal Reserve Board, by order or regulation, has found such activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making determinations, the Federal Reserve Board considers whether the performance of these activities by a bank holding company would offer benefits to the public that outweigh possible adverse effects. Activities found permissible as activities properly incident to banking include, among others: operating a mortgage, finance, credit card or factoring company; performing certain data processing operations; providing limited securities brokerage services; providing investment and financial advice; acting as insurance agent or underwriter for certain types of credit-related insurance; leasing personal property on a full-payout, nonoperating basis; providing tax planning and preparation services; operating a collection agency; providing certain courier services and, subject to certain limitations, providing certain discount brokerage services for customers.

     Federal Reserve Board approval may be required before the Company or its non-bank subsidiaries, if any, may begin to engage in any such activities and before any such businesses may be acquired. The Federal Reserve Board is empowered to differentiate between activities that are initiated by a bank holding company or a subsidiary and activities commenced by acquisition of a going concern. Further, under the Holding Company Act and the Federal Reserve Board's regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of credit or provision of any property or services. The so-called anti-tie-in provisions state generally that a bank may not extend credit, lease or sell property or furnish any service to a customer on the condition that the customer obtain or provide additional credit or service from or to the bank, its bank holding company or any other subsidiary of its bank holding company, or on the condition that the customer not obtain other credit or service from a competitor of the bank, its bank holding company or any subsidiary of its bank holding company.

     The Holding Company Act requires the prior approval of the Federal Reserve Board in any case where a bank holding company proposes to acquire direct or indirect ownership or control of more than 5% of any class of voting securities of any bank (unless it owns a majority of such bank's voting shares) or to merge or consolidate with any other bank holding company. The Holding Company Act further provides that the Federal Reserve Board shall not approve any such acquisition, merger or consolidation that would have anticompetitive effects. The Holding Company Act prohibits a bank holding company from acquiring a bank located in another state unless such acquisition is specifically authorized by the statutory laws of the state in which such bank is located. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 enacted in September 1994 (the "Interstate Banking Act") provides that, among other things, substantially all state barriers to the acquisition of out-of-state bank holding companies will be eliminated. See "--Interstate Banking Legislation."

     Source of Strength Policy. Under the Federal Reserve Board's "source of strength" policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which it might not do so absent such policy. The legality and scope of this policy of the Federal Reserve Board is unclear in light of recent judicial precedent. Nevertheless, the Company has sought to act as a source of strength to the Bank in recent periods and will continue to seek to act as a source of strength to the Bank.

     Banks. The Bank is a Pennsylvania-chartered bank subject to the supervision of, and is regularly examined by, the FDIC and the Department.

     As a state-chartered commercial bank, the Bank is subject to the applicable provisions of the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"), and the regulations of the Department adopted thereunder. The Bank derives its lending and investment powers from these laws, and is subject to examination from time to time by the Department.

     The Banking Code provides for extensive regulation of the Bank's business, including limitations on the amount of interest it may charge on various loans, limitations on the amount of credit it may extend to any one customer and limitations on its ownership of shares of stock in certain entities, including banks and trust companies. The Banking Code prohibits any person from acquiring more than 10% of any class of outstanding stock of any bank (5% of any such class if the bank had net operating loss carryforwards, as defined in the Internal Revenue Code of 1986, in excess of 20% of the bank's total stockholders' equity), without the prior approval by the Department. Exempted from prior approval by the Department are acquisitions of shares of stock of a bank by such bank or a person who controls the bank and acquisitions of shares of stock of a bank through a merger or consolidation approved by the Department or the United States Comptroller of the Currency. Approval of the Department is required for amendments to the Articles of Incorporation of the Bank. The Banking Code regulates the establishment of branch offices and sets minimum capital stock and surplus requirements. Under the Banking Code, banks are permitted to operate branch offices statewide.

     The Bank is subject to certain restrictions under Pennsylvania law relating to the declaration and payment of dividends. Dividends may be declared and paid only out of accumulated net earnings (undivided profits). Where surplus is less than 50% of the amount of the Bank's capital (defined as par value multiplied by the number of shares outstanding), no dividend may be paid or declared without the prior approval of the Department until surplus is equal to 50% of the total amount of capital. Where surplus is equal to or greater than 50% but less than 100% of capital, until such time as surplus equals capital, the Bank must transfer at least 10% of its net earnings to surplus prior to the declaration of a dividend. The Department has the power to issue orders prohibiting the payment of dividends where such payment is deemed to be an unsafe or unsound banking practice.

     The Bank is a member of the FDIC and, therefore, is subject to additional regulation by that agency. The FDIC must approve the establishment of new branch offices. Any insured bank that does not operate in accordance with, or conform to, FDIC regulations, policies and directives may be sanctioned for noncompliance. Dividend payments by a bank are generally prohibited where the bank is in default of its FDIC assessments. Moreover, the FDIC has the power to issue orders prohibiting the payment of dividends where such payment is deemed to be an unsafe or unsound banking practice. The Bank is subject to examinations from time to time by the FDIC. The Bank is not a member of the Federal Reserve System.

     The Federal Reserve Board has adopted a regulation pursuant to the Change in Bank Control Act of 1978, which, subject to certain exceptions, requires persons who intend to acquire control of a bank or bank holding company to give at least 60 days' prior written notice to the Federal Reserve Board. Control for the purpose of this regulation exists when the acquiring party obtains voting control of at least 25% of any class of a bank's voting securities. Subject to rebuttal, control is presumed to exist when the acquiring party obtains voting control of at least 10% of any class of a bank's voting securities if
(i) securities issued by the bank are registered pursuant to Section 12 of the Exchange Act, or (ii) following the acquisition, there would be no holder of that class of the bank's voting securities with holdings larger than that of the acquiring party. The Change in Bank Control Act of 1978 and the regulations promulgated thereunder authorize the Federal Reserve Board to disapprove any such acquisition on certain specified grounds.

     Although the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") pertains primarily to thrift depository institutions (such as savings and loan associations), certain of FIRREA's provisions may now or in the future affect the Bank. In particular, were the Bank in the future to seek to acquire and own a single thrift institution (although the Bank does not currently plan to do so), FIRREA would permit such acquisition free from interstate banking laws. In addition, FIRREA imposes certain "cross-guarantee" provisions which are applicable to the Bank. Under FIRREA, all commonly controlled insured depository institutions are liable to the FDIC for any loss the FDIC incurs in connection with defaults of or assistance granted to their affiliated depository institutions. Under such "cross-guarantee" arrangements, each depository institution subsidiary could be subject to claims for amounts the FDIC actually loses in connection with the operation of or assistance granted to an affiliated depository institution in the event it were ultimately to be taken over by the FDIC.

     In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") became law. Under FDICIA, financial institutions are subject to increased regulatory scrutiny and must comply with certain operational, managerial and compensation standards. Under FDICIA, institutions must be classified in one of five defined categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized). In the event an institution's capital deteriorates to the "undercapitalized" category or below, FDICIA prescribes an increasing amount of regulatory intervention, including the institution by a bank of a capital restoration plan, a performance guarantee of the plan by a parent institution and the placement of a hold on increases in assets, number of branches or lines of business. If capital has reached the significantly or critically undercapitalized levels, further material restrictions can be imposed, including restrictions on interest payable on accounts, dismissal of management and (in critically undercapitalized situations) appointment of a receiver. Critically undercapitalized institutions may not, beginning 60 days after becoming critically undercapitalized, make any payment of principal or interest on their subordinated debt. A well capitalized institution may be reclassified as adequately capitalized, and an adequately capitalized institution or an undercapitalized institution may be forced to comply with certain supervisory actions as if it were in the next lower capital category (except that a significantly undercapitalized institution may not be reclassified as critically undercapitalized where the institution is deemed to be engaging in unsafe or unsound practices or has received and not corrected a less than satisfactory examination report rating for asset quality, management, earnings or liquidity). All but well capitalized institutions are prohibited from accepting brokered deposits without prior regulatory approval.

     FDICIA also requires the regulators to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not satisfy such standards.

     Furthermore, FDICIA and its implementing regulations require all insured depository institutions, except those with total assets of less than $500 million, to conduct periodic audits and to establish audit committees of their boards of directors. FDICIA also requires all depository institutions to undergo an annual regulatory examination.

     Restrictions on Transactions with Affiliates and Insiders. The Bank, as an FDIC-insured, state-chartered, nonmember bank, is also subject to the restrictions of Sections 23A, 23B, 22(g) and 22(h) of the Federal Reserve Act and Regulation O adopted by the Federal Reserve Board. Section 23A requires that loans or extensions of credit to an affiliate, purchases of securities issued by an affiliate, purchases of assets from an affiliate (except as may be exempted by order or regulation), the acceptance of securities issued by an affiliate as collateral and the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate (collectively, "covered transactions") be on terms and conditions consistent with safe and sound banking practices, and imposes quantitative restrictions on the amount of and collateralization requirements on such transactions. Section 23B requires that all covered transactions and certain other transactions, including the sale of securities or other assets to an affiliate and the payment of money or the furnishing of services to an affiliate, be on terms comparable to those prevailing for similar transactions with nonaffiliates.

     Sections 22(g) and 22(h) of the Federal Reserve Act impose similar limitations on loans and extensions of credit from the Bank to its and the Company's executive officers, directors and principal shareholders and any of their related interests. The limitations restrict the terms and aggregate amount of such transactions. Regulation O implements the provisions of Sections 22(g) and 22(h) and requires maintenance of records of such transactions by the Bank and regular reporting of such transactions by insiders. The FDIC also requires the Bank, upon request, to disclose publicly loans and extensions of credit to insiders in excess of certain amounts.

     Limitation on Activities of FDIC-Insured, State-Chartered Banks. The Federal Deposit Insurance Act (the "FDIA"), as amended by FDICIA, generally limits the activities and equity investments of an FDIC-insured, state-chartered bank, such as the Bank, to those that are permissible for national banks, unless the FDIC has determined that an activity would not pose a significant risk to the deposit insurance fund and the bank is, and continues to be, in compliance with applicable capital standards.

     FDIC Insurance. The Bank formerly paid deposit insurance premiums to the FDIC based on a single, uniform assessment rate established by the FDIC for all institutions insured by the Bank Insurance Fund ("BIF"). Recent legislation eliminated limitations on increases in federal deposit insurance premiums and authorized the FDIC to increase assessment rates to the extent necessary to protect the BIF. The FDIA, as amended by FDICIA, required the FDIC to promulgate regulations establishing a risk-based assessment system and gave the FDIC authority to promulgate regulations governing the transition from the fixed-rate to a risk-based assessment system. The risk-based assessment system calculates assessments based on (i) the probability that the deposit insurance fund will incur a loss with respect to an institution, taking into consideration the risks attributable to different categories and concentrations of assets and liabilities and any other factors the FDIC determines relevant, (ii) the likely amount of any such loss and (iii) the revenue needs of the deposit insurance fund. In 1992, the FDIC adopted a transitional risk-based deposit insurance system that resulted in an increase in the federal deposit insurance premiums paid by all but the strongest financial institutions. The permanent system replacing the transitional system is nearly identical to the transitional system and will not result in a decrease in premiums. Under FDIC regulations, institutions are assigned to one of three capital groups -- "well capitalized," "adequately capitalized" and "undercapitalized" -- based on their total risk-based capital, Tier I risk-based capital and Tier I leverage capital ratios. These three groups are then each subdivided into three subgroups based on supervisory evaluations by the institution's primary federal regulator (the FDIC in the case of the Bank), resulting in a total of nine assessment classifications. The assessment rate schedule for BIF assessment ratios ranges from 0% to .27% depending upon the institution's assessment risk classification. Modification to the premium structure has resulted in a reduction of the premium for the Bank to .17% as of January 1, 1996 with a corresponding decrease in deposit insurance premiums paid by the Bank.

     The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution or its Board of Directors has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation or order of or any condition imposed by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance if the institution has no tangible capital under applicable regulations or capital guidelines.

     Governmental Monetary Policy. Bank profitability is principally dependent upon interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and other borrowings and the interest received by a bank on loans and securities held in its investment portfolio comprise the major portion of a bank's earnings. Thus, the earnings and growth of the Bank will be subject to the influence of general economic conditions and the monetary and fiscal policies of the United States Government and its agencies, including the Comptroller of the Currency, the Federal Reserve Board and the FDIC. An important function of the Federal Reserve Board is to regulate the money supply, credit conditions and interest rates in order to mitigate recessionary and inflationary pressures. Among the instruments of monetary policy used to implement these objectives are open market transactions in United States Government securities and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall growth and distribution of credit, bank loans, investment and deposits. Their use may also affect interest rates charged on loans or paid on deposits.

     The Federal Reserve Board requires all depository institutions, such as the Bank, to maintain reserves against their net transaction accounts (primarily NOW, Super NOW and checking accounts) and non-personal time deposits. As of January 1995, reserves of 3% must be maintained against net transaction accounts of $54.0 million or less, except that no reserves are required against the first $4.3 million of net transaction accounts, and reserves of 10% must be maintained against net transaction accounts in excess of $54.0 million. No reserves are currently required against non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy applicable liquidity requirements. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, however, the effect of the reserve requirements is to reduce an institution's interest-earning assets.

     The monetary policies and regulations of the United States Government and its agencies have had a significant effect on the operations of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon the future business, earnings and growth of the Bank cannot be predicted.

     Interstate Banking Legislation. The Interstate Banking Act will allow federal regulators, beginning in June 1997, to approve mergers between adequately capitalized banks from different states regardless of whether the transaction is prohibited under any state law, unless one of the banks' home states has enacted a law expressly prohibiting out-of-state mergers before June 1997. This act will also allow a state to permit out-of-state banks to establish and operate new branches in this state. The Commonwealth of Pennsylvania, has "opted in" to this interstate merger provision. Therefore, the prior requirement that interstate acquisitions would only be permitted when another state had "reciprocal" legislation that allowed acquisitions by Pennsylvania based bank holding companies has been eliminated. The new Pennsylvania legislation, however, retained the requirement that an acquisition of a Pennsylvania institution by a Pennsylvania or a non-Pennsylvania based holding company must be approved by the Pennsylvania Department of Banking.

     Employees

     As of June 30, 1996, the Company and its subsidiaries had 54 employees, including 44 full-time employees. The Company provides a variety of employment benefits and considers its relationships with its employees to be satisfactory.

Properties

     The principal executive offices of the Company and the Bank consist of 7,190 square feet of space in an office building located in Allentown, Pennsylvania. The Bank leases this office space from an affiliate of the Company under a lease expiring in October 2010 providing for monthly rental payments of $29,518 until November 1, 1996. The rent for the remaining years of the lease will be adjusted based on the increase in the Consumer Price Index. The Bank subleases a portion of the building to a third party under a lease expiring in December 1997 providing for monthly rental payments of $9,784. The sublessee has the right to extend the lease for two successive three- and five-year periods at monthly rental payments of $8,633 and $10,359, respectively. The Bank has subleased another portion of the building to two parties and has achieved substantial occupancy, which reduces its carrying costs. The Bank is a participant in the mortgage on this property, the only outstanding encumbrance upon the property, as one of the lenders, to the extent of $2,270,000.

     The Bank leases the Walnutport and Quakertown branch buildings from subsidiaries pursuant to open-ended oral leases, which provide for monthly rental payments of $2,000 each. The Cherryville branch building is owned directly by the Bank. There are no mortgages or other encumbrances on these properties. The Bank leases the Allentown and Bethlehem branch buildings from third parties. The Bethlehem lease will expire in August 1996 and provides for monthly rental payments of $2,479. The Allentown lease will expire in February 1997 and provides for monthly rental payments of $4,665. The branches range in size from approximately 2,500 to 4,000 square feet with the average size being approximately 3,300 square feet. The Bank intends to seek regulatory approval to establish a branch of the Bank in the building in which its principal executive offices are located. There is no assurance, however, that such approval will be obtained or that a branch of the Bank will be established at this location.

     The Company considers its and the Bank's offices, branches and equipment to be well-maintained and adequate for their operations.

Legal Proceedings

     The Company and the Bank are subject to and have consented to the following regulatory orders and agreements: (i) effective February 28, 1996, the Company and the Bank entered into the Pennsylvania Order with the Department, which replaced an earlier order entered into in 1993; (ii) on April 29, 1996 the Bank entered into the Memorandum of Understanding with the FDIC, which has replaced two cease and desist orders dating from October 1987 and June 1992; and (iii) in January 1991, the Company consented to Federal Reserve Agreement with the Federal Reserve Bank and the Department. The Pennsylvania Order, the Memorandum of Understanding and the Federal Reserve Agreement are more fully described under "Risk Factors -- Regulatory Enforcement Actions to Which the Company and the Bank are Subject."

     On June 23, 1995, the FDIC issued a Notice of Intention to Prohibit from Further Participation and a Notice of Assessment of Civil Money Penalties, Findings of Fact and Conclusions of Law, Order to Pay and Notice of Hearing (collectively, the "Notices") against James L. Leuthe, Chairman of the Board and Chief Executive Officer of the Company, and against Harold R. Marvin, Jr., formerly the President of the Company and of the Bank. Mr. Marvin resigned as President and as director of both the Company and the Bank in 1993.

     The Notices initiate administrative proceedings in which the FDIC, as a result of transactions occurring prior to February 1992, is seeking to prohibit Messrs. Leuthe and Marvin from further participation in the conduct of the affairs of any bank insured by the FDIC or any other federally insured depository institution, without the prior approval of the FDIC and the appropriate federal financial institution regulatory agency. The allegations of the FDIC are substantially the same as those which formed the basis of the Stipulation of Settlement with and Administrative Order of the Pennsylvania Department of Banking. The Company and the Bank entered into the Stipulation of Settlement and consented to the Administrative Order in March 1993. The Notices also seek to impose civil monetary penalties of $500,000 against Mr. Leuthe and $300,000 against Mr. Marvin. Neither the Company nor the Bank is a party to these proceedings. Both Mr. Leuthe and Mr. Marvin deny wrongdoing and are defending these actions. Hearings before a Federal Administrative Law Judge, concerning this matter commenced on July 9, 1996 and have been recessed until January 22, 1997, at which time the hearings are expected to last an additional one to two months.

     Under both the Company's and the Bank's Bylaws, the Company and the Bank are required to indemnify Messrs. Leuthe and Marvin in connection with the administrative proceedings brought against them by reason of fact that they are or were Officers and Directors of the Bank. However, Mr. Leuthe and/or
Mr. Marvin are required to reimburse the Company and/or the Bank for all expenses incurred or advanced by the Company or the Bank in connection with such events if a court ultimately determines that the alleged actions or omissions of Mr. Leuthe and/or Mr. Marvin constitute willful misconduct or recklessness. While it is difficult to determine the amount of indemnification in this case, the Company believes at this time that the amount will not materially and adversely affect the Company's financial condition.

     The Company carries director's and officer's liability insurance coverage and is in the process of submitting a claim for reimbursement of its expenses in connection with these proceedings.

     Management is aware that the FDIC and Mr. Marvin have reached a tentative settlement in this matter subject to formal FDIC approval. It is the Bank's understanding that the settlement does not assess any monetary damages or penalties against Mr. Marvin.

     The Company, the Bank and two of the Company's other subsidiaries are also defendants in an action commenced on March 13, 1992 in the Court of Common Pleas of Lehigh County, Pennsylvania, and brought by persons who were limited partners in the limited partnership that owns the building in which the Company's and the Bank's executive offices are located. The plaintiffs in this lawsuit also operated a restaurant on the first floor of that building. The plaintiffs allege claims for damages in excess of $50,000 against the Bank relating to alleged bidding process irregularities, faulty building construction and wrongful exclusion from partnership affairs. The Bank has filed a counterclaim for lost rents. Pleadings in the case are closed. The Company believes that it has meritorious defenses to these claims and that the ultimate resolution of the pending proceedings will not have a material adverse effect on the Company's or the Bank's results of operations, financial condition or liquidity. In the opinion of management, there are no other proceedings pending that, if determined adversely against the Company or any subsidiary, would be material in relation to the Company's financial condition, nor are there any proceedings pending other than ordinary routine litigation, except for the litigation and regulatory enforcement actions described above.

                                   MANAGEMENT

Directors and Executive Officers

     The following table sets forth certain information regarding the executive officers and directors of the Company and the Bank.

        Name                  Age                      Position
        ----                  ---                      --------

James L. Leuthe                54        Chairman of the Board, Acting
                                         President, Chief Executive Officer and
                                         Director of the Company

Wilbur R. Roat                 49        President, Chief Executive Officer and
                                         Director of the Bank and Director of
                                         the Company

George M. Baltozer             62        Executive Vice President and Chief
                                         Operating Officer of the Bank

Kashmira K. Lodaya             48        Treasurer of the Company and
                                         Controller of the Bank

Stephen M. Alinikoff           51        Director of the Company and the Bank

Peter Barter                   80        Director of the Company and the Bank

Robert B. Colfer               54        Director of the Company and the Bank

Vincent Dieter                 62        Director of the Company and the Bank

Charles D. Flack, Jr.          41        Director of the Company and the Bank


Harry J. Lentz                 87        Director of the Company and the Bank


John H. McKeever               71        Secretary and Director of the Company
                                         and Chairman of the Board, Secretary
                                         and Director of the Bank

     James L. Leuthe has served as Chairman and a director of the Company since its formation in 1982 and is currently serving as the Company's Acting President. Mr. Leuthe has also served from time to time as the Company's President, most recently from October 1992 to October 1993, and as Chairman and a director of the Bank from 1971 to May 1993. Mr. Leuthe is also the President of Midland Farms, Inc., a real estate holding and development company and active farm operation, and the Chairman of the Board of The Bethlehem Corporation, an industrial equipment and machinery manufacturer.

     Wilbur R. Roat has served as President, Chief Executive Officer and a director of the Bank and as a director of the Company since September 1994. Prior to joining the Bank, Mr. Roat served as President and Chief Executive Officer of St. Edmond's Savings and Loan Association ("St. Edmond's") in Philadelphia, Pennsylvania from March 1992 to August 1994. During his tenure at St. Edmond's, St. Edmond's was a $70 million thrift institution for which Mr. Roat was responsible for recruiting and developing the management team and the development of the institution's initial five-year business plan. Prior thereto, Mr. Roat served in various positions with PSFS/Meritor Financial Group, the most recent of which were as Senior Vice President of Retail Banking for the Philadelphia Savings Fund Society from March 1990 to March 1992 and as Senior Vice President and Chief Administrative Officer of Meritor Financial Group from November 1986 to February 1990.

     George M. Baltozer has served as Executive Vice President and Chief Operating Officer of the Bank since January 1991. Mr. Baltozer previously served as President of Dauphin National Bank from October 1985 to December 1990.
Mr. Baltozer served as the Acting President of the Bank from March 1994 until September 1994.

     Kashmira K. Lodaya has served as Treasurer of the Company since January 1993 and as Controller of the Bank since February 1992. Ms. Lodaya previously served as Assistant Controller of the Bank from 1988 to February 1992.

     Stephen M. Alinikoff has served as a director of the Company and the Bank since June 1993. During the past five years, Mr. Alinikoff has served as the President and Chief Executive Officer of Security First Group, an independent financial services organization, and as managing principal of First Security Investments, Inc., a registered broker-dealer.

     Peter Barter was elected as director of the Company and the Bank on October 24, 1994. Mr. Barter has been the owner of Fernbrook & Co., a sportswear business, for more than 30 years.

     Robert B. Colfer has served as a director of the Company and the Bank since 1985. Mr. Colfer has been the President of Keypunch, Inc., a data entry service provider, since 1973.

     Vincent Dieter has served as a director of the Company and the Bank since 1972. Mr. Dieter has been the owner of Kern's Machine Shop, Inc., a manufacturer of small machine parts, for over 10 years.

     Charles D. Flack, Jr. was elected as a director of the Company and the Bank in August 1993. During the past five years, he has served as Chief Executive Officer of Diamond Manufacturing Co., a perforated metal manufacturer.

     Harry J. Lentz has served as a director of the Company and the Bank since 1975. Mr. Lentz is retired and formerly served as the assistant cashier of the Bank for over 20 years. He also is retired from service as the Deputy Recorder of Deeds for the Northampton County, Pennsylvania courthouse.

     John H. McKeever has served as a director of the Company and the Bank since 1972 and as Secretary of the Company and the Bank for more than five years. He has served as Chairman of the Board of the Bank since May 1993. Mr. McKeever is an attorney at law in private practice.

Compensation of Directors and Executive Officers

     Executive Compensation.

     The following tables contain compensation data with respect to the Company's Chief Executive Officer and the Bank's President and Chief Executive Officer. No other executive officer received in excess of $100,000 in salary and bonus in 1995, 1994 or 1993.

                                Summary Compensation Table
                                --------------------------
                                        Annual Compensation
                                 --------------------------------
                                                         Other
   Name and                                              Annual        All
  Principal                                             Compensa-     Other
   Position               Year     Salary($)  Bonus($)   tion($)   Compensation
   --------               ----     ---------  --------   -------   ------------

James L. Leuthe           1995   $ 30,000(1)    --     $ 15,203(2)         --
Chairman of the           1994   $ 30,000(1)    --     $ 10,823(2)         --
Board, Acting Pre-        1993   $ 97,500(1)    --     $ 10,001(2)   $  6,300
sident, Chief Exec-
utive Officer and
director of the Com-
pany

Wilbur R. Roat            1995   $107,500   $ 12,500   $  3,675(3)   $ 35,503(4)
President, Chief Ex-
ecutive Officer and
Director of the Bank
and director of the
Company

------------------

(1) Inasmuch as Mr. Leuthe was not deemed an employee of the Company, these amounts were paid to Mr. Leuthe as consulting fees. Since October 1992, Mr. Leuthe has committed a majority of his time to the restructuring and raising of capital necessary to assure compliance with the regulatory orders and agreements.

(2) Represents the depreciation expense of $9,423 in 1995, $9,423 in 1994, $8,889 in 1993 with respect to the use by Mr. Leuthe of a vehicle owned by the Bank and $890, $1,400 and $1,112 paid in insurance premiums with respect to such vehicle in 1995, 1994 and 1993, respectively. For 1995, the total also includes the depreciation expense of $4,061 and insurance premiums of $829 with respect to the use by Mr. Leuthe of a vehicle owned by the Company.

(3) Represents the depreciation expense of $2,824 and insurance premiums of $851 with respect to the use by Mr. Roat of a vehicle owned by the Bank.

(4)  Represents relocation expense paid to Mr. Roat in 1995.

                        Option Grants in Last Fiscal Year
                        ---------------------------------

                                                     Individual Grants

                           Number of Secu-           Percent of Total
                               rities                Options Granted
                             Underlying                to Employees           Exercise             Grant Date             Expiration
Name                       Options Granted            in Fiscal Year            Price             Market Price               Date
----                       ---------------            --------------            -----             ------------               ----

Wilbur R. Roat                60,000(1)                    100%                 $3.50               $4.50(1)                12/05

------------------

(1)  The options became exercisable on the grant date.

                          Fiscal Year-End Option Values
                          -----------------------------

                                                                      Value of
                                                                    Unexercised
                                                Number of           In-the-Money
                                           Unexercised Options       Options at
                                              at FY-End (#)          FY-End ($)
                                              -------------          ----------

          Name                                 Exercisable          Exercisable
          ----                                 -----------          -----------

          James L. Leuthe                       20,000(1)           $ 7,500(2)

          Wilbur R. Roat                        60,000(3)           $60,000(2)

------------------

(1) Of these option shares, options to purchase 20,000 shares are exercisable at an exercise price of $4.125 per share. No options were exercised by Mr. Leuthe during the year ended December 31, 1995.

(2)  Value based upon the per share bid price of $4.50 at December 31, 1995.

(3) Options to purchase 60,000 shares are exercisable at an exercise price of $3.50 per share.

     The Bank has entered into a Severance Compensation Agreement with Mr. Roat that commenced September 1, 1995 and is effective through August 31, 2000. Under this agreement, in the event of a discharge within two years of a change of control of the Bank or the Company, the Bank will be obligated (i) to pay to Mr. Roat an amount equal to two times his salary plus bonus for the immediately preceding calendar year prior to such change of control, (ii) to provide life, disability and health insurance coverage for 24 months and (iii) to pay to Mr. Roat an additional amount based upon his benefits under the Bank's employee profit sharing plan. Also, at Mr. Roat's request made within six months of such discharge, the Bank is obligated to purchase Mr. Roat's principal residence in the Lehigh Valley at its original purchase price.

     Director Compensation

     The non-employee directors of the Bank receive fees of $350 for each meeting they attend. No fees are paid to directors of the Company. During 1995, John H. McKeever, a director of the Company and the Bank, was paid $15,750 for legal services performed for the Company and the Bank. Harry J. Lentz was paid $100 per month for services as an assistant secretary of the Company and the Bank in 1995.

                              CERTAIN TRANSACTIONS

     The Bank has had and expects to continue to have banking and financial transactions in the ordinary course of business with directors and executive officers of the Company and its subsidiaries, and members of such persons' immediate families and companies in which they have an ownership interest of 10% or more, on comparable terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing from time to time for other customers. In the opinion of management, such loans and commitments to loan did not involve more than a normal risk of collectibility or present other unfavorable features. As of December 31, 1995, the directors and officers of the Company and their respective affiliates have loans outstanding in the following principal amounts: Mr. Leuthe, $1,147,223; Mr. Alinikoff, $399,405; John D. McKeever, the son of Mr. McKeever, $147,740; and Mr. Barter, $484,286.

     The Bank leases certain office space from a partnership in which the Bank owns 49% of the limited partnership interests. The Bank in turn subleases a portion of this space. Net rent expense related to this lease was $195,486 in 1995, $300,942 in 1994 and $246,723 in 1993.

     Mr. McKeever provided legal services to the Bank during 1995. A. John May is a principal beneficial owner of the Company's Series A Preferred Stock.
Mr. May is a member of Duane, Morris & Heckscher, which provided legal services for the Company and the Bank in 1994 and 1995.

     In connection with its offering of up to 1,500,000 shares of Senior Preferred Stock that commenced on May 12, 1994, the Company and First Security Investments, Inc. entered into a Selling Agent Agreement. Pursuant to this agreement, First Security Investments, Inc. agreed to use its best efforts to offer and sell the shares of Senior Preferred Stock in such offering for which it was paid a commission of 8% of the aggregate offering price of the shares sold and a non-accountable expense allowance of $25,000. An aggregate of 848,902 shares of Senior Preferred Stock were sold in the offering for which First Security Investments, Inc. received approximately $340,000 in selling commissions and the $25,000 expense allowance. Mr. Alinikoff is the President and controlling shareholder of First Security Investments, Inc.

                BENEFICIAL OWNERSHIP OF THE COMPANY'S SECURITIES

     The following sets forth, as of June 30, 1996, the name and address of each person who is known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock or of more than 5% of the Company's outstanding Series A Preferred Stock, the number of shares of each class beneficially owned and the percentages of the Company's outstanding Common Stock and Series A Preferred Stock so owned. No person holds more than 5% of the Company's outstanding Senior Preferred Stock. The Series A Preferred Stock is convertible at the option of each holder into Common Stock at any time on the following basis: (i) on or before March 31, 1996, each share of Series A Preferred Stock is convertible at the rate of .8 of a share of Common Stock for each share of Series A Preferred Stock and (ii) after March 31, 1996, each share of Series A Preferred Stock is convertible at the rate of .72 of a share of Common Stock for each share of Series A Preferred Stock. However, the Board of Directors of the Company has approved an amendment to the Company's Articles of Incorporation that would retain the .8 conversion rate until March 1999, subject to shareholder approval, and the share amounts and percentages included in the following tables are based upon the .8 per share conversion rate. The Senior Preferred Stock is currently convertible at the option of each holder into Common Stock at any time at the rate of one share of Common Stock for each share of Senior Preferred Stock. Holders of Common Stock are entitled to one vote per share and holders of Senior Preferred Stock are entitled to four votes per share (assuming a conversion rate of .8 of a share of Common Stock for each share of Series A Preferred Stock) on each matter presented for a vote to the Company's shareholders.


                                                                                                          Percent of
                                                                    Percent of           Series A        Outstanding
                                                                   Outstanding           Preferred        Series A
                                          Common Stock             Common Stock            Stock       Preferred Stock
                                          Beneficially             Beneficially        Beneficially      Beneficially
Name and Address                            Owned(1)                 Owned(1)              Owned            Owned
----------------                            --------                 --------              -----            -----

James L. Leuthe                           1,278,780(2)                54.7%              420,000(3)        61.6%
1620 Pond Road
Allentown, PA 18104

Frank Henry                                 125,000                    6.3                    --             --
P.O. Box 1007
Wilkes-Barre, PA 18773

John H. McKeever                            132,200                    6.5                50,000            7.3
1112 Walnut Drive
Danielsville, PA 18038

Robert B. Colfer                            100,000                    4.9                50,000            7.3
845 W. Wyoming Street
Allentown, PA 18015

A. John May                                  42,560                    2.1                51,500(4)         7.6
4200 One Liberty Place
Philadelphia, PA 19103

Financial East, L.P.                         40,000                    2.0                50,000            7.3
4200 One Liberty Place
Philadelphia, PA 19103

Harold R. Marvin, Jr                         40,070                    2.0                50,000            7.3
924 Hyacinth Drive
Delray Beach, FL 33483

----------

(1) Includes the number of shares of Common Stock that such persons have the right to acquire upon conversion of the Series A Preferred Stock and the Senior Preferred Stock. The number of shares of Common Stock that
     Mr. Leuthe, Mr. McKeever, Mr. Colfer, Mr. May, Financial East, L.P. and Mr. Marvin have the right to acquire upon conversion of the Series A Preferred Stock is 336,000 shares, 40,000 shares, 40,000 shares, 41,200 shares, 40,000 and 40,000 shares, respectively.

(2) Includes 221,640 shares owned by Mr. Leuthe's children, 18,000 shares owned by corporations of which Mr. Leuthe is the controlling shareholder.
     Mr. Leuthe disclaims beneficial ownership of 12,400 shares of Common Stock held in certain trusts for the benefit of his children that are included in this total.

(3)  Includes 20,000 shares owned by Mr. Leuthe's children.

(4) These shares consist of 50,000 shares owned by Financial East, L.P., a limited partnership of which Mr. May is the general partner, and 1,500 shares owned by Mash & Co., a general partnership of which Mr. May is a general partner. Mr. May disclaims beneficial ownership of 36,471 shares owned by Financial East, L.P. and 900 shares owned by Mash & Co.

     The following table sets forth, as of June 30, 1996, the amount and percentage of the Company's outstanding Common Stock and Series A Preferred Stock beneficially owned by each director of the Company and by all directors and executive officers of the Company as a group.

                                                                                                          Percent of
                                                                     Percent of           Series A       Outstanding
                                                                    Outstanding          Preferred         Series A
          Name                           Common Stock               Common Stock           Stock       Preferred Stock
     of Individual                       Beneficially               Beneficially        Beneficially     Beneficially
 or Identity of Group                     Owned(1)(2)                 Owned(2)            Owned(1)          Owned
 --------------------                     -----------                 --------            --------          -----

James L. Leuthe(3)                         1,278,780                   54.7%              420,000            61.6%

Stephen M. Alinikoff(4)                       51,000                    2.5                    --              --

Peter Barter                                  50,000                    2.5                    --              --

Robert B. Colfer(3)                          100,000                    4.9                50,000             7.3

Vincent Dieter(5)                             13,960                     *                     --              --

Charles D. Flack, Jr.(6)                      84,000                    4.1                    --              --

Harry J. Lentz                                 9,100                     *                     --              --

John H. McKeever(3)                          132,200                    6.5                50,000             7.3

Wilbur R. Roat(7)                             62,000                    3.0                    --              --

All directors and executive                1,781,040                   71.2%              520,000            76.2%
officers as a group (11 per-
sons)

------------------

* Less than 1%.

(1)  Information furnished by the directors.

(2) Assumes the number of shares of Common Stock that such persons have the right to acquire upon the conversion of the Series A Preferred Stock. Reference is made to "Principal Beneficial Owners" above.

(3)  Reference is made to "Principal Beneficial Owners" above.

(4) Includes 1,000 shares of Common Stock that Mr. Alinikoff has the right to acquire upon the conversion of 1,000 shares of Senior Preferred Stock.

(5)  These shares are owned jointly with Mr. Dieter's wife.

(6) Of these shares, 50,000 shares are held by Diamond Manufacturing Co., a company of which Mr. Flack is a director, the President and a controlling shareholder. This total also includes 25,000 shares of Common Stock that Diamond Manufacturing Co. has the right to acquire upon conversion of 25,000 shares of Senior Preferred Stock.

(7) These shares include 2,000 shares owned jointly with Mr. Roat's wife and 60,000 shares that Mr. Roat has the right to acquire under currently exercisable stock options.

                     DESCRIPTION OF THE COMPANY'S SECURITIES

     The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $.01 par value, 1,000,000 shares of Series Preferred Stock, $.01 par value (the "Series Preferred Stock"), and 1,500,000 shares of Senior Preferred Stock, $.01 par value. As of the date of this Prospectus, 2,000,000 shares of Common Stock held by 130 holders of record, 682,000 shares of Series A Preferred Stock held by 20 holders of record and 848,902 shares of Senior Preferred Stock held by 63 holders of record were issued and outstanding. The following statements are brief summaries of certain provisions with respect to the Common Stock, the Series A Preferred Stock and the Senior Preferred Stock contained in the Company's Articles of Incorporation, a copy of which has been filed with the Commission. The following summary is qualified in its entirety by reference thereto.

     The transfer agent and registrar for the Company's Common Stock, the Series A Preferred Stock and the Senior Preferred Stock is First Lehigh Bank, 500 Main Street, Walnutport, Pennsylvania 18088.

Common Stock

     Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders, including the election of directors. In general, the holders of the Common Stock and the holders of the Series A Preferred Stock vote together as a single class on all matters presented to the Company's shareholders for a vote, including the election of directors. The holders of the Series A Preferred Stock currently are entitled to four votes (assuming a conversion rate of .8 of a share of Common Stock for each share of Series A Preferred Stock) for each share held (subject to adjustment in certain instances). See "Series A Preferred Stock" for a discussion of the voting rights of the holders of the Company's outstanding Series A Preferred Stock. The holders of Common Stock do not have cumulative voting rights or preemptive rights. Dividends may be paid to the holders of Common Stock when and if declared by the Board of Directors from funds legally available for dividends. For a summary of the restrictions and limitations with respect to the declaration and payment of dividends by the Company, see "Dividends." All outstanding shares of Common Stock are fully paid and non-assessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, the holders of Common Stock will be entitled to share ratably in its assets remaining after provision for payment of creditors and for the payment of the liquidation preference to the holders of any outstanding Series A Preferred Stock, Senior Preferred Stock and any other series of Series Preferred Stock that the Company may issue from time to time.

Series A Preferred Stock

     The Company's Board of Directors has designated an aggregate of 750,000 shares of the Series A Preferred Stock, of which 682,000 are currently outstanding. The Board of Directors of the Company has the authority to issue an additional 250,000 shares of the Company's Series Preferred Stock in one or more series and to determine the designations, relative rights, preferences and limitations of each series, without obtaining the approval of the Company's shareholders, except in certain circumstances. The issuance of the Series Preferred Stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the Common Stock and the Series A Preferred Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, deny shareholders the receipt of a premium on their shares of capital stock and have a depressive effect on the market price thereof. Management of the Company is not aware of any such threatened transactions to obtain control of the Company. The Company has no present plan to issue any new series of Series Preferred Stock or additional shares of Series A Preferred Stock.

     Voting Rights. In general, the holders of the Series A Preferred Stock and the holders of the Common Stock vote together as a single class on all matters presented to the Company's shareholders for a vote, including the election of directors. The holders of the Common Stock are entitled to one vote for each share held, and the holders of the Series A Preferred Stock currently are entitled to four votes (assuming a conversion rate of .8 of a share of Common Stock for each share of Series A Preferred Stock) for each share held (subject to adjustment in certain instances). No cumulative voting rights exist with respect to the election of directors. Under the Company's Articles of Incorporation, the approval of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding is required to approve any amendment, modification or waiver of the terms of the Series A Preferred Stock, except that the approval of the holders of at least 80% of the shares of Series A Preferred Stock then outstanding is required to approve any change relating to
(i) the terms of the Series A Preferred Stock relating to dividends payable on the Series A Preferred Stock, (ii) amounts payable on redemption or the time at which redemption of the Series A Preferred Stock is to occur or (iii) the conversion rate of the Series A Preferred Stock. The voting rights of the holders of each share of the Series A Preferred Stock is determined by multiplying the number of shares of Common Stock into which the Series A Preferred Stock is convertible times five. Therefore, after March 31, 1996 the holders of Series A Preferred Stock are entitled to 3.6 votes for each share held. The Board of Directors have prepared an amendment to the Company's Articles of Incorporation that would retain the pre-March 31, 1991 voting rate of four votes per share until March 31, 1999. See "Conversion Rights" below.

     Conversion Rights. Until March 31, 1996, the Series A Preferred Stock was convertible into Common Stock at the option of each holder at any time at the rate of .8 of a share of Common Stock for each share of Series A Preferred Stock. After March 31, 1996, each share of Series A Preferred Stock is convertible into .72 of a share of Common Stock, subject to adjustment in certain circumstances. However, the Board of Directors of the Company has approved an amendment to the Company's Articles of Incorporation that would retain the .8 conversion rate until March 31, 1999, subject to stockholder approval.

     Dividends. The holders of shares of Series A Preferred Stock are entitled to receive cash dividends at the rate of $.3255 per share per year before any dividends are declared or paid on the Common Stock; however, the aggregate dividends paid on the Series A Preferred Stock and the Senior Preferred Stock in any calendar year may not exceed the Company's net income for the preceding calendar year as shown on the Company's audited statement of income for the preceding calendar year. For a summary of the restrictions and limitations with respect to the declaration and payment of dividends by the Company, see "Dividends." Holders of shares of Series A Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the cumulative dividends described above. Payment of dividends on the Series A Preferred Stock is subordinate to the payment of all accrued but unpaid dividends on the Senior Preferred Stock. See "Senior Preferred Stock."

     Liquidation Preference and Redemption Provisions. In the event of the liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its shareholders the amount of $3.10 per share plus accrued but unpaid dividends before any payment may be made to the holders of the Company's Common Stock. The Series A Preferred Stock ranks on parity with the Senior Preferred Stock in the event of a liquidation, dissolution or winding up of the Company. The Company has the option to redeem for cash all or any part of the then outstanding shares of the Series A Preferred

Stock at any time after March 31, 1996 at a per share redemption price of $3.50 plus any accrued but unpaid dividends provided that the Company has funds legally available to be used by it to redeem its Series A Preferred Stock. No sinking fund for the redemption of the Series A Preferred Stock has been established. The Series A Preferred Stock is fully paid and non-assessable. There are no preemptive rights applicable to the Series A Preferred Stock.

Senior Preferred Stock

     The Company is authorized to issue up to 1,500,000 shares of Senior Preferred Stock of which 848,902 shares are currently outstanding, the relative rights, powers and preferences of which are summarized as follows:

     Dividends. The holders of Senior Preferred Stock will be entitled to be paid, before any dividends are declared or paid upon or set aside for any Junior Securities, as described below, when, as and if declared by the Board of Directors out of funds legally available for that purpose, dividends in cash at the rate of $.25 per share per annum. "Junior Securities" are defined as any equity securities of the Company other than the Senior Preferred Stock. Therefore, no dividends will be paid on the Company's Common Stock or Series A Preferred Stock until all dividends that have accumulated on the Senior Preferred Stock have been declared and paid, or declared and a sum sufficient for payment thereof is set apart for such payment.

     Dividends on shares of Senior Preferred Stock are cumulative from the date of issuance of such shares. When, as and if declared by the Board of Directors of the Company out of funds legally available for such purpose, dividends on the Senior Preferred Stock are payable quarterly. The aggregate amount of dividends paid on the Senior Preferred Stock and the Series A Preferred Stock in any calendar year may not exceed the Company's net income for the preceding calendar year as shown on the Company's audited statement of income for such preceding calendar year. If the full amount of dividends on the Senior Preferred Stock is not declared and paid or declared and a sum sufficient for the payment thereof set apart, the amount of the deficiency in such dividends must be fully paid, or dividends in such amount must be declared on the shares of the Senior Preferred Stock and a sum sufficient for the payment thereof must be set apart for such payment, before any dividend may be declared or paid or any other distribution ordered or made upon any Junior Securities, including the Common Stock and the Series A Preferred Stock. For a summary of the restrictions and limitations with respect to the declaration and payment of dividends by the Company, see "Dividends." Holders of shares of Senior Preferred Stock will not be entitled to any dividends, whether payable in cash, profits or stock, in excess of the cumulative dividends described above. The Company is subject to certain regulatory restrictions with respect to the declaration and payment of dividends. See "Risk Factors -- Regulatory Enforcement Actions." Furthermore, persons who accept the offer to purchase Shares of Senior Preferred Stock in this offering will have waived accumulated dividends on the shares of Senior Preferred Stock currently held by them through December 31, 1995, and dividends on those shares will be cumulative from January 1, 1996. Dividends on Shares of Senior Preferred Stock issued in this offering will be cumulative from the date of issuance.

     Conversion Rights. Each share of Senior Preferred Stock is convertible at any time at the option of the holder thereof into one share of Common Stock, subject to adjustment to protect against dilution in the event of a payment of a stock dividend on the Common Stock, a stock split-up or combination or similar event. The conversion rate of the Senior Preferred Stock will be adjusted if the greater of book value or market value of the Company's Common Stock is not equal to $5.00 (the "Base Value") or more per share at the close of business on the last trading day of the New York Stock Exchange in October 1998 (the "Adjustment Date"), so that beginning November 1, 1998, one share of Senior

Preferred Stock will be convertible into that number of shares of Common Stock equal to the then existing conversion rate multiplied by a fraction, the numerator of which is the Base Value, and the denominator of which is the greater of the book value or market value per share at the close of business on the Adjustment Date, assuming that there have been no other adjustments to the conversion rate or the Base Value due to other events such as stock dividends, split-ups or combinations.

     Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, the holders of Senior Preferred Stock will be entitled to be paid the liquidation value of $5.00 per share plus accrued but unpaid dividends before any distribution or payment is made upon any Common Stock. The Senior Preferred Stock will rank on a parity with respect to rights on liquidation with the Series A Preferred Stock. In the event that the Company's assets to be distributed upon any such liquidation are insufficient to permit payment of the full liquidation value to holders of the Senior Preferred Stock and the Series A Preferred Stock, the assets will be distributed ratably among such holders based on the respective liquidation preferences thereof.

     Voting Rights. Except as otherwise provided by law, the holders of Senior Preferred Stock will have no voting rights. Under the Company's Articles of Incorporation, the approval of the holders of at least a majority of the shares of Senior Preferred Stock outstanding is required to approve any amendment, modification or waiver of the terms of the Senior Preferred Stock, except that the approval of the holders of at least 66-2/3% of the shares of Senior Preferred Stock outstanding is required to approve any change relating to
(i) the dividends payable on the Senior Preferred Stock, (ii) the conversion rate of the Senior Preferred Stock or (iii) the preference on liquidation of the Senior Preferred Stock.

Anti-Takeover Provisions

     The Company's Articles of Incorporation contain certain provisions that affect shareholder voting and other requirements. Those provisions include:
(i) a provision that requires the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock before the Company can enter into any merger, consolidation, liquidation, dissolution or sale of all or substantially all of the assets of the Company and (ii) a provision that gives the Company's Board of Directors authority to take any lawful action to oppose a tender offer or similar transaction if the Board of Directors determines that the offer should be rejected and that permits the Board of Directors to consider any pertinent issue in determining whether to oppose any such offer. A vote of 80% of the outstanding shares of Common Stock is required to amend the provision that requires an 80% vote for mergers and other fundamental corporate changes. The Company's Articles of Incorporation also contains a provision that shareholders do not have cumulative voting rights with respect to election of directors.

     Also, the Company's Bylaws provide for the division of the Company's Board of Directors into four classes. Only one class is elected each year, and the regular term of each class is four years. See "Management -- Directors." The Company's Bylaws also require any shareholder who desires to nominate a candidate for election as a director to provide certain information concerning such person that is equivalent to that contained in the Company's proxy materials for those candidates nominated by the Company's Board of Directors not later than 120 days before the first anniversary of the date of the preceding annual meeting of shareholders.

     Pennsylvania has also adopted certain laws that may be deemed to be "anti-takeover" in effect. One provision permits directors, in considering the best interests of the Company, to consider the effects of any action upon its employees, suppliers, customers, shareholders and creditors and the communities in which the Company maintains facilities. The effect of this provision is to put the considerations of these constituencies on parity with one another, with the result that no one group, including shareholders, is required to be the dominant or controlling concern of directors in determining what is in the best interests of the Company. This provision applies to all Pennsylvania corporations.

     If any class of the Company's securities is registered under the Securities Exchange Act of 1934, which is unlikely to occur until 120 days after the last day of its fiscal year on which the Company has 500 or more shareholders of any class, the Company will become subject to certain additional anti-takeover provisions under Pennsylvania law. A summary of these anti-takeover provisions is as follows:

     Control Transactions. This provision requires any person or group that acquires 20% of the voting power over shares entitled to cast votes in an election of directors to offer to purchase all outstanding shares for cash at a fair value.

     Business Combinations. This provision prohibits any person or group that acquires at least 20% of the voting power of a corporation from effecting a business combination with the corporation, such as a merger, an asset sale and certain recapitalizations, for a period of up to five years from the date such control was acquired. A corporation may opt out of this provision on a case-by-case basis by approving a particular business combination prior to the date such person or group acquires 20% of the voting power.

     Control-Share Acquisitions. This provision prevents a person or group that crosses certain stock ownership thresholds of 20%, 33-1/3% or 50% for the first time from voting certain shares beneficially owned by the person unless voting power is restored to such shares by a vote of all shareholders and a vote of disinterested shareholders at a shareholders meeting. Also, any business combinations occurring after the restoration of voting power will require the acquiring person to pay severance compensation to Pennsylvania employees of the corporation whose employment is terminated, other than for wilful misconduct connected with the work of the employee, within 90 days before or 24 months after the restoration of voting power.

     Disgorgement. This provision requires any person or group that acquires 20% or more of the voting power of a corporation to disgorge to the corporation all profits realized from the sale of equity securities of the corporation within 18 months after acquiring this control status if the person or group purchased equity securities of the corporation within 24 months prior to, or 18 months after, the acquisition of control status.

     Each of these provisions would make it difficult and time-consuming for any person or group to acquire the Company, if the Company were to become subject to these provisions as a result of a registration of any class of its securities under the Securities Exchange Act of 1934. If the Company becomes subject to these provisions, it would be able to opt out of one or more of these provisions only by an amendment to the Company's Articles of Incorporation approved by both the Board of Directors and the shareholders. With respect to the control-share acquisition and disgorgement provisions, such amendment would be required to be adopted within 90 days after the date any class of the Company's securities first becomes registered under the Securities Exchange Act of 1934. The Company will not make a determination as to whether to opt out of any of these provisions until such time, if any, it becomes subject to them.

     Also, the Company's executive officers and directors currently hold, and will continue to hold upon completion of this offering, 69.8% of the total voting power of the Company's outstanding voting securities. Therefore, no change in control of the Company can be effected without the approval of the Company's current Board of Directors and management.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Assuming the maximum amount of Shares are issued in this offering, the Company will have outstanding approximately 2,000,000 shares of Common Stock, 682,000 shares of Series A Preferred Stock and 905,426 shares of Senior Preferred Stock (convertible into 905,426 shares of Common Stock at the initial conversion rate) upon completion of this offering. All of the shares of Senior Preferred Stock outstanding after this offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased or held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with Rule 144 as described below.

     "Restricted securities" within the meaning of Rule 144 may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including an exemption contained in Rule 144. Sales of restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock and the Senior Preferred Stock. In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated for purposes of Rule 144) who has beneficially owned "restricted securities," as that term is defined in Rule 144, for at least two years (including, in the case of a non-affiliate holder, any period of ownership of preceding non-affiliate holders) is entitled to sell, within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the class or (ii) the average weekly trading volume in such securities during the four calendar weeks preceding such sale, provided that certain public information about the Company, as required by Rule 144, is then available and the seller complies with the manner of sale and notification requirements of the Rule. A person who is not an affiliate, has not been an affiliate within three months prior to the sale and has, together with any previous owners who were not affiliates, beneficially owned restricted securities for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations described above.

     Of the shares of Common Stock and Series A Preferred Stock outstanding, 1,269,000 shares of Common Stock and 520,000 shares of Series A Preferred Stock held by affiliates are eligible for sale pursuant to Rule 144. The remaining 730,960 shares of Common Stock and 162,000 shares of Series A Preferred Stock held by non-affiliates are freely tradeable.

     The Company is unable to estimate the amount, timing or nature of future sales of outstanding shares of Common Stock, Series A Preferred Stock or Senior Preferred Stock. Prior to this offering, there has been no market for any class of the Company's capital stock and no prediction can be made of the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the securities in the public market may have an adverse effect on the market price thereof.

     Notwithstanding the foregoing, there can be no assurance that a trading market will develop for any class of capital stock of the Company.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     As permitted by the provisions for indemnification of directors and officers in the Pennsylvania Business Corporation Law, which applies to the Company and the Bank, both the Company's and the

Bank's Bylaws provide for indemnification of directors and officers for reasonable expenses, judgments, fines and amounts paid in settlement of actions unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted wilful misconduct or recklessness. The Bylaws for both the Company and the Bank also avail directors of the Pennsylvania law limiting directors' liability for money damages except in those cases where they have breached their fiduciary duty and such breach constitutes self-dealing, willful misconduct or recklessness. Such provisions are subject to applicable federal and state regulatory restrictions.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The validity of the issuance of the Senior Preferred Stock offered hereby will be passed upon for the Company by Duane, Morris & Heckscher, Philadelphia, Pennsylvania. Members of Duane, Morris & Heckscher and their affiliates own 1,440 shares of the Company's Common Stock and 55,000 shares of the Company's Series A Preferred Stock. See "Beneficial Ownership of the Company's Securities -- Principal Shareholders" and "Certain Transactions."

                                     EXPERTS

     The consolidated financial statements of the Company and its subsidiaries at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus and Registration Statement have been examined by Parente, Randolph, Orlando, Carey & Associates, certified public accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, under Section 15(d) thereof, and, in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a Registration Statement on Form SB-2 (herein, together with all amendments thereto, called the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Shares offered hereby. Statements contained herein concerning the provisions of such documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, and such reports and other information may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Thirteenth Floor, New York,

New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any of the information incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests may be directed to the Company, 1620 Pond Road, Allentown, Pennsylvania 18104, Attention: James L. Leuthe, Chairman; telephone:
(610) 398-6660.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                   Page Nos.
                                                                   ---------

Audited Consolidated Financial Statements:

     Independent Auditors' Report ................................ F-2 to F-3

     Consolidated Balance Sheets as of December 31, 1995 and 1994. F-4

     Consolidated Statements of Operations for the Years Ended
          December 31, 1995 and 1994 ............................. F-5 to F-6

     Consolidated Statements of Changes in Mandatory Redeemable
          Preferred Stock and Shareholders' Investment for the
          Years Ended December 31, 1995 and 1994 ................. F-7

     Consolidated Statements of Cash Flows for the Years Ended
          December 31, 1995 and 1994 ............................. F-8 to F-9

     Notes to the Consolidated Financial Statements .............. F-10 to F-28

Unaudited Consolidated Financial Statements:

     Consolidated Balance Sheet as of June 30, 1996 and
          December 31, 1995 ...................................... F-29

     Consolidated Statements of Income for the six months ended
          June 30, 1996 and 1995 ................................. F-30 to F-31

     Consolidated Statements of Income for the three months ended
          June 30, 1996 and 1995 ................................. F-32 to F-33

     Consolidated Statement of Cash Flows for the six months ended
          June 30, 1996 and 1995 ................................. F-34

     Consolidated Statement of Cash Flows for the three months
          ended June 30, 1996 and 1995 ........................... F-35


     Notes to Unaudited Consolidated Financial Statements ........ F-36 to F-42

                              REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


To the Shareholders and
   Board of Directors of
   First Lehigh Corporation:

                We have audited the accompanying consolidated balance sheets of First Lehigh Corporation and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' investment and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Lehigh Corporation and subsidiary at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                As discussed in Notes 1 and 13 to the consolidated financial statements, First Lehigh Corporation and its subsidiary, First Lehigh Bank (the "Bank"), are operating under written agreements with their regulators, the Federal Reserve Bank and the Federal Deposit Insurance Corporation ("FDIC") and the Commonwealth of Pennsylvania Department of Banking (the "Department"), respectively, which, among other things, require certain minimum capital requirements to be met and maintained. These minimum capital requirements exceed the minimum leverage and Tier I risk-based capital ratios required by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). On March 30, 1993, the Department issued an administrative order to the Bank which establishes certain goals and restrictions related to such areas as loan administration, credit policies, dividend payments and assessment of the adequacy of the allowance for loan losses. In addition, the Bank has filed a capital plan with the Department outlining its plans for attaining certain required levels of regulatory capital and the Department has stated its nonobjection to the plan and the FDIC has approved the plan.

                At December 31, 1995, the Bank met all regulatory capital requirements. However, other requirements of the various regulatory agreements related to nonperforming asset levels have not been met by the dates called for in the agreements and the financial impact, if any, on the Corporation and the Bank of regulatory actions that may result from the failure of the Bank to comply with the regulatory agreements cannot be determined. Accordingly, the accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                In 1994, the Corporation changed its method of accounting for impaired loans and investment securities by adopting Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standards No. 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures", and Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."




                                          /s/ PARENTE, RANDOLPH, ORLANDO, CAREY
                                              & ASSOCIATES
                                          -------------------------------------
                                              Parente, Randolph, Orlando, Carey
                                              & Associates

Allentown, Pennsylvania
February 2, 1996

                     FIRST LEHIGH CORPORATION AND SUBSIDIARY
                     ---------------------------------------

                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1995 AND 1994
                                 (In Thousands)
 ------------------------------------------------------------------------------


                                                                                          1995           1994
---------------------------------------------------------------------------------------------------------------
                                                    ASSETS

CASH AND DUE FROM BANKS..........................................................       $  2,578       $  2,645
FEDERAL FUNDS SOLD...............................................................          2,465          3,015
TRADING SECURITIES...............................................................          6,038          6,514
SECURITIES AVAILABLE-FOR-SALE....................................................         21,437         16,162
SECURITIES HELD-TO-MATURITY (Fair value of $4,328 and $5,330)....................          4,441          6,263
LOANS:
    Commercial, financial and agricultural.......................................          3,901          6,335
    Real estate - construction...................................................          4,403          5,008
    Real estate - mortgage.......................................................         46,158         44,502
    Installment..................................................................          4,855          4,198
    Direct lease financing.......................................................             70            258
                                                                                        --------       --------

           Total loans...........................................................         59,387         60,301

    Less:  Unearned income.......................................................            514            681
           Allowance for loan losses.............................................          1,624          1,703
                                                                                        --------       --------

                  Net loans......................................................         57,249         57,917
                                                                                        --------       --------

PREMISES AND EQUIPMENT...........................................................          2,174          2,349
FORECLOSED ASSETS HELD FOR SALE, NET.............................................          4,814          4,851
OTHER ASSETS.....................................................................          2,202          2,657
                                                                                        --------       --------

                      TOTAL ASSETS...............................................       $103,398       $102,373
                                                                                        ========       ========


                                   LIABILITIES AND SHAREHOLDERS' INVESTMENT

DEPOSITS:
    Noninterest-bearing..........................................................       $  9,689       $ 10,150
    Interest-bearing.............................................................         82,623         78,963
                                                                                        --------       --------

           Total deposits........................................................         92,312         89,113

OTHER BORROWED FUNDS.............................................................              -          3,811
LONG-TERM DEBT...................................................................            381            491
OTHER LIABILITIES................................................................            472            421
                                                                                        --------       --------

           Total liabilities.....................................................         93,165         93,836

SHAREHOLDERS' INVESTMENT.........................................................         10,233          8,537
                                                                                        --------       --------

                      TOTAL LIABILITIES AND SHAREHOLDERS' INVESTMENT.............       $103,398       $102,373
                                                                                        ========       ========




-------------------------------------------------------------------------------


                 See Notes to Consolidated Financial Statements

                     FIRST LEHIGH CORPORATION AND SUBSIDIARY
                     ---------------------------------------

                      CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                    (In thousands, except per share data and
                               shares outstanding)

 ------------------------------------------------------------------------------

                                                                                      1995         1994
---------------------------------------------------------------------------------------------------------
INTEREST INCOME:
    Interest and fees on loans................................................      $ 5,131       $ 4,811

    Interest and dividends on investment securities:
        Taxable interest income...............................................        1,514         1,376
        Dividends.............................................................          232           239
    Interest on federal funds sold............................................          161            82
                                                                                    -------       -------

               Total interest income..........................................        7,038         6,508
                                                                                    -------       -------

INTEREST EXPENSE:
    Interest on deposits......................................................        3,470         2,861
    Interest on other borrowed funds..........................................           42            36
    Interest on long-term debt................................................           42            42
                                                                                    -------       -------

               Total interest expense.........................................        3,554         2,939
                                                                                    -------       -------

NET INTEREST INCOME...........................................................        3,484         3,569
PROVISION FOR LOAN LOSSES.....................................................          250            25
                                                                                    -------       -------

NET INTEREST INCOME AFTER PROVISION FOR
    LOAN LOSSES...............................................................        3,234         3,544
                                                                                    -------       -------

OTHER INCOME:
    Service charges and other income..........................................          499           555
    Gain on sale of foreclosed assets, net....................................          109           375
    Rental income.............................................................           12            32
    Unrealized holding gains on trading securities............................          728           398
    Realized gains (losses) on:
        Trading securities....................................................          765           139
        Securities available-for-sale.........................................          136           (44)
                                                                                    -------       -------

               Total other income.............................................        2,249         1,455
                                                                                    -------       -------

OTHER EXPENSES:
    Salaries and employee benefits............................................        1,324         1,291
    Net occupancy expense.....................................................          532           653
    Equipment expense.........................................................          237           281
    FDIC insurance............................................................          220           253
    Foreclosed asset expenses.................................................          745         1,073
    Other.....................................................................        2,341         1,924
                                                                                    -------       -------

               Total other expenses...........................................        5,399         5,475
                                                                                    -------       -------


                                                                     (Continued)
                                       F-5

FIRST LEHIGH CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
(In thousands, except per share data and shares outstanding)
-------------------------------------------------------------------------------

                                                                                       1995             1994
-----------------------------------------------------------------------------------------------------------------

NET INCOME (LOSS).............................................................    $      84       $    (476)

DIVIDENDS ON PREFERRED STOCK..................................................         --              --
                                                                                  ---------       ---------

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK..................................    $      84       $    (476)
                                                                                  =========       =========

PRIMARY LOSS PER SHARE........................................................    $   (0.12)      $   (0.34)
                                                                                  =========       =========

FULLY DILUTED LOSS PER SHARE..................................................    $   (0.12)      $   (0.34)
                                                                                  =========       =========

WEIGHTED AVERAGE COMMON SHARES AND COMMON SHARE
    EQUIVALENTS OUTSTANDING:
        Primary...............................................................    2,848,902       2,283,552
        Fully diluted.........................................................    2,848,902       2,283,552






-------------------------------------------------------------------------------


                 See Notes to Consolidated Financial Statements


                                                                     (Concluded)
                                       F-6

                     FIRST LEHIGH CORPORATION AND SUBSIDIARY
-------------------------------------------------------------------------------

          CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' INVESTMENT
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                  (In thousands, except for share information)
-------------------------------------------------------------------------------


                                                                                                                         CONTRIBUTED
                                                                                                                           CAPITAL
                                               SENIOR                    SERIES A                                         IN EXCESS
                                          PREFERRED STOCK            PREFERRED STOCK              COMMON STOCK             OF PAR
                                        SHARES         AMOUNT       SHARES        AMOUNT       SHARES         AMOUNT        VALUE
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1993...........     --        $  --        682,000       $    7     2,000,000       $  20        $  5,242

NET LOSS...............................

IMPLEMENTATION OF SFAS NO. 115........

NET CHANGE IN UNREALIZED
    APPRECIATION (DEPRECIATION).......

SALE OF 848,902 SHARES OF
    SENIOR PREFERRED STOCK...........  848,902            8                                                                 3,522
                                       -------        -----        -------       ------     ---------       -----        --------

BALANCE AT DECEMBER 31, 1994.........  848,902            8        682,000            7     2,000,000          20           8,764

NET INCOME...........................

NET CHANGE IN UNREALIZED
    APPRECIATION (DEPRECIATION)......
                                       -------        -----        -------       ------     ---------       -----        --------

BALANCE AT DECEMBER 31, 1995.........  848,902        $   8        682,000       $    7     2,000,000       $  20        $  8,764
                                       =======        =====        =======       ======     =========       =====        ========




                                                    NET UNREALIZED
                                                     APPRECIATION
                                                    (DEPRECIATION)
                                                          ON
                                                      SECURITIES       TOTAL
                                         RETAINED     AVAILABLE-   SHAREHOLDER
                                         EARNINGS      FOR-SALE     INVESTMENT
                                         -------------------------------------

BALANCE AT DECEMBER 31, 1993..........    $ 1,732       $  --        $ 7,001

NET LOSS..............................       (476)                      (476)

IMPLEMENTATION OF SFAS NO. 115........                     11             11

NET CHANGE IN UNREALIZED
    APPRECIATION (DEPRECIATION).......                 (1,529)        (1,529)

SALE OF 848,902 SHARES OF
    SENIOR PREFERRED STOCK...........                                  3,530
                                          -------      ------        -------

BALANCE AT DECEMBER 31, 1994.........      1,256       (1,518)         8,537

NET INCOME...........................         84                          84

NET CHANGE IN UNREALIZED
    APPRECIATION (DEPRECIATION)......                   1,612          1,612
                                          -------      ------        -------

BALANCE AT DECEMBER 31, 1995.........     $ 1,340      $   94        $10,233
                                          =======      ======        =======





--------------------------------------------------------------------------------


                 See Notes to Consolidated Financial Statements

                     FIRST LEHIGH CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                                 (In Thousands)
-------------------------------------------------------------------------------

                                                                                            1995           1994
                                                                                          -------        -------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)................................................................    $     84      $    (476)
    Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
           Realized (gains) losses on securities available-for-sale..................        (136)            44
           Gain on sale of foreclosed assets, net....................................        (109)          (375)
           Gain on sale/disposal of equipment........................................          --            (14)
           Gain on sale of loans.....................................................          --            (34)
           Provision for loan losses.................................................         250             25
           Provision for foreclosed assets losses....................................         350            740
           Depreciation of premises and equipment....................................         168            199
           Amortization..............................................................         113            124
           Net decrease (increase) in trading securities.............................         476         (2,547)
           Losses on other assets....................................................           6             --
           Change in:
               Other assets..........................................................         477           (148)
               Other liabilities.....................................................          51             53
               Refundable income taxes...............................................          --            268
                                                                                          -------        -------

                      Net cash provided by (used in) operating activities............       1,730         (2,141)
                                                                                          -------        -------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from the sale of securities available-for-sale..........................         951          2,253
    Proceeds from the maturity of securities available-for-sale......................       4,430          3,343
    Purchases of securities available-for-sale.......................................      (7,104)        (9,306)
    Proceeds from sale of loans......................................................          --          1,405
    Net increase in loans............................................................      (2,251)        (3,362)
    Decrease in mortgage loans held for sale.........................................          --            410
    Proceeds from sales of premises and equipment....................................          61             94
    Capital expenditures for premises and equipment..................................         (54)          (267)
    Capital expenditures for foreclosed assets.......................................        (136)          (569)
    Proceeds from sales of foreclosed assets.........................................       2,455          2,320
    Proceeds from sales of other assets..............................................          23             --
                                                                                          -------        -------

                      Net cash used in investing activities..........................      (1,625)        (3,679)
                                                                                          -------        -------



                                                                     (Continued)
                                       F-8

                    FIRST LEHIGH CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
-------------------------------------------------------------------------------
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                                 (In Thousands)

-------------------------------------------------------------------------------

                                                                                       1995           1994
---------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in deposits.........................................     $ 3,199        $   475
    Proceeds from long-term debt................................................          --            545
    Payments on long-term debt..................................................        (110)           (54)
    Net increase (decrease) in other borrowed funds.............................      (3,811)         3,235
    Sale of senior preferred stock..............................................          --          3,530
                                                                                      ------        -------

                      Net cash (used in) provided by financing activities.......        (722)         7,731
                                                                                      ------        -------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............................        (617)         1,911

CASH AND CASH EQUIVALENTS, BEGINNING............................................       5,660          3,749
                                                                                     -------        -------

CASH AND CASH EQUIVALENTS, ENDING...............................................     $ 5,043        $ 5,660
                                                                                     =======        =======
SUPPLEMENTARY DISCLOSURE:
    Cash paid for interest......................................................     $ 3,493        $ 2,959





--------------------------------------------------------------------------------


                 See Notes to Consolidated Financial Statements


                                                                     (Concluded)
                                       F-9

-------------------------------------------------------------------------------

                     FIRST LEHIGH CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------




1.    ADMINISTRATIVE ORDER:
      REGULATORY AGREEMENTS:

      On March 30, 1993, the Pennsylvania Department of Banking (the "Department") issued an administrative order to the Corporation's primary subsidiary, First Lehigh Bank, (the "Bank"). Under the terms of the Department's administrative order, the Bank, among other things:

         o Must not declare or pay any cash dividend, without the prior written approval of the Department and the Regional Director of the Federal Deposit Insurance Corporation ("FDIC");

         o   Must maintain a minimum liquidity ratio of 26% at all times;

         o Must maintain, at all times, a minimum Tier 1 capital of 6.5% and a "fully funded loan loss reserve";

         o Must maintain a formal program to review the adequacy of the Bank's allowance for loan losses;

         o May not increase the outstanding amount of loans to any of the concentrations of credit noted in the May 31, 1992 joint report of examination of the Department and the FDIC (the "Examination") (the Bank must also take all necessary steps to protect its interests in the credits comprising the concentrations and to reduce the concentrations to a safe and prudent level);

         o May not grant, extend, renew, alter or restructure any loan or other extension of credit without first obtaining and analyzing all relevant credit information, as well as taking all necessary steps to properly value and perfect its interests in collateral, where applicable;

         o May not extend directly or indirectly, any new or additional credit to, or for the benefit of, any borrower who is associated with a previously charged-off loan or a credit that has been adversely classified in the Examination;

         o   Must adopt and implement a plan to diversify its asset portfolio;

         o   Must correct all violations of law noted in the Examination;

         o Must reduce the level of nonperforming loans noted in the Examination by at least half by March 30, 1994;

         o Must reduce the classified assets noted in the Examination to not more than 100% of Tier 1 leverage capital by September 1994 and to not more than 50% of Tier 1 leverage capital by September 1995;

         o Must implement a plan to manage its foreclosed asset properties (including loans previously accounted for as in-substance foreclosures) and to use best efforts to reduce the number of such properties owned/held by the Bank;

         o Must increase the membership on its board of directors to a minimum of six directors and must retain qualified management (with prior written approval of the Department required for any new directors or senior executive officers).




                                                                    (Continued)
                                      F-10

FIRST LEHIGH CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


      In addition, the Bank must comply with all terms of the Capital Plan it submitted to the Department and the FDIC in February 1993 as amended in March 1993. The Capital Plan called for the infusion of $2,000,000 by the Corporation into the Bank and the sale of two branches to The National Bank of Boyertown which would result in a gain of approximately $2,100,000. In addition, the Capital Plan projected profitability for the Bank in 1993 through 1997 and a Tier 1 leverage capital ratio in excess of 6.75% and a liquidity ratio in excess of 33% for each year end in the period 1993 through 1997. The Capital Plan was approved by the FDIC on June 1, 1993.

      The Corporation continues to operate under a regulatory agreement issued by the Federal Reserve Bank and the Bank continues to operate under a cease and desist order issued by the FDIC, both of which were based on examinations completed before 1992 and also place certain requirements related to capital, adversely classified assets and management policies. Such requirements are no more restrictive than those included in the administrative order issued by the Department.

      The Corporation's and the Bank's continued existence is dependent upon its ability to achieve its 1993 Capital Plan and compliance with the terms of the administrative and cease and desist orders. The Corporation's management believes that the successful implementation of its Capital Plan will provide sufficient capital, liquidity and earnings for it to continue as a going concern in its present form.

      As of December 31, 1995, the Bank has not fully complied with the Department's administrative order since it has not reduced the level of classified assets noted in the Examination to the specified level. A comparison of the specified level and the actual level attained at December 31, 1995 follows (in thousands):


                                                                         Actual
                                                        Specified        Level
                                                          Level         Attained
                                                          -----         --------
      Classified assets.............................    $   4,538       $  8,530


      The Bank is currently in discussion with representatives of the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation concerning the possible replacement of the existing orders and agreements with updated language and requirements more appropriate to the Bank's current condition.


2.    NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

      NATURE OF OPERATIONS

      First Lehigh Corporation and its subsidiary First Lehigh Bank and the Bank's subsidiaries (Allentown Properties, Inc., Quakertown Properties, Inc., Walnutport Properties, Inc., Walnutport Properties II, Inc., Winchester Property Management Corporation and Pond Road Properties, Inc.) (collectively the "Corporation") provide commercial banking services.

      The First Lehigh Corporations's primary regulator is the Federal Reserve Bank while the primary regulator of its subsidiary, First Lehigh Bank is the Pennsylvania Department of Banking. First Lehigh Bank is also regulated and insured by the Federal Deposit Insurance Corporation.

      First Lehigh Bank is a commercial bank which provides a variety of financial services to individuals and small business customers through its five branch offices in Walnutport, Cherryville, Bethlehem, Allentown and Quakertown, Pennsylvania. Its primary deposit products are passbook and statement savings accounts, certificates of deposit, NOW accounts, money market accounts, checking accounts and club accounts. Its primary lending products are secured small business loans and lines of credit, residential loans, installment loans and secured consumer loans.


                                                                    (Continued)
                                      F-11

FIRST LEHIGH CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


      PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of the First Lehigh Corporation and its direct and indirect subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Estimates that are particularly susceptible to significant change relate to the determination of the allowances for loan losses and the valuation of assets acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of allowances for loan losses and for writedowns of foreclosed assets, management obtains independent appraisals for significant properties.

      A majority of the Corporation's loan portfolio consist of commercial and residential real estate loans to borrowers within the Lehigh Valley, which constitutes the primary marketing area of the institution. During the past decade the economy has begun to diversify and as a result is seeing moderate growth. The Lehigh Valley is home to thousands of small and medium-sized companies and has become a prime location for back-office operations and a growing number of distribution centers. The economic base is consciously making the transition from heavy industry to a service economy and is poised for better-than-average growth during the next few years.

      While management uses available information to recognize losses on loans and foreclosed assets, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowances for loan losses and for writedowns of foreclosed assets. Such agencies may require the Corporation to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for loan losses and for writedowns of foreclosed assets may change materially in the near term.

      INVESTMENT SECURITIES

      The Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994. SFAS No. 115 requires that investments in debt and equity securities be classified in three categories, held-to maturity securities, trading securities, and available-for-sale securities. Classification in these categories require, respectively, accounting for securities at amortized cost, accounting for securities at fair value with unrealized gains and losses included in earnings, and accounting for securities at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' investment. The cumulative effect of the adoption of SFAS No. 115 as of January 1, 1994 resulted in an increase in shareholders' investment of $10,518.

      Gains and losses on the sale of securities are determined using the specific identification method.

      Declines in the fair value of individual securities held-to-maturity and available-for-sale below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Any related write-downs are included in earnings as realized losses.

      Premiums and discounts are amortized over the period to maturity using an interest method.

                                                                    (Continued)
                                      F-12

FIRST LEHIGH CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


      SECURITIES HELD-TO-MATURITY

         Debt securities for which the Bank has the positive intent and ability to hold to maturity are reported at amortized cost.

      TRADING SECURITIES

         Marketable equity securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized holding gains and losses on trading securities are included immediately in other income.

      SECURITIES AVAILABLE-FOR-SALE

         Securities available-for-sale consist of debt securities not classified as trading securities or securities held-to-maturity.

         Unrealized holding gains and losses, net of tax, on securities available-for-sale are reported as a net amount in a separate component of shareholder's investment until realized.

      LOANS

         Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

         The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due generally, when the loan is ninety days past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Impaired loans are charged off when collection is considered remote.

      MORTGAGE LOANS HELD FOR SALE

         Mortgage loans held for sale are carried at the lower of aggregate cost or market. Net unrealized losses are recognized through a valuation allowance by charges to income.

      LOAN FEES

         Fees collected upon loan origination and certain direct costs of originating loans are deferred and recognized as adjustments to income over the contractual lives of the related loans as yield adjustments. Upon prepayment or other dispositions of the underlying loans before their contractual maturities, any associated unamortized fees or costs are recognized. Prior to 1988, such fees and costs were included in income when collected or paid.

      ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio, and other relevant factors.


                                                                    (Continued)
                                      F-13

FIRST LEHIGH CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


      PREMISES AND EQUIPMENT

         Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization is computed generally using the straight-line method.

      FORECLOSED ASSETS HELD FOR SALE

         Foreclosed assets held for sale are carried at the lower of fair value minus costs to sell or cost. The provision for foreclosed asset losses and the costs of holding and maintaining the property are included in the statement of operations caption "Foreclosed asset expenses."

      INCOME TAXES

         Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

      LOSS AND CASH DIVIDENDS PER SHARE

         Primary loss per common share is based on the weighted average common shares and common share equivalents outstanding during the period. Net income (loss) applicable to common stock is reduced by current year dividends in arrears on the Series A and Senior preferred stock. The assumed conversion of the Series A preferred stock into common stock has an anti-dilutive impact on earnings per share at December 31, 1995 and 1994.

      STATEMENT OF CASH FLOWS

         The Corporation considers all cash and amounts due from depository institutions, interest-bearing deposits in other banks, and federal funds sold to be cash equivalents for purposes of the statement of cash flows.

         The Corporation transferred approximately $2,522,000 and $2,609,000 from loans to foreclosed assets held for sale during the years ended December 31, 1995 and 1994, respectively.

      FAIR VALUES OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be utilized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.


                                                                    (Continued)
                                      F-14

FIRST LEHIGH CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


         The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

             Cash and cash equivalents: The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets' fair values.

             Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

             Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgements regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

             Deposits: The fair values disclosed for demand deposits (for example, interest-bearing checking accounts and passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

             Short-term borrowings and notes payable: The carrying amounts of short-term borrowings and notes payable approximate their fair values.

             Other liabilities: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparts. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

      RECLASSIFICATIONS

         Certain 1994 amounts have been reclassified to conform with 1995 reporting format.


3.    CASH AND DUE FROM BANKS:

      Deposits with one financial institution are insured up to $100,000. The Bank maintains cash balances with certain other financial institutions in excess of the insured amount.




                                                                    (Continued)
                                      F-15

FIRST LEHIGH CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


4.    INVESTMENT SECURITIES:

      The amortized cost of securities and their fair value at December 31, 1995 were as follows (in thousands):




                                                                                           GROSS            GROSS
                                                                        AMORTIZED        UNREALIZED       UNREALIZED          FAIR
                                                                          COST             GAINS            LOSSES            VALUE
                                                                          ----             -----            ------            -----
TRADING SECURITIES
Marketable equity securities ..................................          $ 4,911          $ 1,222          $   (95)          $ 6,038
                                                                         =======          =======          =======           =======

SECURITIES AVAILABLE-FOR-SALE
Obligations of the U.S. Treasury and other
   U.S. government agencies and corporation ...................           16,680              154             (112)           16,722
Other, primarily corporate debt securities ....................            4,663              105              (53)            4,715
                                                                         -------          -------          -------           -------

Total securities available-for-sale ...........................          $21,343          $   259          $  (165)          $21,437
                                                                         =======          =======          =======           =======

SECURITIES HELD-TO-MATURITY
Obligations of the U. S. Treasury and other
   U.S. government agencies and corporation ...................          $ 4,046          $  --            $  (101)          $ 3,945
Foreign securities ............................................               50             --               --                  50
Other, primarily corporate debt securities ....................              345             --                (12)              333
                                                                         -------          -------          -------           -------

Total securities held-to-maturity .............................          $ 4,441          $  --            $  (113)          $ 4,328
                                                                         =======          =======          =======           =======


      The amortized cost and fair value of investment securities as of December 31, 1994 is as follows (in thousands):

                                                                                            GROSS           GROSS
                                                                         AMORTIZED        UNREALIZED      UNREALIZED          FAIR
                                                                            COST            GAINS           LOSSES            VALUE
                                                                            ----            -----           ------            -----
TRADING SECURITIES
Marketable equity securities ...................................          $ 6,116          $  970          $  (572)          $ 6,514
                                                                          =======          ======          =======           =======

SECURITIES AVAILABLE-FOR-SALE
Obligations of the U.S. Treasury and other
   U.S. government agencies and corporation ....................          $14,367          $ --             (1,204)          $13,163
Other, primarily corporate debt securities .....................            3,313            --               (314)            2,999
                                                                          -------          ------          -------           -------

Total securities available-for-sale ............................          $17,680          $ --            $(1,518)          $16,162
                                                                          =======          ======          =======           =======

SECURITIES HELD-TO-MATURITY
Obligations of the U. S. Treasury and other
   U.S. government agencies and corporation ....................          $ 5,210          $ --            $  (786)          $ 4,424
Foreign securities .............................................               50                             --                  50
Other, primarily corporate debt securities .....................            1,003            --               (147)              856
                                                                          -------          ------          -------           -------

Total securities held-to-maturity ..............................          $ 6,263          $ --            $  (933)          $ 5,330
                                                                          =======          ======          =======           =======



                                                                    (Continued)
                                      F-16

FIRST LEHIGH CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


      The amortized cost and fair value of debt securities held-to-maturity and securities available-for-sale at December 31, 1995 by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                            SECURITIES                       SECURITIES
                                                                         AVAILABLE-FOR-SALE               HELD-TO-MATURITY
                                                                      ------------------------        ------------------------
                                                                      AMORTIZED         FAIR          AMORTIZED          FAIR
                                                                         COST           VALUE            COST            VALUE
                                                                         ----           -----            ----            -----


      Due within one year ....................................         $ 1,822         $ 1,816         $  --           $  --
      Due after one year through five years ..................           3,708           3,731              50              50
      Due after five years through ten years .................           8,781           8,756           4,391           4,278
      Due after ten years ....................................           2,026           2,075            --              --
                                                                       -------         -------         -------         -------

                                                                        16,337          16,378           4,441           4,328
      Mortgage-backed securities .............................           5,006           5,059            --              --
                                                                       -------         -------         -------         -------

      Total ..................................................         $21,343         $21,437         $ 4,441         $ 4,328
                                                                       =======         =======         =======         =======


      The proceeds, gross gains and gross losses from the sale of available-for-sale securities during the year ended December 31, 1995 and 1994 were as follows:


                                                              1995         1994
                                                              ----         ----
      Proceeds..........................................     $  951      $ 2,253
      Gross gains.......................................        149         --
      Gross losses......................................         13           44

      There were no sales of securities classified as held-to-maturity in 1995 or 1994.

      In December 1995, securities held-to-maturity with an amortized cost of $1,805,515 and fair value of $1,826,479 were transferred to the available-for-sale classification.

      Investment securities with a carrying value of approximately $8,241,000 and $8,281,000 at December 31, 1995 and 1994, respectively were pledged to secure certain deposits, repurchase agreements and for other purposes as required by law.

      At December 31, 1994, there is no concentration of investments that exceed 10% of shareholders' equity for any individual issuer excluding those guaranteed by the U.S. government.

      In management's opinion, no permanent impairment of the value of held-to-maturity securities has occurred at December 31, 1995.



                                                                    (Continued)
                                      F-17

FIRST LEHIGH CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


5.    LOANS:

      The components of loans in the consolidated statements of financial condition were as follows:


                                                                                         1995                      1994
                                                                                       --------                  --------
          Commercial .................................................                 $  3,971                  $  6,593
          Real estate construction ...................................                    4,403                     5,008
          Commercial real estate .....................................                   21,325                    20,705
          Residential real estate ....................................                   24,833                    23,797
          Consumer ...................................................                    4,855                     4,198
                                                                                       --------                  --------
          Subtotal ...................................................                   59,387                    60,301
          Unearned income ............................................                      514                       681
          Allowance for loan losses ..................................                    1,624                     1,703
                                                                                       --------                  --------
                                                                                       $ 57,249                  $ 57,917
                                                                                       ========                  ========


      An analysis of the change in the allowance for loan losses follows:

                                                                                         1995                      1994
                                                                                       --------                  --------
          Balance at January 1 .......................................                 $  1,703                  $  2,155
          Loans charged off ..........................................                     (902)                     (831)
          Recoveries .................................................                      573                       354
                                                                                       --------                  --------
          Net loans charged off ......................................                     (329)                     (477)
          Provision for loan losses ..................................                      250                        25
                                                                                       --------                  --------
          Balance at December 31 .....................................                 $  1,624                  $  1,703
                                                                                       ========                  ========



      Impairment of loans having recorded investments of $5,248,000 at December 31, 1995 and $7,687,000 at December 31, 1994 has been recognized in conformity with FASB Statement No. 114 as amended by FASB Statement No.
      118. The average recorded investment in impaired loans during 1995 and 1994 was $6,582,000 and $9,444,000, respectively. The total allowance for loan losses related to these loans was $726,000 and $334,000 at December 31, 1995 and 1994, respectively. Interest income on impaired loans of $30,000 and $93,000 was recognized for cash payments received in 1995 and 1994, respectively. The Bank is not committed to lend additional funds to debtors whose loans are impaired.

      Smaller balance homogeneous loans excluded from the impaired loan classification include residential real estate and consumer loans. Loans to the real estate development industry were approximately $6,000,000 at December 31, 1995.

      The Corporation makes loans to its officers and directors and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The following table summarizes loan activity with officers, directors and their associates during the years ended December 31, 1995 and 1994 (in thousands):

                                                               1995       1994
                                                               ----       ----
      Balance, beginning..................................   $  4,163  $  2,033
      Advances............................................        211     6,207
      Payments and other reductions.......................     (1,836)   (4,077)
                                                             --------  --------
      Balance, ending.....................................   $  2,538  $  4,163
                                                             ========  ========



                                                                    (Continued)
                                      F-18

FIRST LEHIGH CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

6.    FORECLOSED ASSETS HELD FOR SALE:

      The following table summarizes the activity in foreclosed assets held for sale during the years ended December 31, 1995 and 1994 (in thousands):


                                                      1995          1994
                                                    -------       -------
      Balance, beginning .....................      $ 4,851       $ 4,435
      Transfers from loans ...................        2,522         2,609
      Additional capitalized costs ...........          136           577
      Disposals ..............................       (1,844)        1,996)
      Charge-offs ............................         (790)         (273)
                                                    -------       -------
                                                      4,875         5,352
      Less allowance for write downs
      of foreclosed assets ...................           61           501
                                                    -------       -------
      Balance ending .........................      $ 4,814       $ 4,851
                                                    =======       =======


      The following table summarizes the activity in the allowance for write-downs of foreclosed assets during the years ended December 31, 1995 and 1994 (in thousands):


                                                     1995           1994
                                                     -----          -----
      Balance, beginning ...................         $ 501             34
      Provision ............................           350            740
      Charge-offs ..........................          (790)          (273)
                                                     -----          -----
      Balance, ending ......................         $  61          $ 501
                                                     =====          =====


7.    PREMISES AND EQUIPMENT:

      The following is a summary of premises and equipment at December 31, 1995 and 1994 (in thousands):


                                                           1995       1994
                                                           ----       ----
      Land and improvements ........................     $  243     $  243
      Buildings and leasehold improvements .........      2,041      2,079
      Equipment and fixtures .......................      1,919      1,897
      Equipment held for lease .....................         43        129
                                                         ------     ------
                                                          4,246      4,348
      Less accumulated depreciation and
      amortization .................................      2,072      1,999
                                                         ------     ------
                                                         $2,174     $2,349
                                                         ======     ======





                                                                    (Continued)
                                      F-19

FIRST LEHIGH CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

      Equipment held for lease includes vehicles and other equipment leased to customers under operating leases that provide for the customer to cancel the lease upon notice as provided for in the lease agreement. The following schedule provides an analysis of equipment held for lease by major classes as of December 31, 1995 and 1994 (in thousands):


                                                             1995     1994
                                                             ----     ----
      Cars .............................................    $  30    $  81
      Trucks and heavy vehicles ........................       13       13
      Equipment ........................................      --        35
                                                             ----     ----
                                                               43      129
      Accumulated depreciation .........................       43      109
                                                             ----     ----
                                                            $ --     $  20
                                                            =====    =====



8.    TIME DEPOSITS:

      The aggregate amount of time certificates of deposit in denominations of $100,000 or more was $6,738,000 and $4,732,000 at December 31, 1995 and
      1994, respectively. Interest related to time certificates of deposit in denominations of $100,000 or more was approximately $324,000 and $166,000 for the years ended December 31, 1995 and 1994, respectively.


9.    OTHER BORROWED FUNDS:

      Information concerning securities sold under agreements to repurchase and other borrowings is summarized as follows (dollars in thousands):


                                                           1995      1994
                                                          ------    ------

      Year end balance ................................   $  --     $3,811
      Average interest rate during the year ...........     6.66%     5.60%
      Average balance during the year .................   $  629    $  662
      Maximum month-end balance
      during the year .................................   $3,079    $3,811

      Securities underlying the agreements at year end:
      Amortized cost ..................................   $4,648    $4,653
      Fair value ......................................   $4,552    $4,094



                                                                    (Continued)
                                      F-20

FIRST LEHIGH CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

10.   LONG-TERM DEBT:

      In June 1994, the Corporation obtained a secured promissory note for $545,184 with principal payments of $9,100, plus interest, due monthly. Interest is calculated by using the lender's commercial rate plus .6%. The proceeds of this note were used to payoff the two demand notes. The maturity date of the loan is June 25, 1999. $381,382 was outstanding on this debt at December 31, 1995. The note is secured by less that 10% of the shares of Bank stock owned by the Corporation.

      Maturities of long-term debt at December 31, 1995 are as follows:

      YEAR ENDING DECEMBER 31,


            1996........................................     $  109,200
            1997........................................        109,200
            1998........................................        109,200
            1999........................................         53,782
                                                             ----------
                                                             $  381,382
                                                             ==========

11.   SHAREHOLDERS' INVESTMENT:

      Shareholders' investment at December 31, 1995 and 1994 consists of the following (in thousands, except share information):


                                                                                    1995         1994
                                                                                    ----         ----
Senior preferred stock, par value $.01 per share,
   1,500,000 shares authorized, 848,902 shares
   issued and outstanding in both years.......................................    $      8     $      8

Series A preferred stock, par value $.01 per share,
   1,000,000 shares authorized; 682,000 shares
   issued and outstanding (liquidation
   preference of $2,114) in both years........................................           7            7

Common stock, par value $.01 per share,
   10,000,000 shares authorized;
   2,000,000 shares issued and
   outstanding in both years..................................................          20           20

Contributed capital in excess of par value....................................       8,764        8,764

Retained earnings.............................................................       1,340        1,256

Net unrealized appreciation (depreciation) on securities
    available-for-sale........................................................          94       (1,518)
                                                                                  --------     --------

    Total shareholders' investment............................................    $ 10,233     $  8,537
                                                                                  ========     ========




                                                                    (Continued)
                                      F-21

FIRST LEHIGH CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


      Each share of the Series A preferred stock with a par value of $.01 is convertible at the option of the holder, prior to March 31, 1996, to common stock at the rate of .8 of a share of common stock for each share of Series A preferred stock and after March 31, 1996, each share is convertible into common stock at the rate of .72. Conversion rates are adjusted for common stock dividends and splits. The Series A preferred stock dividend is at an annual rate of $.3255 per share. Prior to the Capital Plan resolution, the Series A preferred stock was redeemable at the option of the Corporation after March 31, 1996 at the redemption price of $3.50 (liquidation price $3.10) plus any accrued dividends. Cumulative dividends in arrears are $998,960 and $776,969 as of December 31, 1995 and 1994, respectively.

      During 1994, the Corporation sold 848,902 shares of senior preferred stock with a par value of $.01 for $5.00 per share. Each share of senior preferred stock is convertible at the option of the shareholder, prior to October 31, 1998, to common stock at the rate of one share of common stock for each share of senior preferred stock. The conversion rate will be adjusted on November 1, 1998 if the greater of book value or market value of the Corporation's common stock is not equal to $5.00 or more per share at the close of business on the last trading day of the New York Stock Exchange in October 1998. No adjustment will be made if the greater of the market value or book value is equal to or greater than $5.00 per share at such time. Conversion rates are adjusted for common stock dividends and splits. The preferred stock dividend is at an annual rate of $.25 per share. The liquidation price of the senior preferred stock is $5.00 plus any accrued dividends. Cumulative dividends in arrears at December 31, 1995 and 1994 are $282,770 and $70,544, respectively.

      Primary and fully diluted loss per share is computed based on the following data for the years ended December 31, 1995 and 1994:


                                                                  1995           1994
                                                                  ----           ----

Net income (loss) applicable to common shares...........       $  84,181      $ (476,596)
Less current dividends in arrears:
    Senior preferred stock..............................        (212,226)        (70,544)
    Series A preferred stock............................        (221,991)       (221,991)
                                                               ---------      ----------

Adjusted loss applicable to common shares...............       $(350,036)     $ (769,131)
                                                               =========      ==========


      Weighted average common shares and common share equivalents outstanding for the years ended December 31, 1995 and 1994 are as follows:

                                                                  1995              1994
                                                                  ----              ----

Common shares...........................................         2,000,000         2,000,000
Senior preferred shares.................................           848,902           283,552
                                                                ----------        ----------

            Total.......................................         2,848,902         2,283,552
                                                                ==========        ==========




                                                                    (Continued)
                                      F-22

FIRST LEHIGH CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


      Series A preferred shares are not common stock equivalents since the stated cash yield was more than 66 2/3% of the average Aa bond yield at date of issuance. Accordingly, they are excluded from the computation of weighted average common share and common share equivalents outstanding.

      Series A preferred shares and options are also excluded in the computation of fully diluted earnings per share since they have an anti-dilutive effect.


12.   INCOME TAXES:

      The reasons for the difference between the provision (credit) for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income (loss) before provision (credit) for income taxes are as follows (in thousands):


                                                                   1995          1994
                                                                   ----          ----

          Expected provision (credit) .........................   $  29         $(162)
          Effect of tax-exempt interest income ................     (12)          (11)
          Effect of dividends received deduction ..............     (57)          (57)
          Other, net ..........................................      --             1
          Net operating loss carryforward .....................      40           229
                                                                  -----         -----

                Provision (credit) for income taxes ...........   $  --         $ --
                                                                  =====         =====


      At December 31, 1995, the Corporation has a net operating loss carryforward of approximately $4,930,000 available to offset future taxable income, which begins to expire in 2007 if not utilized.



                                                                    (Continued)
                                      F-23

FIRST LEHIGH CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


      The deferred income tax asset and liability components are as follows at December 31, 1995 and 1994 (in thousands):

                                                                                              1995                 1994
                                                                                             -------              -------
          Deferred tax assets:
             Net operating loss ................................................             $ 1,676              $ 1,187
             Provision for loan losses .........................................                  90                  128
             Write-down of investment securities and
                foreclosed assets held for sale ................................                 419                  529
             Unrealized losses on securities available
                for sale .......................................................                --                    516
                                                                                             -------              -------
          Total ................................................................               2,185                2,360
                                                                                             -------              -------
          Deferred tax liabilities:
             Deferred loan costs, net ..........................................                 (21)                 (17)
             Depreciation ......................................................                (105)                (102)
             Accretion .........................................................                  (7)                  (5)
             Trading securities gains ..........................................                (266)                (136)
             Unrealized gains on securities available
                for sale .......................................................                 (32)                --
                                                                                             -------              -------
          Total ................................................................                (431)                (260)
                                                                                             -------              -------
          Valuation allowance ..................................................              (1,754)              (2,100)
                                                                                             -------              -------
          Net deferred tax asset ...............................................             $  --                $  --
                                                                                             =======              =======


13.   REGULATORY RESTRICTIONS:

      Various regulatory agencies require banks and bank holding companies to maintain a leverage ratio of core capital to total assets at a prescribed level, currently 3%. In addition, bank regulators have issued risk-based capital guidelines. Under such guidelines, minimum ratios of core capital and total qualifying capital as a percentage of risk-weighted assets and certain off-balance sheet items of 4% and 8%, respectively, are required at December 31, 1993.

      At December 31, 1995, the Bank met all of these capital requirements. Core capital was $9,075,000 or 8.82% of total assets and 12.49% of total risk-weighted assets, while total qualifying capital was $9,992,000 or 13.75% of total risk-weighted assets.

      Certain restrictions exist regarding the ability of the Bank to transfer funds to First Lehigh Corporation in the form of cash dividends, loans and advances. As of December 31, 1995, no retained earnings of the Bank (included in consolidated retained earnings) were available for distribution to First Lehigh Corporation as dividends, without prior regulatory approval. In addition, First Lehigh Corporation is unable to pay dividends at December 31, 1995, without the prior approval of the Federal Reserve Bank and the Department.


                                                                    (Continued)
                                      F-24

FIRST LEHIGH CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


      Additionally, the Bank is limited to the amount it may loan or advance to its affiliates unless such loans or advances are collateralized by specified obligations. At December 31, 1995, the maximum amount available for unsecured loans from the Bank to First Lehigh Corporation approximates $500,000.


14.   PROFIT-SHARING PLAN:

      The Corporation has a noncontributory profit-sharing plan covering eligible employees. Costs of the profit-sharing plan are funded as accrued. The Corporation did not make a contribution to the plan in 1995 or 1994. Contributions to the plan are discretionary and are determined annually by the Bank's board of directors.


15.   STOCK OPTIONS:

      The Corporation has a key employee Incentive Stock Option Plan. Options are granted to purchase common stock at prices not less than the fair market value of the common stock on the date of grant. The price of options granted to any person possessing more than 10% of the total combined voting power of all classes of stock of the Corporation must be at least 110% of the fair market value of the common stock on the date of grant. An officer of the Corporation resigned in 1994 and, in accordance with the terms of the Plan, his 40,000 options expired. The 6,500 option, which were granted to an officer of the Corporation on July 31, 1985, expired during 1995 according to the term of the plan. Activity under the Plan for the years ended December 31, 1995 and 1994 is as follows (in thousands):



                                                      AVAILABLE          UNDER        OPTION PRICE
                                                      FOR OPTION         OPTION         PER SHARE
                                                      ----------         ------         ---------
          Balance, December 31, 1993 ............         --            66,500          $3.00 - $4.12
          Expired ...............................       40,000         (40,000)             $3.00
          Granted ...............................         --              --
                                                       -------          ------
          Balance, December 31, 1994 ............       40,000          26,500          $3.99 - $4.12
          Expired ...............................        6,500          (6,500)             $3.99
          Granted ...............................         --              --
                                                       -------         -------              -----
          Balance, December 31, 1995 ............       46,500          20,000              $4.12
                                                       =======         =======              =====



      In 1989, the Corporation formed the "First Lehigh Corporation 1989 Equity Incentive Plan" for which stock options may be granted to employees for the purchase of up to 84,000 shares of the Corporation's common stock. During 1995, 60,000 options were issued at $3.50 per share.


16.   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

      The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve to varying degrees elements of credit, interest rate or liquidity risk in excess of the amount recognized in the consolidated balance sheet.



                                                                    (Continued)
                                      F-25

FIRST LEHIGH CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


      The Corporation's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

      The Corporation generally does not require collateral or other security to support financial instruments with off-balance sheet credit risk.

      Financial instruments whose contract amounts represent credit risk are as follows:


                                                                                1995            1994
                                                                                ----            ----

                  Commitments to extend credit..........................     $3,417,517        $1,747,877
                  Standby letters of credit.............................        486,751           100,000



      Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Corporation evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Corporation on extension of credit is based on management's credit assessment of the counterparty.

      Standby letters of credit are conditional commitments issued by the Corporation guaranteeing performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.


17.   RELATED PARTY TRANSACTIONS:

      The Bank leases certain office space from an affiliate. The Bank in turn, subleases a portion of this space as allowed for under this agreement. Net rent expense related to this lease was $195,486 and $300,942, for the years ended December 31, 1995, and 1994, respectively.

      The following summarizes the future annual minimum lease payments due to the affiliate, net of sublease income, under the terms of the lease as of December 31, 1995:

               YEARS ENDING DECEMBER 31                  (Thousands of Dollars)
               ------------------------

                 1996....................................          186
                 1997....................................          192
                 1998....................................          298
                 1999....................................          296
                 2000....................................          311
                 Thereafter..............................        3,483
                                                                ------

                           Total.........................       $4,766
                                                                ======


                                                                    (Continued)
                                       F-26

FIRST LEHIGH CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


18.   FAIR VALUES OF FINANCIAL INSTRUMENTS:

      The estimated fair values of the Corporations' financial instruments at December 31, 1995 are as follows (in thousands):


                                                                   1995
                                                                   ----
                                                         Carrying          Fair
                                                          Amount          Value
                                                          ------          -----
          Financial assets:
             Cash and cash equivalents...............  $  5,043       $   5,043
             Trading account securities..............     6,038           6,038
             Securities available for sale...........    21,437          21,437
             Securities held-to-maturity.............     4,441           4,328
             Loans, net of allowance.................    57,249          57,393
             Accrued interest receivable.............       799             799

          Financial liabilities:
             Deposits................................    92,312          93,374
             Long-term debt..........................       381             381
             Accrued interest payable................       217             217


19.   FIRST LEHIGH CORPORATION (Parent company only)
      CONDENSED FINANCIAL STATEMENTS (In thousands):


                             CONDENSED BALANCE SHEET


                                                                                                    1995            1994
                                                                                                  -------          -------
          Assets:
             Deposits with bank subsidiary .............................................         $    813         $  3,482
             Accounts receivable .......................................................                6              171
             Investment in bank subsidiary, at equity in net assets ....................            8,777            5,341
             Loans .....................................................................               94             --
             Other assets ..............................................................              925              656
                                                                                                  -------          -------
                Total assets ...........................................................         $ 10,615         $  9,650
                                                                                                 ========         ========
          Liabilities and shareholders' investment:
             Demand notes payable ......................................................         $    381         $    491
             Due to subsidiary .........................................................             --                 58
             Other liabilities .........................................................                1              564
                                                                                                  -------          -------
                Total liabilities ......................................................              382            1,113
             Shareholders' investment ..................................................           10,233            8,537
                                                                                                  -------          -------
                Total liabilities and shareholders' investment .........................         $ 10,615          $ 9,650
                                                                                                 ========          =======



                                                                    (Continued)
                                      F-27

FIRST LEHIGH CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------




                                  CONDENSED STATEMENT OF OPERATIONS


                                                                            1995          1994
                                                                            ----          ----
Investment income.......................................................     63             37
Other income............................................................     18             --
Other expenses..........................................................   (321)          (136)
                                                                          ------         -----
Loss before equity in income (loss) of subsidiary.......................   (240)           (99)
Equity in net income (loss) of subsidiary...............................    324           (377)
                                                                          -----          -----
Net income (loss).......................................................     84           (476)
                                                                          =====          =====


                                     CONDENSED STATEMENT OF CASH FLOWS

                                                                                                  1995             1994
                                                                                                 -------          -------

          Cash flows from operating activities:
              Net income (loss) ........................................................         $    84          $  (476)
              Adjustments to reconcile net income (loss) to
                net cash provided by (used in) operating activities:
                  Equity in net (income) loss of subsidiary ............................            (324)             377
                  Increase or decrease in:
                           Accounts receivable .........................................             165             (171)
                           Other assets ................................................            (269)            (533)
                           Due to subsidiary ...........................................             (58)            --
                           Other liabilities ...........................................            (563)             561
                           Loans .......................................................             (94)            --
                                                                                                 -------          -------
                              Net cash used in operating
                                activities .............................................          (1,059)            (242)
                                                                                                 -------          -------
          Cash flows from investing activities:
            Additional capital contribution to subsidiary ..............................          (1,500)            --
                                                                                                 -------          -------
          Cash flows from financing activities:
            Issuance of senior preferred stock .........................................            --               3530
            Payments on demand notes ...................................................            --               (576)
            Proceeds from long-term debt ...............................................            --                545
            Payments on long-term debt .................................................            (110)             (54)
                                                                                                 -------          -------
                              Net cash used in financing
                                activities .............................................            (110)           3,445
                                                                                                 -------          -------
          Net  (decrease) increase deposits with
            bank subsidiary ............................................................          (2,669)           3,203
          Deposits with bank subsidiary at beginning of year ...........................           3,482              279
                                                                                                 -------          -------
          Deposits with bank subsidiary at end of year .................................         $   813          $ 3,482
                                                                                                 =======          =======











-------------------------------------------------------------------------------


                                                                    (Concluded)
                                      F-28

FIRST LEHIGH CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                     June 30,    December 31,
                                                                       1996         1995
                                                                     ---------    ---------
                                                               (in thousands except share data)
                                                                   (Unaudited)
ASSETS
Cash and due from banks...........................................   $   3,033    $   2,578
Federal funds sold ...............................................       1,569        2,465
                                                                     ---------    ---------
         Cash and cash equivalents................................       4,602        5,043
Securities held-to-maturity
 (estimated market value of $4,100 and
 $4,328, respectively) ...........................................       4,438        4,441
Securities available-for-sale.....................................      21,775       21,437
Trading securities................................................       7,200        6,038
Loans and leases..................................................      65,457       59,387
   Less: unearned income .........................................        (450)        (514)
         allowance for loan losses ...............................      (1,937)      (1,624)
                                                                     ---------    ---------
            Net loans.............................................      63,070       57,249
Premises and equipment, net ......................................       2,129        2,174
Real estate and other investments ................................         147          163
Foreclosed assets held for sale...................................       5,272        4,814
Other assets .....................................................       1,959        2,039
                                                                     ---------    ---------
            Total Assets..........................................    $110,592    $ 103,398
                                                                     =========    =========

LIABILITIES
Deposits:
   Noninterest-bearing............................................   $  10,584    $   9,689
   Interest-bearing ..............................................      85,446       82,623
                                                                     ---------    ---------
           Total Deposits.........................................      96,030       92,312
Other liabilities.................................................         610          472
Other borrowed funds..............................................       1,850            0
Long-term debt ...................................................         327          381
                                                                     ---------    ---------
           Total Liabilities .....................................      98,817       93,165
                                                                     ---------    ---------

SHAREHOLDERS' INVESTMENT
Senior preferred stock, par value of $.01 per share,
 1,500,000 shares authorized, 848,902 shares
 issued and outstanding...........................................           8            8
Series A preferred stock, par value $.01 per share,
 1,000,000 shares authorized; 682,000 shares issued and
 outstanding (liquidation preference of $2,114) ..................           7            7
Common stock, par value $.01 per share, 10,000,000
 authorized; 2,000,000 shares issued and outstanding .............          20           20
Contributed capital in excess of par value .......................       8,764        8,764
Retained earnings.................................................       3,616        1,340
Unrealized appreciation (depreciation) on securities
 available-for-sale ..............................................        (640)          94
                                                                     ---------    ---------
          Total Shareholders' Investment .........................      11,775       10,233
                                                                     ---------    ---------
          Total Liabilities and Shareholders' Investment .........   $ 110,592    $ 103,398
                                                                     =========    =========

The accompanying notes are an integral part of the consolidated financial statements.

FIRST LEHIGH CORPORATION
CONSOLIDATED STATEMENT OF INCOME

                                                       SIX MONTHS ENDED JUNE 30,
                                                       -------------------------
                                                              1996        1995
                                                              ----        ----
                                                             (In thousands,
                                                           except share data)
                                                              (Unaudited)
INTEREST INCOME:
Interest and fees on loans ...............................    $2,748      $2,490
Interest and dividends on investment securities:
 Taxable interest income .................................       770         757
 Dividends ...............................................       141         104
Interest on federal funds sold ...........................        58          57
                                                           ---------   ---------
                  Total Interest Income ..................     3,717       3,408
                                                           ---------   ---------

INTEREST EXPENSE:
Interest on deposits .....................................     1,763       1,660
Interest on other borrowed funds .........................        17          41
Interest on long-term debt ...............................        16          22
                                                           ---------   ---------

                  Total Interest Expense .................     1,796       1,723
                                                           ---------   ---------
NET INTEREST INCOME ......................................     1,921       1,685

CREDIT FOR LOAN LOSSES ...................................       667           0
                                                           ---------   ---------

NET INTEREST INCOME AFTER CREDIT
 FOR LOAN LOSSES .........................................     2,588       1,685
                                                           ---------   ---------

OTHER INCOME:
Service charges and other fees ...........................       301         243
Gain on sale of foreclosed assets, net ...................        18          33
Rental income ............................................         0           9
Trading securities gains, net ............................       266         681
Litigation settlement ....................................     1,539           0
                                                           ---------   ---------
                  Total Other Income .....................     2,124         966
                                                           ---------   ---------

OTHER EXPENSES:
Salaries and employee benefits ...........................       634         674
Net occupancy expense ....................................       267         264
Equipment expense ........................................       103         127
FDIC insurance ...........................................        78         131
Foreclosed asset expenses ................................       370         393
Other ....................................................       984         788
                                                           ---------   ---------
                  Total Other Expenses ...................     2,436       2,377
                                                           ---------   ---------

INCOME BEFORE PROVISION FOR INCOME TAXES ...............       2,276         274

PROVISION FOR INCOME TAXES .............................           0           0
                                                           ---------   ---------
NET INCOME..............................................   $   2,276   $     274
                                                           =========   =========

PRIMARY EARNINGS PER SHARE .............................   $    0.72   $    0.02
                                                           =========   =========

FULLY DILUTED EARNINGS PER SHARE .......................   $    0.60   $    0.02
                                                           =========   =========

WEIGHTED AVERAGE COMMON SHARES AND
 COMMON SHARE EQUIVALENTS OUTSTANDING:
   Primary .............................................   2,848,902   2,848,902
   Fully Diluted .......................................   3,414,502   3,396,927

The accompanying notes are an integral part of the consolidated financial statements.

FIRST LEHIGH CORPORATION
CONSOLIDATED STATEMENT OF INCOME



                                                               THREE MONTHS
                                                               ENDED JUNE 30,
                                                             -----------------
                                                             1996         1995
                                                             ----         ----
                                                               (In thousands,
                                                             except share data)
                                                                (Unaudited)
INTEREST INCOME:
Interest and fees on loans ............................     $ 1,458      $ 1,262
Interest and dividends on investment securities:
 Taxable interest income ..............................         378          382
 Dividends ............................................          65           43
Interest on federal funds sold ........................          32           37
                                                            -------      -------
                  Total Interest Income ...............       1,933        1,724
                                                            -------      -------

INTEREST EXPENSE:
Interest on deposits ..................................         883          881
Interest on other borrowed funds ......................           7            4
Interest on long-term debt ............................           8           11
                                                            -------      -------
                  Total Interest Expense ..............         898          896
                                                            -------      -------
NET INTEREST INCOME ...................................       1,035          828

CREDIT FOR LOAN LOSSES ................................         719            0
                                                            -------      -------

NET INTEREST INCOME AFTER CREDIT
 FOR LOAN LOSSES ......................................       1,754          828
                                                            -------      -------

OTHER INCOME:
Service charges and other fees ........................         173          135
Gain on sale of foreclosed assets, net ................          14           13
Rental income .........................................           0            4
Trading securities gains, net .........................         (30)         331
Litigation settlement .................................       1,539            0
                                                            -------      -------
                  Total Other Income ..................       1,696          483
                                                            -------      -------

OTHER EXPENSES:
Salaries and employee benefits ........................         304          307
Net occupancy expense .................................         136          135
Equipment expense .....................................          52           60
FDIC insurance ........................................          39           66
Foreclosed asset expenses .............................         254          185
Other .................................................         520          397
                                                            -------      -------
                  Total Other Expenses ................       1,305        1,150
                                                            -------      -------


INCOME BEFORE PROVISION FOR INCOME TAXES..                 2,145            161

PROVISION FOR INCOME TAXES ...............                     0              0
                                                      ----------     ----------
NET INCOME ...............................            $    2,145     $      161
                                                      ==========     ==========
PRIMARY EARNINGS PER SHARE ...............            $     0.71     $     0.02
                                                      ==========     ==========
FULLY DILUTED EARNINGS PER SHARE .........            $     0.60     $     0.02
                                                      ==========     ==========
WEIGHTED AVERAGE COMMON SHARES AND
 COMMON SHARE EQUIVALENTS OUTSTANDING:
   Primary ...............................             2,848,902      2,848,902
   Fully Diluted .........................             3,414,502      3,396,927


The accompanying notes are an integral part of the consolidated financial statements.

FIRST LEHIGH CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                 SIX MONTHS ENDED JUNE 30,
                                                                 -------------------------
                                                                    1996          1995
                                                                 ---------       -------
                                                                       (in thousands)
                                                                        (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income .............................................      $ 2,276       $   274
     Adjustments to reconcile net income to net cash
       used in operating activities:
     Credit for loan losses .................................         (667)            0
     Provision for foreclosed asset losses ..................          160           260
     Depreciation ...........................................           81            88
     Amortization and accretion .............................           50            54
     Realized gain on investment securities, net ............            0          (154)
     Net (increase) decrease in trading securities ..........       (1,162)          338
     Gain on sale of foreclosed assets held for sale ........          (18)          (33)
     Gain on sale of real estate and other investments ......         (400)            0
     (Gain) loss on sale/disposal of equipment ..............           (7)            6
     Change in:
         Other assets .......................................           15          (327)
         Other liabilities ..................................          138           (49)
                                                                    -------       -------
     NET CASH PROVIDED BY OPERATING ACTIVITIES ..............          466           457
                                                                   -------       -------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Securities available-for-sale:
       Proceeds from maturities .............................        2,155            88
       Proceeds from sales ..................................          773             0
       Purchases of securities ..............................       (3,999)       (1,907)
     Net increase in loans and leases .......................       (6,199)       (1,793)
     Proceeds from sales of premises and equipment ..........            7            30
     Capital expenditures for premises and equipment ........          (36)          (33)
     Proceeds from sales of foreclosed assets ...............          338         1,248
     Capitalized expenditures for foreclosed assets .........            0           (91)
     Proceeds from sales of real estate and other
       investments...........................................          517             0
     Proceeds from sales of other assets ....................           23            18
                                                                   -------       -------
     NET CASH USED IN INVESTING ACTIVITIES ..................       (6,421)       (2,440)
                                                                   -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase in deposits ...............................        3,718         3,394
     Net increase (decrease) in other borrowed funds ........        1,850        (3,411)
     Payments on long-term debt .............................          (54)          (55)
                                                                   -------       -------
     NET CASH PROVIDED BY (USED IN)
       FINANCING ACTIVITIES .................................        5,514           (72)
                                                                   -------       -------

NET DECREASE IN CASH AND CASH EQUIVALENTS ...................         (441)       (2,055)
CASH AND CASH EQUIVALENTS, BEGINNING ........................        5,043         5,660
                                                                   -------       -------
CASH AND CASH EQUIVALENTS, ENDING ...........................      $ 4,602       $ 3,605
                                                                   =======       =======


SUPPLEMENTARY DISCLOSURE:
     Cash paid for interest .................................      $ 1,794       $ 1,676


The accompanying notes are an integral part of the consolidated financial statements.

FIRST LEHIGH CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                 THREE MONTHS ENDED JUNE 30,
                                                                 ---------------------------
                                                                     1996          1995
                                                                   -------       -------
                                                                      (in thousands)
                                                                        (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income .............................................      $ 2,145       $   161

     Adjustments to reconcile net income to net cash
      used in operating activities:
       Credit for loan losses ...............................         (719)            0
       Provision for foreclosed asset losses ................          115           130
       Depreciation .........................................           41            44
       Amortization and accretion ...........................           29            26
       Realized gain on investment securities, net ..........            0          (154)
       Net decrease in trading securities ...................          108           440
       Gain on sale of foreclosed assets held for sale ......          (14)          (13)
       Gain on sale of real estate and other investments ....         (400)            0
       Change in:
         Other assets .......................................           58          (175)
         Other liabilities ..................................          227            42
                                                                   -------       -------
     NET CASH PROVIDED BY OPERATING ACTIVITIES ..............        1,590           501
                                                                   -------       -------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Securities available-for-sale:
       Proceeds from maturities .............................          329            34
       Purchases of securities ..............................       (3,499)       (1,907)
     Net increase in loans and leases .......................       (1,823)       (1,051)
     Decrease in loans held for resale ......................            0           102
     Proceeds from sales of premises and equipment ..........            0            28
     Capital expenditures for premises and equipment ........          (16)          (22)
     Proceeds from sales of foreclosed assets ...............          218           772
     Capitalized expenditures for foreclosed assets .........            0           (78)
     Proceeds from sales of real estate and other
       investments...........................................          517             0
     Proceeds from sales of other assets ....................           23            11
                                                                   -------       -------
     NET CASH USED IN INVESTING ACTIVITIES ..................       (4,251)       (2,111)
                                                                   -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase in deposits ...............................        3,645         1,017
     Net increase in other borrowed funds ...................          350           150
     Payments on long-term debt .............................          (27)          (27)
                                                                   -------       -------
     NET CASH PROVIDED BY FINANCING ACTIVITIES ..............        3,968         1,140
                                                                   -------       -------

NET INCREASE (DECREASE) IN CASH
    AND CASH EQUIVALENTS ....................................        1,307          (470)
CASH AND CASH EQUIVALENTS, BEGINNING ........................        3,295         4,075
                                                                   -------       -------
CASH AND CASH EQUIVALENTS, ENDING ...........................      $ 4,602       $ 3,605
                                                                   =======       =======

SUPPLEMENTARY DISCLOSURE:
     Cash paid for interest .................................      $   890       $   878


The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

  1.     SIGNIFICANT ACCOUNTING POLICIES:


         FINANCIAL STATEMENT PRESENTATION:

         The consolidated interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission with respect to Form 10-QSB. The financial information included herein reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures made herein are adequate to make the information not misleading. It is suggested that these interim financial statements be read in conjunction with the financial statements and the notes thereto included in the Company's Form 10-KSB for year-end December 31, 1995.

         Interim statements are subject to possible adjustments in connection with the annual audit of the Company's accounts for the full fiscal year 1996. In the Company's opinion, all adjustments necessary in order to make the interim financial statements not misleading have been included.

         The results of operations for the interim periods presented are not necessarily indicative of the results expected for the year ending December 31, 1996.


         PRINCIPLES OF CONSOLIDATION

         First Lehigh Corporation and its subsidiary First Lehigh Bank (the "Bank") and the Bank's subsidiaries (Allentown Properties, Inc., Quakertown Properties, Inc., Walnutport Properties, Inc., Walnutport Properties II, Inc., Pond Road Properties, Inc. and Winchester Property Management Co.) (Collectively the "Company") provide commercial banking services. The consolidated financial statements include the accounts of the First Lehigh Corporation and its direct and indirect subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

         INVESTMENT SECURITIES

         Investments in debt and equity securities are classified in three categories, held-to-maturity securities, trading securities, and available-for-sale securities. Classification in these categories requires, respectively, accounting for securities at amortized cost, accounting for securities at fair value with unrealized gains and losses included in earnings, and accounting for securities at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' investment.


         LOANS

         Interest on loans is accrued and credited to income based upon the principal amount outstanding and using the interest method for amortizing unearned income on certain installment loans.

         The accrual of interest income is generally discounted on loans past due 90 days or more or when there is a reasonable doubt as to the collection of interest. The Company continues the accrual of interest on loans past due 90 days or more when they are well secured and in the process of collection. When interest accruals are discontinued, uncollected interest credited to income is reversed if the collectibility is not certain.


         MORTGAGE LOANS HELD FOR SALE

         Mortgage loans held for sale are carried at the lower of cost or fair value.


         LOAN FEES

         Fees collected upon loan origination and certain direct costs of originating loans are deferred and recognized as adjustments to income over the contractual lives of the related loans as yield adjustments. Upon prepayment or other disposition of the underlying loans before their contractual maturities, any associated unamortized fees or costs are recognized. Prior to 1988, such fees and costs were included in income when collected or paid.


         ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio, and other relevant factors.

         PREMISES AND EQUIPMENT

         Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization is computed generally using the straight-line method.


         FORECLOSED ASSETS HELD FOR SALE

         Foreclosed assets held for sale are carried at the lower of fair value minus costs to sell or cost. The provision for foreclosed asset losses and the costs of holding and maintaining the property are included in the statement of income caption "Foreclosed asset expenses."


         INCOME TAXES

         At June 30, 1996 the Company has available approximately $4.93 million of net operating losses based on its filed tax returns through December 31, 1995, which begin to expire 2007 if not utilized. No tax benefit related to the unused net operating loss carry forward has been recognized in these financial statements except for the reduction of the provision for income taxes due to the availability of the net operating losses.


         EARNINGS AND CASH DIVIDENDS PER SHARE

         Primary earnings per common share is based on the weighted average common shares and common share equivalents outstanding during the period. Net income applicable to common stock is reduced by current year dividends in arrears on both the Senior and Series A preferred stock. The calculation of fully diluted earnings per common share is based on the conversion of the Series A preferred stock into common shares at the rate of .8 shares of common stock for each share of Series A preferred stock. The conversion rate of Series A preferred stock changed from .8 to .72 in March 1996. However, the Board of Directors has approved an amendment that would retain the .8 conversion rate until March 1999, subject to shareholder approval. For purposes of this calculation the conversion rate of .8 was used. The Senior preferred shares are common stock equivalents since its effective yield was less than 66.6% of an average Aa corporate bond yield at the time of issuance.


         STATEMENT OF CASH FLOWS

         The Company transferred approximately $938,000 from loans to foreclosed assets held for sale during the six months ended June 30, 1996.

         LONG TERM DEBT

         The Company has a term note with an outstanding balance of $326,784 at June 30, 1996. Principal payments of $9,100 plus interest, at the lenders commercial rate plus 0.6%, are due monthly. The note is secured by less than 10% of the shares of the Bank which are owned by the Company.


         REGULATORY MATTERS

         Regulatory Enforcement Actions to Which the Company and the Bank Are Subject

         The Company and the Bank are subject to and have consented to the following regulatory orders and agreements: (i) effective February 28, 1996, the Company and the Bank entered into an Administrative Order (the "Pennsylvania Order") with the Pennsylvania Department of Banking (the "Department"), which replaced an earlier order entered into in 1993; (ii) on April 29, 1996 the Bank entered into a Memorandum of Understanding (the "Memorandum of Understanding") with the FDIC, which has replaced two cease and desist orders dating from October 1987 and June 1992; and (iii) in January 1991, the Company consented to a written agreement (the "Federal Reserve Agreement") with the Federal Reserve Bank and the Department.

         The following is a discussion of the material terms and provisions of the Pennsylvania Order, the Memorandum of Understanding and the Federal Reserve Agreement.

         The Pennsylvania Order

         Capital Requirements and Dividend Restrictions

         Under the terms of the Pennsylvania Order, the Bank is required to maintain, at all times, a minimum Tier I capital equal to or greater than 6.5% of the Bank's adjusted total assets, plus a fully-funded loan loss reserve. The Bank must provide the Pennsylvania Department of Banking with a quarterly report detailing the maintenance of a 6.5% Tier I capital ratio and a fully-funded loan loss reserve. As of June 30, 1996, the Bank's Tier I capital ratio was 10.54%. The Bank is required to maintain a formal program to review the adequacy of the Bank's allowance for loan and lease losses. The Bank may not declare or pay any cash dividend without the prior written approval of the Department and the Regional Director of the FDIC.

         Credit Limitations and Restrictions

         The following credit limitations and restrictions were imposed under the Pennsylvania Order: (i) the Bank may not grant, extend, renew, alter or restructure any loan or other extension of credit without first obtaining and analyzing all relevant credit information, as well as taking all necessary steps to properly value and perfect its interests in collateral, where applicable;
(ii) the Bank may not extend, directly or, indirectly, any new or additional credit (which for the purposes of the Pennsylvania Order, includes the granting of renewals or extensions, or the capitalizing of accrued interest) to, or for the benefit of, any borrower who is obligated in any manner to the Bank on any extension of credit, or portion thereof, which has been charged off the books of the Bank, in whole or in part, or to any affiliate or related interest of, or other person or entity associated with, any such borrower, as long as any portion of such extension of credit, whether or not the portion was charged off, remains uncollected. The provisions of clause (ii) above do not apply to the advancement of funds by the Bank for the sole purpose of maintaining or protecting the Bank's real estate collateral if the failure to extend such credit would otherwise be substantially detrimental to the best interests of the Bank; (iii) the Bank may not extend, directly or indirectly, any new or additional credit to, or for the benefit of, any borrower who is obligated in any manner to the Bank on any loan or other extension of credit that has been adversely classified, in whole or in part, by the Department in the report of examination dated as of June 30, 1995, or as a result of any subsequent examination of the Bank by the Department or the FDIC, or to any affiliate or related interest of, or other person or entity associated with any such borrower ("classified borrower"), as long as such loan or other extension of credit remains classified or uncollected. This clause (iii) does not prohibit the Bank from renewing all or any part of an extension of credit to a classified borrower who is not subject to the prohibitions of clause (ii), after collection in cash of interest due on the entire extension of credit. The prohibitions of clause
(iii) do not apply to any extension of credit to a classified borrower who is not subject to the prohibitions of clause (ii) above, if the Bank's failure to extend further credit to a classified borrower would be substantially detrimental to the best interests of the Bank, which determination must be evidenced in writing in the applicable loan files; and (iv) the Bank must comply fully and at all times with the provisions of section 1415 of the Banking Code of 1965, as amended, relating to loans to executive officers and directors.

         Performance Objectives

         The following performance objectives were also stated in the Pennsylvania Order: (i) the Bank must reduce the level of nonaccrual loans to total gross loans noted in the Report of Examination as of June 30, 1995, to no more than 7% by August 26, 1996, and further reduce such ratio to no more than 4% by November 24, 1996 and 2% by February 22, 1997; and (ii) the Bank must reduce the level of classified assets as of June 30, 1995, to no more than 100% of Tier I capital and reserve for loan and lease losses by August 26, 1996, and further reduce such ratio to 75% by November 24, 1996 and 50% by February 22, 1997. As of June 30, 1996, the Bank's level of non-accrual loans to gross loans was 5.66%, and the Bank's level of classified assets to Tier I capital and reserve for loan and lease losses was 75.24%.

         Reporting and Other Requirements

         Other affirmative measures required to be taken by the Bank under the Pennsylvania Order are as follows: (i) the Bank is required to submit quarterly progress reports, no later than 30 days following the last day of each calendar quarter; (ii) the Bank must comply with all state and federal laws that relate to the operation of the Bank; (iii) the Bank must have and retain qualified management, must notify the Secretary of Banking in writing of any resignations and/or terminations of any members of its Board of Directors and/or any of its senior executive officers and must obtain prior written approval from the Department for any new Directors or senior executive officers; (iv) and the Bank must maintain a written investment policy in a form and manner acceptable to the Secretary of Banking, as determined at subsequent examinations or visitations.

         Status of Compliance with the Pennsylvania Order

         The Company believes that it and the Bank are currently in compliance with the Pennsylvania Order. The Pennsylvania Order requires the Bank to reduce the level of nonaccrual loans to total gross loans noted in the report of examination as of June 30, 1995, to no more than 7% by August 26, 1996. As of June 30, 1996, this ratio was 5.66%. Additionally, the Order requires the Bank to reduce the level of classified assets as of June 30, 1995, to no more than 100% of Tier I capital and the reserve for loan and lease losses by August 26, 1996, with further reductions thereafter. As of June 30, 1996, this ratio was 75.24%. The Pennsylvania Order also contains a provision requiring the Bank to maintain, at all times, a minimum Tier I capital equal to or greater than 6.5% of the Bank's adjusted total assets, plus a fully-funded loan loss reserve. As of June 30, 1996 this ratio was 10.54% and the Bank's loan loss reserve was fully funded.

         The Memorandum of Understanding

         Capital Requirements and Dividend Restrictions

         The Memorandum of Understanding requires the Bank maintain its Tier I capital at an amount equal to or greater than 6.0% of the Bank's adjusted total assets. During the term of the Memorandum of Understanding, the Bank may not declare or pay dividends without the prior written approval of the FDIC, which declarations and payments must be made in accordance with applicable laws and regulations, and may be made only if after such payments the ratio of Tier I capital to adjusted total assets will be not less than 6.0%.

         Credit Limitations and Restrictions

         Under the terms of the Memorandum of Understanding, the Bank is prohibited from extending credit, either directly or indirectly to, or for the benefit of any borrower who is obligated in any manner to the Bank on any extension of credit, or portion thereof, which has been charged off the books of the Bank. The Bank is also prohibited from extending credit to, or for the benefit of any borrower who is obligated in any manner to the Bank on any extension of credit that has been classified, in whole or in part, as a result of the examination of the Bank as of June 30, 1995. These prohibitions will not apply if the Bank determines that failure to extend further credit would be substantially detrimental to the institution.

         Reporting and Other Requirements

         The Bank was required to charge-off assets classified as "Loss" or "Doubtful" as of June 30, 1995 by May 9, 1996, and, within 30 days of receipt of future FDIC Reports of Examination, charge-off assets classified "Loss" or "Doubtful." The Bank was required to submit a Classified Asset Reduction Plan to the FDIC by May 29, 1996. Also, the Bank was required (i) to adopt a method of computing the balance of its allowance for loan and lease losses that gives consideration to the volume and composition of the loan portfolio; (ii) to adopt and implement a written earnings plan and (iii) revise, adopt and implement written lending and investment policies in a form and manner acceptable to the FDIC as determined at subsequent examinations. The Bank is required to review the adequacy of the loan loss allowance quarterly and submit progress reports to the Regional

Director of the FDIC detailing the form, content, and manner of any actions taken to secure compliance with the Memorandum of Understanding on a quarterly basis. The Bank is in compliance with these requirements of the Memorandum of Understanding.

         Status of Compliance with the Memorandum of Understanding

         The Bank is currently in compliance with the requirements of the Memorandum of Understanding. As of June 30, 1996 the Bank's Tier I capital ratio was 10.54%, which is greater than the 6.0% ratio required by the Memorandum of Understanding. The Bank has made necessary charge-offs and revised and adopted its credit and investment policies. The earnings improvement plan required has been prepared and submitted.

         The Federal Reserve Agreement

         Requirements and Dividend Restrictions

         Under the Federal Reserve Agreement, the Company is subject to the following requirements: (i) the Board of Directors of the Company was required to establish a compliance committee consisting of three directors who were not officers or principal shareholders of the Company, which would be responsible for monitoring and coordinating the Company's adherence to the Federal Reserve Agreement and submit quarterly progress reports to the Company's Board of Directors; (ii) the Company is not permitted to declare or pay any dividends without the prior written approval of the Federal Reserve Bank and the Department; (iii) the Board of Directors of the Company was required to conduct a review of the functions and performance of the officers of the Company and the Bank and forward its written findings and conclusions along with a written description of proposed management or operational changes; (iv) the Company was required to submit a capital plan; (v) the Company is not permitted to redeem or repurchase its outstanding preferred and common stock without 30 days prior written notice to the Federal Reserve Bank and the Department; (vi) the Company may not incur any additional debt without the written approval of the Federal Reserve Bank and the Department; (vii) the Company was required to develop written procedures to strengthen and maintain in a satisfactory manner its records and audit functions; and (viii) the Company and the Bank are required to submit quarterly reports to the Federal Reserve Bank and the Department.

         Status of Compliance with the Federal Reserve Agreement

         According to information received from the Federal Reserve Bank, the Company believes that it is currently in substantial compliance with the Federal Reserve Agreement. The Company has received permission from the Federal Reserve Bank to issue the Shares in lieu of Accumulated Dividends for the periods ending December 31, 1994 and December 31, 1995.

No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Agent or any subagent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----
Prospectus Summary...........................................................3
Risk Factors.................................................................9
The Offering................................................................18
Use of Proceeds.............................................................20
Capitalization..............................................................20
Dividends...................................................................21
Management's Discussion
  and Analysis of Financial
  Condition and Results of Operations.......................................22
Business and Properties.....................................................51
Management..................................................................61
Certain Transactions........................................................65
Beneficial Ownership of the Company's Securities............................65
Description of the Company's Securities.....................................68
Shares Eligible for Future Sale.............................................73
Disclosure of Commission Position on
  Indemnification for Securities Act Liabilities............................73
Legal Matters...............................................................74
Experts.....................................................................74
Additional Information......................................................74
Index to Consolidated Financial Statements.................................F-1




                                  57,000 Shares



                            FIRST LEHIGH CORPORATION



                             Senior Preferred Stock



                                   PROSPECTUS




                                November 7, 1996

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     As permitted by the provisions for indemnification of directors and officers under the Pennsylvania Business Corporation Law, which applies to the Company and the Bank, both the Company's and the Bank's Bylaws provide for indemnification of directors and officers for reasonable expenses, judgments, fines and amounts paid in settlement of actions unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The Bylaws for both the Company and the Bank also avail directors of the Pennsylvania law that provides that a director shall not be liable for monetary damages for any action taken unless the director has breached his fiduciary duty and such breach constitutes self-dealing, willful misconduct or recklessness and except in cases involving the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. Such provisions are subject to applicable federal and state regulatory restrictions.

Item 25.  Other Expenses of Issuance and Distribution.

Registration fee ...................................................    $   100
Printing and engraving expenses ....................................      3,000*
Legal fees and expenses ............................................     30,000*
Accountants' fees and expenses .....................................      5,000*
Blue sky fees and expenses .........................................      1,000*
Miscellaneous ......................................................        900*
                                                                        -------
                                                  Total                 $40,000*
                                                                        =======

--------------
*Estimated.

Item 26.  Recent Sales of Unregistered Securities.

     The Company has not sold any securities within the past three years without registering the securities under the Securities Act.

Item 27.  Exhibits.

Exhibits             Description
--------             -----------

3.1 Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company's Form SB-2 Registration Statement No. 33-71712).

3.2 Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Form SB-2 Registration Statement No. 33-71712).

4.1 Specimen Certificate of Senior Preferred Stock of the Company (incorporated by reference to Exhibit 4.1 to the Company's Form SB-2 Registration Statement No. 33-71712).

5.1       Opinion of Duane, Morris & Heckscher.

10.1 Severance Compensation Agreement between the Bank and Wilbur R. Roat dated December 7, 1995 (incorporated by reference to Exhibit 10.1 the Company's Form 10-KSB report for the fiscal year ended December 31,
          1995).*

10.2 Government Securities Clearing Agreement dated as of July 12, 1993 between the Bank and Custodial Trust Company (incorporated by reference to Exhibit 10.2 to the Company's Form SB-2 Registration Statement No. 33-71712).

10.3 Promissory Note from the Company to Meridian Bank in the principal amount of $545,183.92 dated June 24, 1994. (Incorporated by reference to Exhibit 10.3 of the Company's Form 10-KSB report, as amended, for fiscal year ended December 31, 1994).

10.4 Office Lease dated June 3, 1994 between the Bank and Neely, Scharadin & Silbert, Inc. (Incorporated by reference to Exhibit 10.4 of the Company's Form 10-KSB report, as amended, for fiscal year ended December 31, 1994).

10.5 Data Processing Services Agreement between the Bank and Bisys, Inc. dated as of February 19, 1991 (incorporated by reference to Exhibit
          10.5 to the Company's Form SB-2 Registration Statement No.
          33-71712).

10.6 Office Lease between Pond Associates and First Lehigh Bank dated November 1, 1990 (incorporated by reference to Exhibit 10.6 to the Company's Form SB-2 Registration Statement No. 33-71712).

10.7 Lease Agreement between 740 Hamilton Street, Inc. and the Germantown Savings Bank dated as of February 1, 1971; Lease Assignment and Assumption between the Bank and Savings Fund Society of Germantown, d/b/a Germantown Savings Bank dated September 19, 1986; and letter dated August 4, 1993 acknowledging exercise of option term and confirmed by 740 Hamilton Street, Inc. and the Bank (each incorporated by reference to Exhibit 10.7 to the Company's Form SB-2 Registration Statement No. 33-71712).

10.8 Lease Agreement between Janice H. Levin and the Estate of Philip J. Levin and The Savings Fund Society of Germantown and its Vicinity dated July 31, 1974, First Amendment dated January 20, 1975, Second Amendment dated June 22, 1984, Assignment and Assumption between the Bank and the Savings Fund Society of Germantown and its Vicinity dated as of September 30, 1986, including Consent to Assignment of Net Realty Holding Trust, Third Amendment dated July 11, 1989, Fourth Amendment dated August 6, 1991, Fifth Amendment dated August 26, 1991 and Sixth Amendment dated August 16, 1993 (each incorporated by reference to Exhibit 10.8 to the Company's Form SB-2 Registration Statement No. 33-71712).

10.9 The Company's 1984 Incentive Stock Option Plan (incorporated by reference to Exhibit 10.9 to the Company's Form SB-2 Registration Statement No. 33-71712).*

10.10     The Company's 1989 Equity Incentive Plan (incorporated by reference to
          Exhibit 10.10 to the Company's Form SB-2 Registration Statement No. 33-71712).*

10.11 Agreement of Limited Partnership of Pond Associates dated March 2, 1990 among Pond Eight, Inc. and the limited partners set forth therein; and First Amendment of Limited Partnership Agreement of Pond Associates dated January 15, 1991 (each incorporated by reference to Exhibit 10.12 to the Company's Form SB-2 Registration Statement No. 33-71712).

10.12 Office Lease dated December 30, 1994 between the Bank and Kevin T. Fogerty (incorporated by reference to Exhibit 10.13 of the Company's Form 10-KSB report, as amended, for fiscal year ended December 31,
          1994).

21.1 Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company's Form 10-KSB report for the fiscal year ended December 31, 1995).

23.1 Consent of Duane, Morris & Heckscher (included in its opinion filed as Exhibit 5.1).

23.2      Consent of Parente, Randolph, Orlando, Carey & Associates.

24.1 Power of Attorney (included on page II-4 of the initial filing of this registration statement).

99.1      Form of Subscription and Waiver Agreement.

99.2      Form of Letter from the Company to Holders of Senior Preferred Stock.
------------------

*    This exhibit is a management contract or compensatory plan or arrangement.


Item 28.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 24 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes as follows:

     1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and
(iii) include any additional or changed material information on the plan of distribution.

     2. For determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

     3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Allentown, the Commonwealth of Pennsylvania on November 7, 1996.


                            FIRST LEHIGH CORPORATION

                            By:/s/ James L. Leuthe
                               ---------------------------------------------
                                    James L. Leuthe, Chairman of
                                    the Board and Chief Executive Officer

     Know all men by these presents, that each person whose signature appears below constitutes and appoints James L. Leuthe and Wilbur R. Roat, and each or either of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature                 Title                              Date
---------                 -----                              ----

/s/James L. Leuthe        Chairman of the Board,             November 7, 1996
------------------------  Chief Executive Officer
James L. Leuthe           and Director (principal
                          executive officer)

          *               Treasurer (principal               November 7, 1996
------------------------  financial and accounting
Kashmira K. Lodaya        officer)

Signature                 Title                              Date
---------                 -----                              ----

          *               Director                           November 7, 1996
------------------------
Stephen M. Alinikoff

          *               Director                           November 7, 1996
------------------------
Peter Barter

          *               Director                           November 7, 1996
------------------------
Robert B. Colfer

          *               Director                           November 7, 1996
------------------------
Vincent Dieter

          *               Director                           November 7, 1996
------------------------
Charles D. Flack, Jr.

          *               Director                           November 7, 1996
------------------------
Harry J. Lentz

          *               Director                           November 7, 1996
------------------------
John H. McKeever

/s/ Wilbur R. Roat        Director                           November 7, 1996
------------------------
Wilbur R. Roat


*By: /s/ James L. Leuthe
    ---------------------
James L. Leuthe,
Attorney-in-Fact

                                  EXHIBIT INDEX
                    (Pursuant to Item 601 of Regulation S-B)

Exhibit No.              Description                                    Page No.

3.1       Articles of Incorporation of the Company, as amended
          (incorporated by reference to Exhibit 3.1 to the Company's Form SB-2 Registration Statement No. 33-71712).

3.2       Bylaws of the Company (incorporated by reference to Exhibit
          3.2 to the Company's Form SB-2 Registration Statement No.
          33-71712).

4.1       Specimen Certificate of Senior Preferred Stock of the
          Company (incorporated by reference to Exhibit 4.1 to the Company's Form SB-2 Registration Statement No. 33-71712).

5.1       Opinion of Duane, Morris & Heckscher.

10.1      Severance Compensation Agreement between the Bank and Wilbur
          R. Roat dated December 7, 1995 (incorporated by reference to Exhibit 10.1 to the Company's Form 10-KSB report for the fiscal year ended December 31, 1995).*

10.2 Government Securities Clearing Agreement dated as of July 12, 1993 between the Bank and Custodial Trust Company
          (incorporated by reference to Exhibit 10.2 to the Company's Form SB-2 Registration Statement No. 33-71712).

10.3 Promissory Note from the Company to Meridian Bank in the principal amount of $545,183.92 dated June 24, 1994.
          (Incorporated by reference to Exhibit 10.3 of the Company's Form 10-KSB report, as amended, for fiscal year ended December 31, 1994).

10.4 Office Lease dated June 3, 1994 between the Bank and Neely, Scharadin & Silbert, Inc. (Incorporated by reference to
          Exhibit 10.4 of the Company's Form 10-KSB report, as amended, for fiscal year ended December 31, 1994).

10.5      Data Processing Services Agreement between the Bank and
          Bisys, Inc. dated as of February 19, 1991 (incorporated by reference to Exhibit 10.5 to the Company's Form SB-2
          Registration Statement No. 33-71712).

10.6 Office Lease between Pond Associates and First Lehigh Bank dated November 1, 1990 (incorporated by reference to Exhibit
          10.6 to the Company's Form SB-2 Registration Statement No.
          33-71712).

10.7 Lease Agreement between 740 Hamilton Street, Inc. and the Germantown Savings Bank dated as of February 1, 1971;
          Lease Assignment and Assumption between the Bank and Savings Fund Society of Germantown, d/b/a Germantown Savings Bank dated September 19, 1986; and letter dated August 4, 1993 acknowledging exercise of option term and confirmed by 740 Hamilton Street, Inc. and the Bank (each incorporated by reference to Exhibit 10.7 to the Company's Form SB-2 Registration Statement No. 33-71712).

10.8 Lease Agreement between Janice H. Levin and the Estate of Philip J. Levin and The Savings Fund Society of Germantown and its Vicinity dated July 31, 1974, First Amendment dated January 20, 1975, Second Amendment dated June 22, 1984, Assignment and Assumption between the Bank and the Savings Fund Society of Germantown and its Vicinity dated as of September 30, 1986, including Consent to Assignment of Net Realty Holding Trust, Third Amendment dated July 11, 1989, Fourth Amendment dated August 6, 1991, Fifth Amendment dated August 26, 1991 and Sixth Amendment dated August 16, 1993 (each incorporated by reference to Exhibit 10.8 to the Company's Form SB-2 Registration Statement No. 33-71712).

10.9 The Company's 1984 Incentive Stock Option Plan (incorporated by reference to Exhibit 10.9 to the Company's Form SB-2
          Registration Statement No. 33-71712).*

10.10 The Company's 1989 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to the Company's Form SB-2
          Registration Statement No. 33-71712).*

10.11 Agreement of Limited Partnership of Pond Associates dated March 2, 1990 among Pond Eight, Inc. and the limited partners set forth therein; and First Amendment of Limited Partnership Agreement of Pond Associates dated January 15, 1991 (each incorporated by reference to Exhibit 10.12 to the Company's Form SB-2 Registration Statement No. 33-71712).

10.12 Office Lease dated December 30, 1994 between the Bank and Kevin T. Fogerty (incorporated by reference to Exhibit 10.13 of the Company's Form 10-KSB report, as amended, for fiscal year ended December 31, 1994).

21.1 Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company's Form 10-KSB report for the fiscal year ended December 31, 1995).

23.1 Consent of Duane, Morris & Heckscher (included in its opinion filed as Exhibit 5.1).

23.2      Consent of Parente, Randolph, Orlando, Carey & Associates.

24.1 Power of Attorney (included on page II-4 of the initial filing of this registration statement).

99.1      Form of Subscription and Waiver Agreement.

99.2      Form of Letter from the Company to Holders of Senior Preferred Stock.
------------------

*    This exhibit is a management contract or compensatory plan or arrangement.